   As filed with the Securities and Exchange Commission on July 27, 1999
                                                 Registration No. 333-82999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                            AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               AmeriCredit Corp.
             (Exact name of registrant as specified in its charter)
                 Texas                                 75-2291093
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)               Identification No.)
                         801 Cherry Street, Suite 3900
                            Fort Worth, Texas 76102
                                 (817) 302-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                Daniel E. Berce
                            Chief Financial Officer
                         801 Cherry Street, Suite 3900
                            Fort Worth, Texas 76102
                                 (817) 302-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
         L. Steven Leshin, Esq.                   Paul K. Risko, Esq.
       Jenkens & Gilchrist, P.C.                    Sidley & Austin
      1445 Ross Avenue, Suite 3200                  875 Third Avenue
        Dallas, Texas 76202-2799                   New York, NY 10022
             (214) 855-4500                          (212) 906-2000
                              -------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                        Proposed
                                          Proposed      Maximum
 Title of Each Class of     Amount        Maximum      Aggregate    Amount of
    Securities to be         to be     Offering Price   Offering   Registration
       Registered        Registered(1)  Per Share(2)    Price(2)      Fee(3)
-------------------------------------------------------------------------------
Common Stock, $0.01 par
 value per share.......    9,200,000      $15.6875    $144,325,000  $40,266.68
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes 1,200,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(c) under the Securities Act and based upon the last sales price of the Company's common stock on July 14, 1999, as reported on the New York Stock Exchange.

(3) Previously paid.          -------------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectus: one to be used in connection with a United States and Canadian offering (the "U.S. Prospectus") and one to be used in a concurrent international offering (the "International Prospectus"). The two prospectuses will be identical in all respects except for the front cover pages and the underwriters table on page
56. Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 27, 1999


                   [LOGO OF AMERI CREDIT CORP. APPEARS HERE]

                                8,000,000 Shares
                                  Common Stock

  AmeriCredit Corp. is offering 8,000,000 shares of its common stock to be sold in the offering. AmeriCredit's common stock is quoted on the New York Stock Exchange under the symbol "ACF." The last reported sale price of the common stock on the New York Stock Exchange on July 15, 1999 was $16.00 per share.

                                --------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 9.

                                --------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds to AmeriCredit.........................................   $       $

                                --------------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  AmeriCredit has granted the underwriters a 30-day option to purchase up to an additional 1,200,000 of common stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock against
payment in New York on      , 1999.

                                --------------

BancBoston Robertson Stephens

                              Salomon Smith Barney

                                                      U.S. Bancorp Piper Jaffray

                  The date of this prospectus is       , 1999.

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, "AmeriCredit", the "Company", "we", "us", and "our" refer to AmeriCredit Corp. and its subsidiaries.

                             ---------------------

                               TABLE OF CONTENTS

Summary...................................................................    4
Summary Financial and Operating Information...............................    7
Risk Factors..............................................................    9
Forward-Looking Statements................................................   19
Use of Proceeds...........................................................   20
Price Range of Common Stock...............................................   21
Dividend Policy...........................................................   21
Capitalization............................................................   22
Selected Consolidated Financial Data......................................   23
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   25
Business..................................................................   39
Management................................................................   51
Principal Shareholders....................................................   55
Underwriting..............................................................   56
Legal Matters.............................................................   57
Experts...................................................................   57
Where You Can Find More Information.......................................   58
Incorporation of Certain Documents by Reference...........................   58
Index to Consolidated Financial Statements................................  F-1

                             ---------------------

    AmeriCredit(R) and the AmeriCredit logo are trademarks and service marks of AmeriCredit Corp.

                                    SUMMARY

    You should read the entire prospectus, especially "Risk Factors" and the consolidated financial statements and notes, before deciding to invest in shares of our common stock. Unless we indicate otherwise, all information in this prospectus assumes the underwriters will not exercise their over-allotment option.

                                  Our Company

    We are a consumer finance company specializing in purchasing, securitizing and servicing retail automobile installment sales contracts originated by franchised and select independent dealers in connection with the sale of late model used and to a lesser extent new automobiles. Because we currently do not lend directly to consumers, we are what is commonly known as an indirect lender. We target borrowers with limited credit histories, modest incomes or those who have experienced prior credit difficulties, otherwise known as non-prime borrowers. With the use of proprietary credit scoring models, we underwrite contracts on a decentralized basis through a branch office network. These credit scoring models, combined with experienced underwriting personnel, enable us to implement a risk-based pricing approach to structuring and underwriting individual contracts. Our centralized risk management department monitors these underwriting strategies and portfolio performance to balance credit quality and profitability objectives. We service our loan portfolio at regional facilities located in Fort Worth, Texas, Tempe, Arizona and Charlotte, North Carolina using automated loan servicing and collection systems.

    We had 176 branch offices as of June 30, 1999. As a result of our expansion strategy, we have been able to increase our aggregate volume of automobile installment sales contracts purchased to $1,737.8 million in fiscal 1998 from $18.3 million in fiscal 1993. We have continued this growth during the first nine months of fiscal 1999, with purchases aggregating $1,990.9 million, compared to $1,176.7 million during the same period in fiscal 1998. For fiscal 1998, the average principal amount financed was $12,479 and the weighted average APR of contracts we purchased was 19.1%.

    We generate earnings and cash flow primarily through the purchase, retention, securitization and servicing of automobile receivables. In each securitization, we sell automobile receivables to a trust that, in turn, sells asset-backed securities to investors. We recognize a gain on the sale of the receivables to the trust and receive monthly excess cash flow distributions from the trust resulting from the difference between the interest received from the consumer obligors on the receivables and the interest on the asset-backed securities paid to investors, net of losses and expenses. Although the aggregate amount of excess cash flow does not change, the timing of our receipt of excess cash flow distributions is dependent on the type of structure we use. Historically, we used a structure that involved a higher initial cash deposit and resulted in receipt of excess cash flow distributions approximately seven to nine months after the receivables were securitized. Since November 1997, we have employed a structure that involves a lower initial cash deposit. Under this structure, we expect to begin to receive excess cash flow distributions approximately 20 to 24 months after the receivables are securitized. We received excess cash flow of $43.8 million from securitization trusts in fiscal 1998. Due to the time delay associated with distributions of excess cash flow from securitizations, we expect to receive increased cash flow distributions in fiscal 2000 from trusts created as a result of securitization transactions occurring in fiscal 1998. Prior to the time when we begin to receive excess cash flow, all excess cash flow is utilized to fund credit enhancement requirements to secure financial guaranty insurance policies issued by a monoline insurance company to protect investors in the asset-backed securities from losses. Once predetermined credit enhancement requirements are reached and maintained, excess cash flow is distributed to us. In addition to excess cash flow, we earn servicing fees of 2.25% per annum of the outstanding principal balance of receivables securitized. Since our first securitization transaction in December 1994, we have securitized approximately $5.8 billion of automobile receivables in private and public offerings of asset-backed securities, including a $1.0 billion securitization in May 1999.

                               Industry Overview

    According to CNW Marketing/Research, an independent automobile finance market research firm, the automobile finance industry is the second largest consumer finance industry in the United States with over $603 billion of loan and lease originations during 1998. The industry is generally segmented according to the type of car sold (new vs. used) and the credit characteristics of the borrower (prime vs. non-prime). The non-prime segment of the market accounted for approximately $188 billion of these originations, including approximately $112 billion of new car loans and $76 billion of used car loans. Competition in the field of automobile finance is intense. The automobile finance market is highly fragmented and is served by a variety of financial entities including the captive finance affiliates of major automotive manufacturers, banks, thrifts, credit unions and independent finance companies.

                                  Our Solution

    We have developed a business model and a technology platform that we believe allows us to compete effectively in the non-prime automobile finance business throughout the United States. The key aspects of our solution are:

  . decentralized marketing platform;

  . use of proprietary credit scoring models for risk-based pricing;

  . sophisticated risk management techniques;

  . high investment in technology to support operating efficiency and growth;
    and

  . funding and liquidity through securitizations.

                             Our Business Strategy

    Our principal objective is to continue to build upon our position as a leading lender to non-prime borrowers. To achieve this objective, we are using the following strategies:

  . continued growth in contract purchase volume;

  . continued enhancement of our proprietary credit scoring models with new data;

  . continued investment in technology; and

  . continued efforts to lower our cost of funds.

                                  Our Address

    Our principal executive offices are located at 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102 and our telephone number is 817-302-7000.

                              --------------------

  Information contained on our Web site should not be considered a part of this prospectus.

                                  The Offering

Common stock offered by AmeriCredit..... 8,000,000 shares
Common stock to be outstanding after
  this offering......................... 72,013,201 shares
Use of proceeds......................... To provide us with additional capital to fund our growth, including
                                         increasing the amount of automobile
                                         and other loans we can acquire,
                                         originate and hold for pooling and
                                         sale in the asset-backed securities
                                         market, to support securitization
                                         transactions and for other working
                                         capital needs and general corporate
                                         purposes. We may use the net proceeds
                                         to reduce our balances under our
                                         warehouse facilities, our credit
                                         agreement and our mortgage subsidiary
                                         credit agreement. See "Use of
                                         Proceeds."
New York Stock Exchange symbol.......... ACF

                  SUMMARY FINANCIAL AND OPERATING INFORMATION
                 (dollars in thousands, except per share data)

    The following table presents summary unaudited financial data for the five most recent fiscal years and the first nine months of the current and most recent fiscal year, which is from our consolidated financial statements. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements contained elsewhere in this prospectus.

                                                                                              Nine Months Ended
                                          Fiscal Year Ended June 30,                              March 31,
                          ---------------------------------------------------------------  ------------------------
                             1994         1995        1996(1)      1997(1)      1998(1)      1998(1)       1999
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Statement of Income
  Data:
Revenue:
 Finance charge income..  $     7,820  $    29,039  $    51,679  $    44,910  $    55,837  $    40,052  $    51,538
 Gain on sale of
   receivables..........          --           --        21,405       52,323      103,194       71,838      116,551
 Servicing fee income...          --           --         3,892       23,492       47,910       34,389       61,702
 Other income...........        8,062        4,045        2,659        2,631        2,395        1,901        3,361
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total revenue...........       15,882       33,084       79,635      123,356      209,336      148,180      233,152
Costs and expenses......       10,817       23,066       46,722       74,822      129,174       90,621      148,009
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before taxes.....        5,065       10,018       32,913       48,534       80,162       57,559       85,143
Provision (credit) for
  taxes(2)..............          --       (18,875)      12,148       18,685       30,861       22,159       32,780
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income..............  $     5,065  $    28,893  $    20,765  $    29,849  $    49,301  $    35,400  $    52,363
Diluted earnings per
  share.................  $      0.08  $      0.48  $      0.34  $      0.48  $      0.76  $      0.55  $      0.78
Weighted average shares
  outstanding(3)........   63,636,166   60,761,498   60,406,596   61,574,548   65,203,460   64,644,030   66,822,426
Other Data:
Auto receivable
  originations..........  $    65,929  $   230,176  $   432,442  $   906,794  $ 1,737,813  $ 1,176,734  $ 1,990,893
Managed auto
  receivables...........  $    67,636  $   240,491  $   523,981  $ 1,138,255  $ 2,302,516  $ 1,924,796  $ 3,553,208
Average managed auto
  receivables...........  $    37,507  $   141,526  $   357,966  $   792,155  $ 1,649,416  $ 1,495,784  $ 2,892,752
Auto loans securitized..  $        --  $   150,170  $   270,351  $   817,500  $ 1,637,499  $ 1,117,499  $ 1,920,001
Number of branches......           18           31           51           85          129          119          168
Average principal amount
  per managed auto
  receivable (in
  dollars)..............  $     7,215  $     7,773  $     8,746  $    10,087  $    10,782  $    10,584  $    11,074
Ratios:
Ratio of earnings to
  fixed charges(4)......         31.2x         3.5x         3.5x         4.0x         4.0x         4.0x         4.3x
Percentage of total
  indebtedness to total
  capitalization........          0.3%        47.9%        48.7%        51.8%        54.7%        55.3%        55.1%
Return on average common
  equity(5).............          4.1%        23.1%        13.7%        16.4%        20.1%        20.5%        21.3%
Operating expenses as a
  percentage of average
  managed auto
  receivables(5)........         15.0%        10.0%         7.2%         6.2%         5.4%         5.5%         5.0%
Percentage of senior
  unsecured debt to
  total equity..........          0.0%         0.0%         0.0%        60.0%        60.8%        63.1%        48.5%
Asset Quality Data:
Delinquencies as a
  percentage of managed
  auto receivables......          1.9%         2.0%         3.1%         3.2%         2.6%         2.6%         2.3%
Net charge-offs as a
  percentage of average
  managed auto
  receivables(5)........          3.8%         4.5%         5.6%         5.5%         5.3%         5.4%         4.8%
Allowance as a
  percentage of managed
  auto receivables......         11.4%         8.1%         7.5%         7.7%         8.3%         8.0%         8.7%

                                                             March 31, 1999
                                                          --------------------
                                        June 30, June 30,              As
                                          1997     1998    Actual  Adjusted(6)
                                        -------- -------- -------- -----------
Balance Sheet Data:
Cash and cash equivalents.............. $  6,027 $ 33,087 $ 36,846 $   96,095
Credit enhancement assets(7)...........  161,395  286,309  413,653    413,653
Auto receivables held for sale.........  275,249  334,110  400,722    400,722
Total assets...........................  475,493  713,671  937,982  1,003,231
Credit agreements......................   71,700      --       603        --
Mortgage subsidiary credit
  agreement(8).........................      345   24,900   21,267        --
Warehouse facilities...................      --   140,708  233,661        --
Senior notes...........................  125,000  175,000  175,000    375,000
Other notes payable....................   27,206    6,410   12,759     12,759
Total debt.............................  224,251  347,018  443,290    387,759
Shareholders' equity...................  208,261  287,848  360,764    481,624

--------
(1) We restated our financial statements for the fiscal years ended June 30, 1996, 1997 and 1998 and interim periods within those fiscal years as a result of a retroactive change in our method of measuring and accounting for credit enhancement assets to the cash-out method from the cash-in method. See Note 2 of Notes to Consolidated Financial Statements.
(2) We recognized an income tax benefit in fiscal 1995 equal to the expected future tax savings from using our net operating loss carry forward and other future tax benefits.
(3) All share data for the periods presented have been adjusted to retroactively reflect the two-for-one stock split paid on September 30, 1998.
(4) Represents the ratio of the sum of income before taxes plus interest expense for the period to interest expense.
(5) Data for the nine-month periods ended March 31, 1998 and 1999 have been annualized.
(6) The as adjusted balance sheet data have been calculated giving effect to
    (i) the offering of $200.0 million aggregate principal amount of 9.875% Senior Notes on April 20, 1999 and (ii) the offering by us of 8,000,000 shares of common stock at an assumed public offering price of $16.00 per share after deducting underwriting discounts and offering expenses and the application of the net proceeds as if each occurred on March 31, 1999. See "Capitalization" and "Use of Proceeds."
(7) Credit enhancement assets consist of restricted cash, investments in Trust receivables and interest-only receivables. See Note 4 of Notes to Consolidated Financial Statements.
(8) Fully guaranteed by us and certain of our subsidiaries.

                                  RISK FACTORS

    This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

    This prospectus also contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects", "anticipates", "intends", and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

Our ability to continue to purchase contracts and to fund our business is dependent on a number of financing sources

    Credit Facilities and Warehouse Facilities. We depend on credit facilities and warehouse facilities with financial institutions to finance our purchase of contracts pending securitization. At the date of this prospectus, we have five credit and warehouse facilities with various financial institutions providing for revolving credit borrowings of up to a total of $1,070.0 million and $20.0 million Cdn., subject to defined borrowing bases. We have a $505.0 million warehouse facility which expires in September 1999 and a $375.0 million warehouse facility which expires in March 2000. Our bank credit agreement, which provides for up to $115.0 million of revolving borrowings subject to a borrowing base, matures in March 2000 and the $20.0 million Cdn. bank facility to fund Canadian auto receivables expires in November 1999. Our mortgage subsidiary credit agreement, which provides for up to $75.0 million of revolving borrowings subject to a borrowing base, matures in July 1999. We cannot assure you that any of these financing resources will continue to be available to us on reasonable terms or at all. The availability of these financing sources depends on factors outside of our control, including regulatory capital treatment for unfunded bank lines of credit and the availability of bank liquidity in general. If we are unable to extend or replace any of these facilities and arrange new credit or warehouse facilities, we will have to curtail our contract purchasing activities, which would have a material adverse effect on our financial position, liquidity and results of operations.

    Our credit facilities and warehouse facilities contain extensive restrictions and covenants and require us to maintain specified financial ratios and satisfy specified financial tests, including maintenance of asset quality and portfolio performance tests. Failure to meet any of these covenants, financial ratios or financial tests could result in an event of default under these agreements. If an event of default occurs under these agreements, the lenders could elect to declare all amounts outstanding under these agreements to be immediately due and payable, enforce their interests against collateral pledged under such agreements and restrict our ability to obtain additional borrowings under these agreements. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those financial ratios and tests.

    Securitization Program. Since December 1994, we have relied upon our ability to aggregate and sell receivables in the asset-backed securities market to generate cash proceeds for repayment of credit and warehouse facilities and to purchase additional contracts from automobile dealers. Further, gains on sales generated by our securitizations currently represent the single largest component of our revenues. We try to effect securitizations of our receivables on at least a quarterly basis. Accordingly, adverse changes in our asset-backed securities program or in the asset-backed securities market for automobile receivables generally could materially adversely affect our ability to purchase and resell loans on a timely basis and upon terms reasonably favorable to us. Any delay in the sale of receivables beyond a quarter-end would eliminate the gain on sale in that quarter and adversely affect our reported earnings for that quarter. Any of these adverse changes or delays would have a material adverse effect on our financial position, liquidity and results of operations.

    Credit Enhancement. To date, all of our securitizations have utilized credit enhancement in the form of financial guaranty insurance policies issued by Financial Security Assurance Inc. in order to achieve "AAA/Aaa" ratings, which reduces the costs of securitizations relative to alternative forms of financing available to us. Financial Security Assurance is not required to insure our securitizations and we can give you no assurance that it will continue to do so or that our future securitizations will be similarly rated. Likewise, we are not required to utilize financial guaranty insurance policies issued by Financial Security Assurance or any other form of credit enhancement in connection with our securitizations. We have recently begun to utilize reinsurance and other credit enhancement alternatives to reduce our initial cash deposit related to securitizations. A downgrading of Financial Security Assurance's credit rating or Financial Security Assurance's withdrawal of credit enhancement or the lack of availability of reinsurance or other alternative credit enhancements could result in higher interest costs for our future securitizations and larger initial cash deposit requirements. These events could have a material adverse effect on our financial position, liquidity and results of operations.

To service our debt, we will require a significant amount of cash and our ability to generate cash depends on many factors

    Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    We require substantial amounts of cash to fund our contract purchase and securitization activities. Although we recognize a gain on the sale of receivables upon the closing of a securitization, we typically receive the cash representing that gain over the actual life of the receivables securitized. We also incur significant transaction costs in connection with a securitization and incur both current and deferred tax liabilities as a result of the gains on sale. Accordingly, our strategy of securitizing substantially all of our newly purchased receivables and increasing the number of contracts purchased will require substantial amounts of cash.

    We expect to continue to require substantial amounts of cash as the volume of our contract purchases increases and our securitization program grows. Our primary cash requirements include the funding of:

  . contract purchases pending their securitization and sale;

  . credit enhancement requirements in connection with the securitization and sale of the receivables;

  . interest and principal payments under our warehouse facilities, our credit agreement, our Canadian facility, our mortgage subsidiary credit agreement, our notes and other indebtedness;

  . fees and expenses incurred in connection with the securitization of receivables and the servicing of them;

  . capital expenditures for technology;

  . ongoing operating expenses; and

  . tax payments due on receipt of excess cash flows from securitization trusts (the "Trusts").

    Our primary sources of liquidity in the future are expected to be:

  . existing cash;

  . financings under our warehouse facilities, our credit agreement, our Canadian facility and our mortgage subsidiary credit agreement;

  . sales of automobile receivables through securitizations;

  . excess cash flow received from securitization trusts; and

  . further issuances of debt or equity securities, depending on capital market conditions.

    Because our principal credit facilities are initially 364 days in length, we must renew these facilities annually. In addition, because we expect to continue to require substantial amounts of cash for the foreseeable future, we anticipate that we will need to enter into debt or equity financings regularly, in addition to quarterly securitizations. The type, timing and terms of financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot assure you that any of these sources will be available to us at any given time or that the terms on which these sources may be available will be favorable to us.

Our substantial indebtedness could adversely affect our financial health

    We currently have, and after the offering, will continue to have a significant amount of indebtedness. Our ability to make payments of principal or interest on, or to refinance our indebtedness will depend on:

  . our future operating performance; and

  . our ability to enter into additional securitizations and debt and equity financings, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control.

    If we are unable to generate sufficient cash flow in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms acceptable to us. The inability to obtain additional financing could have a material adverse effect on us.

    Our substantial indebtedness could have important consequences to the holders of common stock, including:

  . we may be unable to satisfy our obligations under our outstanding senior notes;

  . we may be more vulnerable to adverse general economic and industry conditions;

  . we may find it more difficult to fund future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; and

  . we will have to dedicate a substantial portion of our cash resources to the payments on our indebtedness, thereby reducing the funds available for operations and future business opportunities.

Our credit and warehouse facilities and indentures restrict our operations

    Our credit and warehouse facilities and our indentures restrict our ability to, among other things:

  . sell or transfer assets;

  . incur additional debt;

  . repay other debt;

  . pay dividends;

  . make certain investments or acquisitions;

  . repurchase or redeem capital stock;

  . engage in mergers or consolidations; and

  . engage in certain transactions with subsidiaries and affiliates.

    The credit and warehouse facilities and the indentures also require us to comply with certain financial ratios, covenants and asset quality maintenance requirements. These restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities.

    If we cannot comply with the requirements in our credit and warehouse facilities, then the lenders may require us to repay immediately all of the outstanding debt under our facilities. If our debt payments were accelerated, our assets might not be sufficient to fully repay our debt. These lenders may also require us to use all of our available cash to repay our debt, they may foreclose upon their collateral or they may prevent us from making payments to other creditors on certain portions of our outstanding debt.

    We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such a case, our business, results of operations and financial condition would suffer.

There is a high degree of risk associated with non-prime borrowers

    We specialize in purchasing, securitizing and servicing non-prime receivables. Non-prime borrowers are associated with higher-than-average delinquency and default rates. While we believe that we effectively manage these risks with our proprietary credit scoring models, risk-based loan pricing and other underwriting policies and collection methods, we can give you no assurance that these criteria or methods will be effective in the future. In the event that we underestimate the default risk or under-price contracts that we purchase, our financial position, liquidity and results of operations would be adversely affected, possibly to a material degree.

Defaults and prepayments on contracts purchased by us could adversely affect our operations

    Our results of operations, financial condition and liquidity depend, to a material extent, on the performance of contracts purchased and held by us prior to their sale in a securitization transaction, as well as the subsequent performance of receivables sold to securitization trusts. Obligors under loans acquired by us may default on or prepay these loans during the period prior to their sale in a securitization transaction or if they remain owned by us. We bear the full risk of losses resulting from payment defaults during that period. In the event of a payment default, the collateral value of the financed vehicle usually does not cover the outstanding loan balance and costs of recovery. We maintain an allowance for losses on loans held by us, which reflects management's estimates of anticipated losses for these loans. If the allowance is inadequate, then we would recognize as an expense the losses in excess of that allowance and results of operations could be adversely affected. In addition, under the terms of our credit and warehouse facilities, we are not able to borrow against defaulted loans and loans greater than 30 days delinquent held by us.

    We also retain a substantial portion of the default and prepayment risk associated with the receivables that we sell in our securitizations. A large component of the gain recognized on these sales and the corresponding assets recorded on our balance sheet are credit enhancement assets, which are based on the present value of estimated future excess cash flows from the securitized receivables which will be received by us. Accordingly, credit enhancement assets are calculated on the basis of management's assumptions concerning, among other things, defaults and prepayments. Actual defaults and prepayments may vary from management's assumptions, possibly to a material degree. As of March 31, 1999, credit enhancement assets totaled $413.7 million. Depending on our growth, credit enhancement assets may become a larger share of our overall assets.

    We are required to deposit substantial amounts of the cash flows generated by our interests in our securitizations ("restricted cash") into spread accounts which are pledged to Financial Security Assurance as security for our obligation to reimburse Financial Security Assurance for any amounts which may be paid out on financial guarantee insurance policies.

    We regularly measure our default, prepayment and other assumptions against the actual performance of securitized receivables. If we were to determine, as a result of that regular review or otherwise, that we underestimated defaults or prepayments, or that any other material assumptions were inaccurate, we would be required to adjust the carrying value of our credit enhancement assets, which consist of restricted cash, investments in Trust receivables and interest-only receivables, by making a charge to income and writing down the carrying value of these assets on our balance sheet. Future cash flows from securitization Trusts may also be less than expected and our results of operations and liquidity would be adversely affected, possibly to a material degree. In addition, an increase in defaults or prepayments would reduce the size of our servicing portfolio which would reduce our servicing fee income, further adversely affecting results of operations and cash flow. A material write-down in credit enhancement assets and the corresponding decreases in earnings and cash flow could limit our ability to service debt and to enter into future securitizations and other financings. Although we believe that we have made reasonable assumptions as to the future cash flows of the various pools of receivables that have been sold in securitization transactions, actual rates of default or prepayment may differ from those assumed and other assumptions may be required to be revised upon future events.

Negative performance of auto contracts in our portfolio could adversely affect our cash flow and servicing rights

    Generally, the form of credit enhancement agreement we enter into in connection with securitization transactions contains specified limits on the delinquency, default and loss rates on the receivables included in each Trust. If, at any measuring date, the delinquency, default or loss rate with respect to any Trust were to exceed the specified limits, provisions of the credit enhancement agreement would automatically increase the level of credit enhancement requirements for that Trust. During the period in which the specified delinquency, default and loss rates were exceeded, excess cash flow, if any, from the Trust would be used to fund the increased credit enhancement levels instead of being distributed to us, which would have an adverse effect on our cash flow. Further, the credit enhancement requirements for each securitization Trust are cross-collateralized to the credit enhancement requirements established in connection with each of our other securitization Trusts, so that excess cash flow from a performing securitization Trust insured by Financial Security Assurance may be used to support increased credit enhancement requirements for a nonperforming securitization Trust insured by Financial Security Assurance, which would further restrict excess cash flow available to us. We have on occasion exceeded these specified limits, however, Financial Security Assurance has either waived each of these occurrences or amended the agreements. We can give you no assurance that Financial Security Assurance would waive any such future occurrence or amend the agreements. Any refusal of Financial Security Assurance to waive any such future occurrence or amend the agreements could have a material adverse effect on our financial position, liquidity and results of operations.

    The credit enhancement agreements we enter into in connection with securitization transactions contain additional specified limits on the delinquency, default and loss rates on the receivables included in each Trust which are higher than the limits referred to in the preceding paragraph. If, at any measuring date, the delinquency, default or loss rate with respect to any Trust were to exceed these additional specified limits applicable to that Trust, provisions of the credit enhancement agreements permit Financial Security Assurance to terminate our servicing rights to the receivables sold to that Trust. In addition, the servicing agreements are cross-defaulted so that a default under one servicing agreement would allow Financial Security Assurance to terminate our servicing rights under all of our servicing agreements. Although we have never exceeded such delinquency, default or loss rates, we can give you no assurance that our servicing rights with respect to the automobile receivables in such Trusts, or any other Trust which exceeds the specified limits in future periods, will not be terminated. Financial Security Assurance has other rights to terminate us as servicer if:

  . we breach our obligations under the servicing agreements;

  . Financial Security Assurance was required to make payments under its policy; or

  . some bankruptcy or insolvency events were to occur.

    As of the date of this prospectus, none of these termination events have occurred with respect to any of the Trusts formed by us.

A substantial portion of our revenue and income is derived from the sale of loans to trusts

    We periodically sell auto receivables to certain special purpose financing trusts, and these Trusts in turn issue asset-backed securities to investors. We retain an interest in the receivables sold in the form of a residual or interest-only strip and may also retain other subordinated interests in the receivables sold to the Trusts. The residual or interest-only strips represent the present value of future excess cash flows resulting from the difference between the finance charge income received from the obligors on the receivables and the interest paid to the investors in the asset-backed securities, net of credit losses, servicing fees and other expenses.

    Upon the transfer of receivables to the Trusts, we remove the net book value of the receivables sold from our consolidated balance sheets and allocate the carrying value between the assets transferred and the interests retained, based upon their relative fair values at the settlement date. The difference between the sales proceeds, net of transaction costs, and the allocated basis of the assets transferred is recognized as a gain on sale of receivables.

    For the nine months ended March 31, 1999, we recognized a gain on sale of receivables of $116.6 million, or approximately 50% of revenue during that period. If we are unable to originate new loans and sell them to the Trusts, we could experience a significant change in the timing of revenue recognition and reported income. Further, there can be no assurance that we will recognize gains on future sales of receivables to the Trusts consistent with our gains on previous sales.

We are subject to general economic conditions which are beyond our control

    General. Delinquencies, defaults, repossessions and losses generally increase during periods of economic recession. These periods also may be accompanied by decreased consumer demand for automobiles and declining values of automobiles securing outstanding loans, which weakens collateral coverage and increases the amount of a loss in the event of default. Significant increases in the inventory of used automobiles during periods of economic recession may also depress the prices at which repossessed automobiles may be sold or delay the timing of these sales. Because we focus on non-prime borrowers, the actual rates of delinquencies, defaults, repossessions and losses on these loans could be higher than those experienced in the general automobile finance industry and could be more dramatically affected by a general economic downturn. In addition, during an economic slow down or recession, our servicing costs may increase without a corresponding increase in our servicing fee income. While we believe that the underwriting criteria and collection methods we employ enable us to manage the higher risks inherent in loans made to non-prime borrowers, we can give you no assurance that these criteria or methods will afford adequate protection against these risks. Any sustained period of increased delinquencies, defaults, repossessions or losses or increased servicing costs could also adversely affect our ability to enter into future securitizations and correspondingly, our financial position, liquidity and results of operations.

    Interest Rates. Our profitability may be directly affected by the level of and fluctuations in interest rates, which affect our ability to earn a gross interest rate spread. As the level of interest rates increases, our gross interest rate spread will generally decline since the rates charged on the contracts we purchase from dealers are limited by statutory maximums, affording us little opportunity to pass on increased interest costs. Furthermore, our future gains recognized upon the securitization of automobile receivables will also be affected by interest rates. We recognize a gain in connection with our securitizations based upon the estimated present value of projected future excess cash flows from the securitization Trusts, which is largely dependent upon the gross interest rate spread. We believe that our profitability and liquidity would be adversely affected during any period of higher interest rates, possibly to a material degree. We monitor the interest rate environment and employ pre-funding or other hedging strategies designed to mitigate the impact of changes in interest rates. We can give you no assurance, however, that pre-funding or other hedging strategies will mitigate the impact of changes in interest rates.

    Labor Market Conditions. Low unemployment rates driven by economic growth and the continued expansion of consumer credit markets could contribute to an increase in our employee turnover rate. High turnover or an inability to attract and retain qualified replacement personnel could have an adverse effect on our portfolio delinquency, default and net loss rates and, ultimately, our financial condition, results of operations and liquidity.

Failure to implement our business strategy could adversely affect our operations

    Our financial position and results of operations depend on our ability to execute our business strategy, which includes the following key elements:

  . continued expansion of automobile contract purchase volume;

  . continued and successful use of proprietary scoring models for risk-based pricing;

  . the use of sophisticated risk management techniques;

  . continued investment in technology to support operating efficiency and growth; and

  . funding and liquidity through securitizations.

Our failure or inability to execute any element of our business strategy could materially adversely affect our financial position, liquidity and results of operations.

    We plan to expand our indirect automobile finance business by adding additional branch offices and by increasing the dealer penetration of our existing branch offices. The success of this strategy is dependent upon, among other factors, our ability to hire and retain qualified branch managers and other personnel, to develop relationships with more dealers and to expand our current relationships with existing dealer customers. We confront intense competition in attracting key personnel and establishing relationships with new dealers. Dealers often already have favorable non-prime financing sources, which may restrict our ability to develop dealer relationships and delay our growth. In addition, the competitive conditions in our markets may result in a reduction in the profitability of the contracts that we purchase or a decrease in contract acquisition volume, which would adversely affect our results of operations.

    The growth of our servicing portfolio has resulted in increased need for additional personnel and expansion of systems capacity. Our ability to support, manage and control growth is dependent upon, among other things, our ability to hire, train, supervise and manage our growing workforce. There can be no assurance that we will have trained personnel and systems adequate to support our growth strategy.

We may be unable to successfully compete in our industry

    Competition in the field of non-prime automobile finance is intense. The automobile finance market is highly fragmented and is served by a variety of financial entities including:

  . the captive finance affiliates of major automotive manufacturers;

  . banks;

  . thrifts;

  . credit unions; and

  . independent finance companies.

    Many of these competitors have substantially greater financial resources and lower costs of funds than us. Many of these competitors also have long standing relationships with automobile dealerships and may offer dealerships or their customers other forms of financing, including dealer floor plan financing and leasing, which are not provided by us. Providers of automobile financing have traditionally competed on the basis of interest rate charged, the quality of credit accepted, the flexibility of loan terms offered and the quality of service provided to dealers and customers. In seeking to establish ourself as one of the principal financing sources of the dealers we serve, we compete predominately on the basis of our high level of dealer service and strong dealer relationships and by offering flexible loan terms. There can be no assurance that we will be able to compete successfully in this market or against these competitors.

We are involved and will likely continue to be a party to litigation

    As a result of the consumer-oriented nature of the industry in which we operate and uncertainties with respect to the application of various laws and regulations in some circumstances, industry participants are named from time to time as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations. A significant judgment against us in connection with any litigation could have a material adverse affect on our financial condition and results of operations. In addition, if it were determined that a material number of contracts purchased by us involved violations of applicable lending laws by automobile dealers, our financial condition and results of operations could be materially adversely affected.

    As a company subject to federal and state securities laws and court decisions, as well as rules and regulations promulgated by the Commission, we are subject to the risk of litigation and claims arising under these securities laws, court decisions, rules and regulations. On April 8, 1999, a putative class action complaint was filed against us and certain of our officers and directors alleging violations of Section 10(b) of the Securities Exchange Act of 1934 arising from our use of the cash-in method of measuring and accounting for credit enhancement assets in our financial statements for the second, third and fourth quarters of fiscal year 1997, fiscal year 1998 and the first quarter of fiscal year 1999. We are also the defendant in a putative class action complaint filed in California in which the plantiffs allege defaults in our post-repossession notice forms. An adverse resolution of these lawsuits, or any future lawsuits or claims against us, could have a material adverse effect on our business, financial condition and operating results.

Our business would be adversely affected if we lost our licenses or if future, more burdensome government regulations were enacted

    Our business is subject to numerous federal and state consumer protection laws and regulations which, among other things:

  . require us to obtain and maintain licenses and qualifications;

  . limit the interest rates, fees and other charges we are allowed to charge;

  . limit or prescribe other terms of our automobile installment sales contracts;

  . require specific disclosures; and

  . define our rights to repossess and sell collateral.

    We believe we are in substantial compliance with all of these laws and regulations, and that these laws and regulations have had no material adverse effect on our ability to operate our business. Changes in existing laws or regulations, or in the interpretation, or the promulgation of any additional laws or regulations, could have a material adverse effect on our business. In addition, we retain some of the regulatory risk on receivables sold in securitizations as a result of representations and warranties made by us in these transactions.

Our operations might suffer from Year 2000 computer problems

    The year 2000 issue is the result of computer programs and embedded hardware systems having been developed using two digits rather than four to define the applicable year. These computer programs or hardware that have date-sensitive software or embedded chips may use a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions or failure to our operations including, among other things, a temporary inability to transact new business or communicate with our customers online. We have substantially completed our year 2000 compliance review, which included obtaining certifications from third party software vendors regarding the year 2000 compliance of their software applications, testing our core operating systems and identifying and repairing any problems, and we believe that we are year 2000 compliant. However, we may experience degradation in the performance of our systems or complete systems failure if our assessment is erroneous or if we encounter unforseen difficulties. Any of these events, whether occurring in our systems, or the systems of others, could have a material adverse effect on our business, financial condition and results of operations. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue" for more detailed explanation of our state of readiness and potential risks regarding year 2000 compliance.

Our stock price may be volatile

    The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of finance-related companies including automobile finance companies have been especially volatile. Such fluctuations can result from:

  . quarterly variations in operating results;

  . changes in analysts' estimates;

  . short-selling of our common stock;

  . events affecting other companies that investors deem to be comparable to us;

  . factors which have the effect of increasing, or which investors believe may have the effect of increasing, our cost of funds, including any downgrade in our credit ratings by major rating agencies; and

  . general economic trends and conditions.

    Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. We are the object of securities class action litigation. Securities class action litigation could result in substantial costs and a diversion of management's attention and resources. See "Price Range of Common Stock."

Our shareholder rights plan, articles of incorporation, bylaws, Texas law and contractual provisions could adversely affect the performance of our stock

    Our shareholder rights plan and provisions of our articles of incorporation and bylaws and of the Texas Business Corporation Act could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. The shareholder rights plan and these provisions of our articles of incorporation, bylaws and Texas law are intended to encourage potential acquirers to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing shareholder value. However, such provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price.

    In addition, the terms of our employment agreements with our senior executives contain provisions calling for payments upon a change of control, and our option agreements vest immediately upon occurrence of a change in control. These provisions could have the effect of increasing the cost of a change in control and thereby delay or hinder such a change in control. See "Management--Employment Contracts, Termination of Employment and Change-in-Control Arrangements." Some of our credit facilities and warehouse facilities also have provisions which give rise to events of default on the occurrence of a change in control. These provisions could have the effect of increasing the cost of a change in control of the Company.

Management has broad discretion in the use of proceeds

    We plan to use the proceeds from this offering primarily to fund our growth, to support securitization transactions and for working capital and general corporate purposes. Therefore, we will have discretion as to how we will spend the proceeds, which could be in ways with which the shareholders may not agree. We can provide no assurance that the proceeds will be invested to yield a favorable return. See "Use of Proceeds."

                           FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference contain certain forward-looking statements about our financial condition, results of operations and business. These statements may be made expressly in this document, or may be "incorporated by reference" to other documents we have filed with the Commission. You can find many of these statements by looking for words such as "believes", "expects", "anticipates", "estimates", or similar expressions used in this prospectus or documents incorporated in this prospectus.

    These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

  . our ability to pay interest and principal on a large amount of debt;

  . changes in our customers' demands;

  . seasonal changes in customer demands;

  . our ability, and the ability of our customers and vendors, to become year 2000 compliant;

  . the competitive nature of the automobile finance business; and

  . general economic conditions and the interest rate environment.

    Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such document.

    We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements.

                                USE OF PROCEEDS

    We will receive net proceeds from the sale of the 8,000,000 shares of common stock offered by us of approximately $120.8 million (approximately $139.0 million if the underwriters' over-allotment option is exercised in full), in each case assuming a public offering price of $16.00 and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. The primary purpose of the offering is to provide us with additional capital to fund our growth, including increasing the amount of automobile and other loans we can acquire, originate and hold for pooling and sale in the asset-backed securities market, to support securitization transactions and for other working capital needs and general corporate purposes. The net proceeds may be used to reduce our balances under our existing warehouse facilities, credit agreement and mortgage subsidiary credit agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    We have a funding agreement with $505.0 million of structured warehouse financing available. Advances bear interest at commercial paper, London Interbank Offered Rates ("LIBOR") or prime rates plus specified fees depending upon the source of funds provided by the agent to CP Funding Corp., a special purpose finance subsidiary. The funding agreement expires in September 1999. Borrowings of $233.7 million were outstanding under this agreement as of March 31, 1999. We also have a mortgage warehouse facility under which we may borrow up to $75.0 million. Borrowings bear interest, at our option, at either the prime rate or LIBOR plus 1.50%. The facility expires in July 1999. Borrowings of $21.3 million were outstanding under this agreement as of March 31, 1999. Our Canadian subsidiary has a revolving credit agreement with a commitment of $20.0 million Cdn., and with borrowings of $603,000 outstanding as of March 31, 1999. This Canadian facility expires in November 1999, and borrowings under this facility bear interest at the Canadian prime rate. See Note 5 to Notes to Consolidated Financial Statements.

                          PRICE RANGE OF COMMON STOCK

    The following table sets forth, for the calendar periods indicated, the high and low sale prices per share of our common stock as reported on the New York Stock Exchange. These quotations represent prices between dealers and do not include retail markups, markdowns or commissions and may not represent actual transactions.

                                                                    High   Low
                                                                   ------ ------
1997
  First Quarter..................................................  $11.38 $ 7.56
  Second Quarter.................................................   10.63   5.94
  Third Quarter..................................................   14.97  10.03
  Fourth Quarter.................................................   17.22  11.31
1998
  First Quarter..................................................  $15.38 $10.47
  Second Quarter.................................................   18.28  13.75
  Third Quarter..................................................   18.66  10.38
  Fourth Quarter.................................................   16.06   6.63
1999
  First Quarter..................................................  $15.25 $ 9.81
  Second Quarter.................................................   17.50  12.94

    On September 30, 1998, we effected a two-for-one stock split of all outstanding shares of our common stock. The table above has been adjusted to reflect the stock split.

    On July 15, 1999, the last reported sale price of our common stock on the New York Stock Exchange was $16.00 per share. As of June 30, 1999, there were approximately 300 shareholders of record of our common stock.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth certain information regarding our debt and capitalization as of March 31, 1999, as adjusted to reflect the receipt by us of the net proceeds of this offering and as further adjusted to give effect to the sale by us of the 9.875% Senior Notes in April 1999. This table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                             March 31, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
Debt:
  Credit agreements...................................... $    603   $    --
  Warehouse facilities...................................  233,661        --
  Mortgage subsidiary credit agreement...................   21,267        --
  Senior notes...........................................  175,000    375,000
  Other notes payable(1).................................   12,759     12,759
                                                          --------   --------
     Total debt..........................................  443,290    387,759
                                                          --------   --------
Shareholders' equity:
  Preferred stock, $.01 par value per share, 20,000,000
    shares authorized; none issued.......................      --         --
  Common stock, $.01 par value per share; 120,000,000
    shares authorized; 70,790,686 shares issued;
    78,790,686 shares as adjusted........................      708        788
  Additional paid-in capital.............................  244,194    364,974
  Accumulated other comprehensive income.................   13,319     13,319
  Retained earnings......................................  125,133    125,133
  Treasury stock, at cost (7,486,585 shares).............  (22,590)   (22,590)
                                                          --------   --------
     Total shareholders' equity..........................  360,764    481,624
                                                          --------   --------
       Total capitalization.............................. $804,054   $869,383
                                                          ========   ========

--------
(1) Consists of certain capitalized equipment leases.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table presents our selected unaudited consolidated data. The historical consolidated financial information under the captions "Statement of Income Data," "Cash Flow Data" and "Balance Sheet Data" for each of the years in the five-year period ended June 30, 1998 have been derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated financial statements as of June 30, 1997 and June 30, 1998 and for each of the years in the three-year period ended June 30, 1998, and the report thereon, are included elsewhere herein. The historical consolidated financial information under the captions "Statement of Income Data," "Cash Flow Data" and "Balance Sheet Data" as of March 31, 1998 and March 31, 1999 and for the nine months then ended have been derived from the unaudited consolidated financial statements which, except for the consolidated balance sheet as of March 31, 1998, are included elsewhere herein; however, in our opinion, such information reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. The results of operations for the nine months ended March 31, 1999 are not necessarily indicative of the results to be expected for the entire year. The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements (including related notes thereto) included elsewhere in this prospectus.

                                                                                              Nine Months Ended
                                          Fiscal Year Ended June 30,                              March 31,
                          ---------------------------------------------------------------  ------------------------
                             1994         1995        1996(1)      1997(1)      1998(1)      1998(1)       1999
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                             (dollars in thousands, except per share data)
Statement of Income
  Data:
Revenue:
 Finance charge income..  $     7,820  $    29,039  $    51,679  $    44,910  $    55,837  $    40,052  $    51,538
 Gain on sale of
   receivables..........          --           --        21,405       52,323      103,194       71,838      116,551
 Servicing fee income...          --           --         3,892       23,492       47,910       34,389       61,702
 Other income...........        8,062        4,045        2,659        2,631        2,395        1,901        3,361
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total revenue...........       15,882       33,084       79,635      123,356      209,336      148,180      233,152
Costs and expenses......       10,817       23,066       46,722       74,822      129,174       90,621      148,009
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before taxes.....        5,065       10,018       32,913       48,534       80,162       57,559       85,143
Provision (credit) for
  taxes(2)..............          --       (18,875)      12,148       18,685       30,861       22,159       32,780
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income..............  $     5,065  $    28,893  $    20,765  $    29,849  $    49,301  $    35,400  $    52,363
Diluted earnings (loss)
  per share.............  $      0.08  $      0.48  $      0.34  $      0.48  $      0.76  $      0.55  $      0.78
Weighted average shares
  outstanding(3)........   63,636,166   60,761,498   60,406,596   61,574,548   65,203,460   64,644,030   66,822,426

Cash Flow Data:
Operating activities....  $     3,900  $    14,637  $    34,530  $    36,003  $    37,813  $    11,162  $    38,214
Investing activities....      (12,174)    (144,512)     (62,749)     (92,947)    (144,868)    (105,820)    (129,225)
Financing activities....       (9,238)     132,433       12,050       60,826      134,115       97,725       94,770
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease)
  in cash and cash
  equivalents...........  $   (17,512) $     2,558  $   (16,169) $     3,882  $    27,060  $     3,067  $     3,759
Other Data:
Auto receivable
  originations..........  $    65,929  $   230,176  $   432,442  $   906,794  $ 1,737,813  $ 1,176,734  $ 1,990,893
Managed auto
  receivables...........  $    67,636  $   240,491  $   523,981  $ 1,138,255  $ 2,302,516  $ 1,924,796  $ 3,553,208
Average managed auto
  receivables...........  $    37,507  $   141,526  $   357,966  $   792,155  $ 1,649,416  $ 1,495,784  $ 2,892,752
Auto loans securitized..  $       --   $   150,170  $   270,351  $   817,500  $ 1,637,499  $ 1,117,499  $ 1,920,001
Number of branches......           18           31           51           85          129          119          168
Average principal amount
  per managed auto
  receivable (in
  dollars)..............  $     7,215  $     7,773  $     8,746  $    10,087  $    10,782  $    10,584  $    11,074
Ratios:
Ratio of earnings to
  fixed charges(4)......         31.2x         3.5x         3.5x         4.0x         4.0x         4.0x         4.3x
Percentage of total
  indebtedness to total
  capitalization........          0.3%        47.9%        48.7%        51.8%        54.7%        55.3%        55.1%
Return on average common
  equity(5).............          4.1%        23.1%        13.7%        16.4%        20.1%        20.5%        21.3%
Operating expenses as a
  percentage of average
  managed auto
  receivables(5)........         15.0%        10.0%         7.2%         6.2%         5.4%         5.5%         5.0%
Percentage of senior
  unsecured debt to
  total equity..........          0.0%         0.0%         0.0%        60.0%        60.8%        63.1%       48.5.%

                                                                           Nine Months Ended
                                  Fiscal Year Ended June 30,                   March 31,
                         ------------------------------------------------  ------------------
                           1994      1995    1996(1)   1997(1)   1998(1)   1998(1)     1999
                         --------  --------  --------  --------  --------  --------  --------
Asset Quality Data:
Delinquencies as a
  percentage of managed
  auto receivables......      1.9%      2.0%      3.1%      3.2%      2.6%      2.6%      2.3%
Net charge-offs as a
  percentage of average
  managed auto
  receivables(5)........      3.8%      4.5%      5.6%      5.5%      5.3%      5.4%      4.8%
Allowance as a
  percentage of managed
  auto receivables......     11.4%      8.1%      7.5%      7.7%      8.3%      8.0%      8.7%
Balance Sheet Data:
Cash and cash
  equivalents........... $ 15,756  $ 18,314  $  2,145  $  6,027  $ 33,087  $  9,094  $ 36,846
 Credit enhancement
   assets(6)............      --        --     41,736   161,395   286,309   249,849   413,653
 Auto receivables held
   for sale.............   67,636   240,491   264,086   275,249   334,110   299,335   400,722
 Total assets...........  122,215   285,725   329,333   475,493   713,671   632,778   937,982
 Credit agreements......      --        --     86,000    71,700       --        --        603
Mortgage subsidiary
  credit agreement(7)...      --        --        --        345    24,900    26,436    21,267
 Warehouse facilities...      --        --        --        --    140,708    97,592   233,661
 Senior notes...........      --        --        --    125,000   175,000   175,000   175,000
 Other notes payable....      388   135,236    68,265    27,206     6,410    16,923    12,759
 Total debt.............      388   135,236   154,265   224,251   347,018   315,951   443,290
Shareholders' equity....  119,501   147,226   162,399   208,261   287,848   254,873   360,764

--------
(1) We restated our financial statements for the fiscal years ended June 30, 1996, 1997 and 1998 and interim periods within those fiscal years as a result of a retroactive change in our method of measuring and accounting for credit enhancement assets to the cash-out method from the cash-in method. See Note 2 of Notes to Consolidated Financial Statements.
(2) We recognized an income tax benefit in fiscal 1995 equal to the expected future tax savings from using our net operating loss carry forward and other future tax benefits.
(3) All share data for the periods presented have been adjusted to retroactively reflect the two-for-one stock split paid on September 30, 1998.
(4) Represents the ratio of the sum of income before taxes plus interest expense for the period to interest expense.
(5) Data for the nine-month periods ended March 31, 1998 and 1999 have been annualized.
(6) Credit enhancement assets consist of restricted cash, investments in Trust receivables and interest-only receivables. See Note 4 of Notes to Consolidated Financial Statements.
(7) Fully guaranteed by us and certain of our subsidiaries.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

    We generate earnings and cash flow primarily from the purchase, securitization and servicing of auto receivables. We purchase auto finance contracts from franchised and select independent automobile dealerships. To fund the acquisition of receivables prior to securitization, we utilize borrowings under our warehouse and credit facilities. We generate finance charge income on our receivables pending securitization ("receivables held for sale") and pay interest expense on borrowings under our warehouse and credit facilities.

    We sell receivables to securitization trusts that in turn sell asset-backed securities to investors. By securitizing our receivables, we are able to lock in the gross interest rate spread between the yield on such receivables and the interest rate payable on the asset-backed securities. We recognize a gain on the sale of receivables to the Trusts which represents the difference between the sale proceeds to us, net of transaction costs, and our net carrying value of the receivables, plus the present value of the estimated future excess cash flows to be received by us over the life of the securitization. Excess cash flows result from the difference between the interest received from the obligors on the receivables and the interest paid to investors in the asset-backed securities, net of credit losses and expenses.

    Excess cash flows from the Trusts are initially utilized to fund credit enhancement requirements to secure financial guaranty insurance policies issued by an insurance company to protect investors in the asset-backed securities from losses. Once predetermined credit enhancement requirements are reached and maintained, excess cash flows are distributed to us. In addition to excess cash flows, we earn monthly base servicing fee income of 2.25% per annum of the outstanding principal balance of receivables securitized ("serviced receivables").

    In November 1996, we acquired AmeriCredit Mortgage Services ("AMS"), which originates and sells mortgage loans. We accounted for the acquisition as a purchase and the results of operations for AMS have been included in the consolidated financial statements since the acquisition date. Receivables originated in this business are referred to as mortgage receivables. These receivables are generally packaged and sold for cash on a servicing released whole-loan basis. We recognize a gain at the time of sale.

    We restated our financial statements for the fiscal years ended June 30, 1996, 1997 and 1998 and interim periods within those fiscal years as a result of a retroactive change in our method of measuring and accounting for credit enhancement assets to the cash-out method from the cash-in method. See Note 2 of Notes to Consolidated Financial Statements.

Results of Operations

Nine Months Ended March 31, 1998 as compared to Nine Months Ended March 31,
1999

    Revenue. Our average managed receivables outstanding consisted of the following:

                                                             Nine Months Ended
                                                                 March 31,
                                                           ---------------------
                                                              1998       1999
                                                           ---------- ----------
                                                              (in thousands)
   Auto:
     Held for sale.......................................  $  244,218 $  292,629
     Serviced............................................   1,251,566  2,600,123
                                                           ---------- ----------
                                                            1,495,784  2,892,752
   Mortgage..............................................      14,635     24,903
                                                           ---------- ----------
                                                           $1,510,419 $2,917,655
                                                           ========== ==========

    Average managed receivables outstanding increased by 93% as a result of higher loan purchase volume. We purchased $1,176.7 million of auto loans during the nine months ended March 31, 1998, compared to purchases of $1,990.9 million during the nine months ended March 31, 1999. This growth resulted from higher loan production at branches open during both periods as well as expansion of our loan production capacity. We operated 119 auto lending branch offices as of March 31, 1998, compared to 168 as of March 31, 1999.

    We originated $94.5 million of mortgage loans during the nine months ended March 31, 1998, compared to $203.5 million during the nine months ended March 31, 1999.

    Finance charge income consisted of the following:

                                                               Nine Months Ended
                                                                   March 31,
                                                               -----------------
                                                                 1998     1999
                                                               -------- --------
                                                                (in thousands)
   Auto....................................................... $ 39,032 $ 49,798
   Mortgage...................................................    1,020    1,740
                                                               -------- --------
                                                               $ 40,052 $ 51,538
                                                               ======== ========

    The increase in finance charge income is due primarily to an increase of 20% in average auto receivables held for sale in the nine months ended March 31, 1998 versus the nine months ended March 31, 1999. In addition, the effective yield on our auto receivables held for sale increased from 21.3% for the nine months ended March 31, 1998 to 22.7% for the nine months ended March 31, 1999. The effective yield is higher than the contractual rates of our auto finance contracts as a result of finance charge income earned between the date the automobile dealership originates the auto finance contract and the date we fund the auto finance contract. The effective yield rose for the nine months ended March 31, 1999 due to increased auto loan purchases and correspondingly higher levels of finance charges earned between the origination date and funding date.

    The gain on sale of receivables consisted of the following:

                                                              Nine Months Ended
                                                                  March 31,
                                                              ------------------
                                                                1998     1999
                                                              -------- ---------
                                                                (in thousands)
   Auto.....................................................  $ 68,828 $ 111,452
   Mortgage.................................................     3,010     5,099
                                                              -------- ---------
                                                              $ 71,838 $ 116,551
                                                              ======== =========

    The increase in gain on sale of auto receivables resulted from the sale of $1,117.5 million of receivables in the nine months ended March 31, 1998 as compared to $1,920.0 million of receivables sold in the nine months ended March
31, 1999. The gain as a percentage of the sales proceeds decreased from 6.2% for the nine months ended March 31, 1998 to 5.8% for the nine months ended
March 31, 1999 primarily as a result of lower gross interest rate spreads.

    Significant assumptions used in determining the gain on sale of auto receivables were as follows:

                                                              Nine Months Ended
                                                                  March 31,
                                                              ------------------
                                                                1998     1999
                                                              -------- ---------
   Cumulative credit losses.................................     10.4%     10.6%
   Discount rate used to estimate present value:
     Interest-only receivables from Trusts..................     12.0%     12.0%
     Investments in Trust receivables.......................      7.8%      7.8%
     Restricted cash........................................      7.8%      7.8%

    The increase in the gain on sale of mortgage receivables resulted from the sale of $70.7 million of receivables in the nine months ended March 31, 1998, compared to $199.0 million of receivables sold in the nine months ended March 31, 1999. The average premium received on sales decreased from 4.3% for the nine months ended March 31, 1998 to 2.6% for the nine months ended March 31, 1999 because of lower prices for non-conforming mortgage loans in the secondary markets.

    Servicing fee income increased from $34.4 million for the nine months ended March 31, 1998, to $61.7 million for the nine months ended March 31, 1999. Servicing fee income decreased as a percentage of average serviced auto receivables from 3.7% for the nine months ended March 31, 1998 to 3.2% for the nine months ended March 31, 1999, as a result of charges to increase credit loss reserves. Servicing fee income represents accretion of the present value discount on estimated future excess cash flows from the Trusts, base servicing fees and other fees we earned as servicer of the auto receivables sold to the Trusts. Servicing fee income for the nine months ended March 31, 1998 and 1999 also includes charges of $4.4 million and $13.4 million, respectively, to increase credit loss reserves related to certain of our fiscal 1996 and 1997 securitization transactions since our current estimates of cumulative credit losses for these transactions exceed the original estimates. We have raised the assumptions for cumulative credit losses for securitization transactions completed subsequent to fiscal 1997 compared to assumptions used for transactions completed in fiscal 1996 and 1997. The growth in servicing fee income exclusive of the aforementioned charge is attributable to the increase in average serviced auto receivables outstanding for the nine months ended March 31, 1998 compared to the nine months ended March 31, 1999.

    Costs and Expenses. Operating expenses as an annualized percentage of average managed receivables outstanding decreased from 5.9% (5.5% excluding operating expenses of $3.9 million relating to AMS) for the nine months ended March 31, 1998, to 5.3% (5.0% excluding operating expenses of $6.7 million relating to AMS) for the nine months ended March 31, 1999. The ratio improved as a result of economies of scale realized from a growing receivables portfolio and automation of loan origination, processing and servicing functions. The dollar amount of operating expenses increased by $49.7 million, or 75%, primarily due to the addition of auto lending branch offices and management and auto loan processing and servicing staff.

    The provision for losses increased from $5.5 million for the nine months ended March 31, 1998 to $6.6 million for the nine months ended March 31, 1999 due to higher average amounts of auto receivables held for sale. As a percentage of average auto receivables held for sale, the provision for losses was 3.0% for the nine months ended March 31, 1998 and 1999.

    Interest expense increased from $19.0 million for the nine months ended March 31, 1998 to $25.7 million for the nine months ended March 31, 1999 due to higher debt levels. Average debt outstanding was $271.7 million and $396.0 million for the nine months ended March 31, 1998 and 1999. The effective rate of interest paid on our debt decreased from 9.3% to 8.6% as a result of larger amounts of debt outstanding under our warehouse and credit facilities for the nine months ended March 31, 1999. Interest rates on the warehouse and credit facilities are lower than rates on the senior notes we issued previously.

    Our effective income tax rate was 38.5% for the nine months ended March 31, 1998 and 1999.

    Pro-Forma "Portfolio-Based" Earnings Data. In addition to reporting results of operations in accordance with generally accepted accounting principles ("GAAP"), we have elected to present pro-forma results of operations which treat securitization transactions as financings rather than sales of receivables. We refer to this presentation as pro-forma "portfolio-based" earnings data.

    In our consolidated financial statements prepared in accordance with GAAP, we record a gain on the sale of receivables in securitization transactions primarily representing the present value of estimated future net cash flows related to the receivables sold. Future net cash flows consist of finance charges and fees to be collected on the receivables less interest payable on the asset-backed securities, credit losses and expenses of the securitization trust. We also earn servicing fees for managing the receivables sold.

    The pro-forma "portfolio-based" earnings data presents our operating results under the assumption that securitization transactions are financings and no gain on sale or servicing fee income is recognized. Instead, finance charges and fees are recognized over the life of the securitized receivables as accrued and interest and other costs related to the asset-backed securities are also recognized as accrued. Credit losses are recorded as incurred.

    While the pro-forma "portfolio-based" earnings data does not purport to present our operating results in accordance with GAAP, we believe such presentation provides another measure for assessing our performance.

    The pro-forma "portfolio-based" earnings data are as follows:

                                                            Nine Months Ended
                                                                March 31,
                                                            -------------------
                                                              1998      1999
                                                            --------  ---------
                                                              (in thousands,
                                                                  except
                                                             per share data)
   Finance charge, fee and other income...................  $231,966  $ 431,346
   Funding costs..........................................   (82,719)  (151,166)
                                                            --------  ---------
     Net margin...........................................   149,247    280,180
   Operating expenses.....................................   (66,102)  (115,760)
   Credit losses..........................................   (60,918)  (103,891)
                                                            --------  ---------
   Pre-tax "portfolio-based" income.......................    22,227     60,529
   Income taxes...........................................    (8,557)   (23,304)
                                                            --------  ---------
   Net "portfolio-based" income...........................  $ 13,670  $  37,225
                                                            ========  =========
   Diluted "portfolio-based" earnings per share...........  $   0.21  $    0.56
                                                            ========  =========

Year Ended June 30, 1997 as compared to Year Ended June 30, 1998

    Revenue. Our average managed receivables outstanding consisted of the following:

                                                                 Year Ended
                                                                  June 30,
                                                             -------------------
                                                               1997      1998
                                                             -------- ----------
                                                               (in thousands)
   Auto
     Held for sale.......................................... $223,351 $  250,304
     Serviced...............................................  568,804  1,399,112
                                                             -------- ----------
                                                              792,155  1,649,416
   Mortgage.................................................    8,187     18,728
                                                             -------- ----------
                                                             $800,342 $1,668,144
                                                             ======== ==========

    Average managed receivables outstanding increased by 108% as a result of higher loan purchase volume. We purchased $906.8 million of auto loans during fiscal 1997, compared to purchases of $1,737.8 million during fiscal 1998. This growth resulted from loan production at branches open during both periods as well as expansion of our loan production capacity. We operated 85 auto lending branch offices as of June 30, 1997, compared to 129 as of June 30, 1998.

    We originated $53.8 million of mortgage loans from the date of acquisition of AMS through June 30, 1997 compared to $137.2 million during fiscal 1998.

    Finance charge income consisted of the following:

                                                             Year Ended June 30,
                                                             -------------------
                                                               1997      1998
                                                             --------- ---------
                                                               (in thousands)
   Auto..................................................... $  44,417 $  54,125
   Mortgage.................................................       493     1,712
                                                             --------- ---------
                                                             $  44,910 $  55,837
                                                             ========= =========

    The increase in finance charge income is due to an increase of 12% in average auto receivables held for sale for fiscal 1997 versus fiscal 1998. In addition, the effective yield on our auto receivables held for sale increased from 19.9% for fiscal 1997 to 21.6% for fiscal 1998. The effective yield is higher than the contractual rates on our auto finance contracts as a result of finance charge income earned between the date the automobile dealership originates the auto finance contract and the date we fund the auto finance contract. The effective yield rose for fiscal 1998 due to increased auto loan purchases and correspondingly higher levels of finance charges earned between the origination date and funding date.

    The gain on sale of receivables consisted of the following:

                                                            Year Ended June 30,
                                                            --------------------
                                                              1997       1998
                                                            --------- ----------
                                                               (in thousands)
   Auto...................................................  $  49,405 $   98,842
   Mortgage...............................................      2,918      4,352
                                                            --------- ----------
                                                            $  52,323 $  103,194
                                                            ========= ==========

    The increase in gain on sale of auto receivables resulted from the sale of $817.5 million of receivables in fiscal 1997 as compared to $1,637.5 million of receivables sold in fiscal 1998. The gains amounted to 6% of the sales proceeds for both fiscal 1997 and 1998.

    Significant assumptions used in determining the gain on sale of auto receivables were as follows:

                                                            Year Ended June 30,
                                                            --------------------
                                                              1997       1998
                                                            --------- ----------
   Cumulative credit losses...............................     9.2%      10.7%
   Discount rate used to determine present value:
     Interest-only receivables from Trusts................    12.0%      12.0%
     Investments in Trust receivables.....................     7.8%      7.8%
     Restricted case......................................     7.8%      7.8%

    The discount rates used to estimate the present value of credit enhancement assets are based on the relative risk of each asset type. Interest-only receivables represent estimated future excess cash flows in the Trusts, which involves a greater degree of risk than investments in Trust receivables and restricted cash. Investments in Trust receivables and restricted cash represent assets currently held by the Trustee and are senior to interest-only receivables for credit enhancement purposes.

    The increase in gain on sale of mortgage receivables resulted from the sale of $52.5 million of receivables from the date of acquisition of AMS through June 30, 1997 compared to $119.7 million of receivables sold during fiscal 1998. The average premium received on sales decreased from 5.6% for the period from the date of acquisition of AMS through June 30, 1997 to 3.6% for fiscal 1998 because of lower prices for non-conforming mortgage loans in the secondary markets.

    Servicing fee income increased from $23.5 million for fiscal 1997, to $47.9 million for fiscal 1998. Servicing fee income decreased as a percentage of average serviced auto receivables from 4.1% in fiscal 1997 to 3.4% in fiscal 1998, as a result of charges to increase credit loss reserves. Servicing fee income represents accretion of the present value discount on estimated future excess cash flows from the Trusts, base servicing fees and other fees we earned as servicer of the receivables sold to the Trusts. Servicing fee income for fiscal 1998 also includes an $8.9 million charge to increase credit loss reserves related to certain of our fiscal 1996 and 1997 securitization transactions since our current estimates of cumulative credit losses for these transactions exceed the original estimates. We have raised the assumptions for cumulative credit losses for securitization transactions completed in fiscal 1998 compared to assumptions used for transactions completed in prior fiscal years. The growth in servicing fee income exclusive of the aforementioned charge is attributable to the increase in average serviced auto receivables outstanding for fiscal 1997 compared to fiscal 1998.

    Costs and Expenses. Operating expenses as a percentage of average managed receivables outstanding decreased from 6.6% (6.2% excluding operating expenses of $2.6 million relating to AMS) for fiscal 1997 to 5.7% (5.4% excluding operating expenses of $5.1 million relating to AMS) for fiscal 1998. The ratio improved as a result of economies of scale realized from a growing receivables portfolio and automation of loan origination, processing and servicing functions. The dollar amount of operating expenses increased by $42.6 million, or 82%, primarily due to the addition of auto lending branch offices and management and auto loan processing and servicing staff.

    The provision for losses increased from $6.6 million for fiscal 1997 to $7.6 million for fiscal 1998 due to higher average amounts of auto receivables held for sale. As a percentage of average receivables held for sale, the provision for losses was 3% for fiscal 1997 and 1998.

    Interest expense increased from $16.3 million for fiscal 1997 to $27.1 million for fiscal 1998 due to higher debt levels and effective interest rates. Average debt outstanding was $187.6 million and $297.6 million for fiscal 1997 and 1998, respectively. The effective rate of interest paid on our debt increased from 8.7% to 9.1% as a result of the issuance of senior notes in February 1997 and January 1998.

    Our effective income tax rate was 38.5% for fiscal 1997 and 1998.

Year Ended June 30, 1996 as compared to Year Ended June 30, 1997

    Revenue. Our average managed receivables outstanding consisted of the following:

                                                             Year Ended June 30,
                                                             -------------------
                                                               1996      1997
                                                             --------- ---------
                                                               (in thousands)
   Auto:
     Held for sale.........................................  $ 261,776 $ 223,351
     Serviced..............................................     96,190   568,804
                                                             --------- ---------
                                                               357,966   792,155
   Mortgage................................................        --      8,187
   Other...................................................        443       --
                                                             --------- ---------
                                                             $ 358,409 $ 800,342
                                                             ========= =========

    Average managed receivables outstanding increased by 123% as a result of higher loan purchase volume. We purchased $432.4 million of auto loans during fiscal 1996, compared to purchases of $906.8 million during fiscal 1997. This growth resulted from loan production at branches open during both periods as well as expansion of our loan production capacity. We operated 51 branch offices as of June 30, 1996, compared to 85 as of June 30, 1997.

    We originated $53.8 million of mortgage loans from the date of acquisition of AMS through June 30, 1997.

    Finance charge income consisted of the following:

                                                            Year Ended June 30,
                                                            -------------------
                                                              1996      1997
                                                            --------- ---------
                                                              (in thousands)
   Auto.................................................... $  51,679 $  44,417
   Mortgage................................................       --        493
   Other...................................................        27       --
                                                            --------- ---------
                                                            $  51,706 $  44,910
                                                            ========= =========

    The decrease in finance charge income is due to a reduction of 15% in average auto receivables held for sale for fiscal 1996 versus fiscal 1997.
Prior to December 1995, all of the auto finance contracts we purchased were held on our consolidated balance sheet. We began selling auto receivables to the Trusts in December 1995, reducing average receivables held for sale with corresponding increases in average serviced receivables. The effective yield on our auto receivables held for sale increased from 19.7% for fiscal 1996 to 19.9% for fiscal 1997.

    The gain on sale of receivables consisted of the following:

                                                            Year Ended June 30,
                                                            -------------------
                                                              1996      1997
                                                            --------- ---------
                                                              (in thousands)
   Auto.................................................... $  21,405 $  49,405
   Mortgage................................................       --      2,918
                                                            --------- ---------
                                                            $  21,405 $  52,323
                                                            ========= =========

    The increase in gain on sale of auto receivables resulted from the sale of $270.4 million of receivables in fiscal 1996 compared to $817.5 million of receivables sold in fiscal 1997. The gains amounted to 7.9% and 6.0% of the sales proceeds for fiscal 1996 and 1997, respectively.

    Significant assumptions used in determining the gain on sale of auto receivables were as follows:

                                                            Year Ended June 30,
                                                            -------------------
                                                              1996      1997
                                                            --------- ---------
   Cumulative credit losses................................      9.3%      9.2%
   Discount rate used to determine present value:
     Interest-only receivables from Trusts.................     12.0%     12.0%
     Investments in Trust receivables......................      7.8%      7.8%
     Restricted cash.......................................      7.8%      7.8%

    The discounted rates used to determine the present value of credit enhancement assets are based on the relative risks of each asset type. Interest-only receivables represent estimated future excess cash flows in the Trusts, which involves a greater degree of risk than investments in Trust receivables and restricted cash. Investments in Trust receivables and restricted cash represent assets currently held by the trustee and are senior to the interest-only receivables for credit enhancement purposes.

    The gain on sale of mortgage receivables resulted from the sale of $52.5 million of receivables from the date of acquisition of AMS through June 30, 1997.

    Servicing fee income increased from $3.9 million for fiscal 1996 to $23.5 million for fiscal 1997. Servicing fee income increased as a percentage of average serviced auto receivables from 4.0% in fiscal 1996 to 4.1% in fiscal 1997. Servicing fee income represents accretion of the present value discount on estimated future excess cash flows from the Trusts, base servicing fees and other fees we earned as servicer of the auto receivables sold to the Trusts. The growth in servicing fee income is attributable to the increase in serviced auto receivables outstanding for fiscal 1996 compared to fiscal 1997.

    Costs and Expenses. Operating expenses as a percentage of average managed receivables outstanding decreased from 7.2% for fiscal 1996 to 6.6% (6.2% excluding operating expenses of $2.6 million related to AMS) for fiscal 1997. The ratio improved as a result of economies of scale realized from a growing receivables portfolio and automation of loan origination, processing and servicing functions. The dollar amount of operating expenses increased by $26.2 million, or 102%, primarily due to the addition of auto lending branch offices and management and auto loan processing and servicing staff.

    The provision for losses decreased from $7.9 million for fiscal 1996 to $6.6 million for fiscal 1997 due to higher average amounts of receivables held for sale. As a percentage of average receivables held for sale, the provision for losses was 3% for fiscal 1996 and 1997.

    Interest expense increased from $13.1 million for fiscal 1996 to $16.3 million for fiscal 1997 due to higher debt levels and effective interest rates. Average debt outstanding was $156.4 million and $187.6 million for fiscal 1996 and 1997, respectively. The effective rate of interest paid on our debt increased from 8.4% to 8.7% as a result of the issuance of our 9 1/4% Senior Notes in February 1997.

    Our effective income tax rate increased from 37.0% for fiscal 1996 to 38.5% for fiscal 1997 due to a larger portion of our income being generated in states which have higher tax rates.

Credit Quality

    We provide financing in relatively high-risk markets and, therefore, charge-offs are anticipated. We record a periodic provision for losses as a charge to operations and a related allowance for losses in our consolidated balance sheets as a reserve against estimated losses which may occur in the receivables held for sale portfolio prior to the sale of such receivables in securitization transactions. We typically purchase individual finance contracts for a non-refundable acquisition fee on a non-recourse basis. We record such acquisition fees in the consolidated balance sheets as an allowance for losses. When we sell auto receivables to the Trusts, we reduce the calculation of the gain on sale of receivables by an estimate of future cumulative credit losses over the expected life of the auto receivables sold.

    We sell mortgage receivables for cash on a servicing released, whole-loan basis. We generally hold such receivables for less than 90 days. Accordingly, we provide no allowance for losses for the mortgage receivables.

    We review:

  .static pool origination and charge-off relationships;

  .charge-off experience factors;

  .collection data;

  .delinquency reports;

  .estimates of the value of the underlying collateral;

  .economic conditions and trends; and

  .other information
in order to make the necessary judgments as to the appropriateness of the assumptions for cumulative credit losses in securitization transactions, provision for losses and allowance for losses. Although we use many resources to assess the adequacy of loss reserves, there is no precise method for estimating the ultimate losses in the receivables portfolio.

    The following tables present certain data related to the receivables portfolio:

                                          March 31, 1999
                         -----------------------------------------------------
                               Held for Sale                         Managed
                         ---------------------------     Auto          Auto
                           Auto    Mortgage  Total     Serviced     Portfolio
                         --------  -------- --------  ----------    ----------
                                      (dollars in thousands)
Principal amount of re-
 ceivables.............. $400,722  $ 25,248 $425,970  $3,152,486    $3,553,208
                                                      ==========    ==========
Allowance for losses....  (10,549)      --   (10,549) $(299,017)(1) $ (309,566)
                         --------  -------- --------  ==========    ==========
Receivables, net........ $390,173  $ 25,248 $415,421
                         ========  ======== ========
Number of outstanding
 contracts..............   30,495       279              290,368       320,863
                         ========  ========           ==========    ==========
Average amount of out-
 standing contract
 (principal amount) (in
 dollars)............... $ 13,141  $ 90,495           $   10,857    $   11,074
                         ========  ========           ==========    ==========
Allowance for losses as
 a percentage of
 receivables............      2.6%                           9.5%          8.7%
                         ========                     ==========    ==========

                                          June 30, 1998
                         -----------------------------------------------------
                               Held for Sale                         Managed
                         ---------------------------     Auto          Auto
                           Auto    Mortgage  Total     Serviced     Portfolio
                         --------  -------- --------  ----------    ----------
                                      (dollars in thousands)
Principal amount of re-
 ceivables.............. $334,110  $ 21,499 $355,609  $1,968,406    $2,302,516
                                                      ==========    ==========
Allowance for losses....  (12,756)      --   (12,756) $(179,359)(1) $ (192,115)
                         --------  -------- --------  ==========    ==========
Receivables, net........ $321,354  $ 21,499 $342,853
                         ========  ======== ========
Number of outstanding
 contracts..............   26,035       187              187,514       213,549
                         ========  ========           ==========    ==========
Average amount of out-
 standing contract
 (principal amount) (in
 dollars)............... $ 12,833  $114,968           $   10,497    $   10,782
                         ========  ========           ==========    ==========
Allowance for losses as
 a percentage of
 receivables............      3.8%                           9.1%          8.3%
                         ========                     ==========    ==========

                                          June 30, 1997
                         -----------------------------------------------------
                               Held for Sale                         Managed
                         ---------------------------     Auto          Auto
                           Auto    Mortgage  Total     Serviced     Portfolio
                         --------  -------- --------  ----------    ----------
                                      (dollars in thousands)
Principal amount of re-
 ceivables.............. $275,249  $  4,354 $279,603  $  863,006    $1,138,255
                                                      ==========    ==========
Allowance for losses....  (12,946)      --   (12,946) $ (74,925)(1) $  (87,871)
                         --------  -------- --------  ==========    ==========
Receivables, net........ $262,303  $  4,354 $266,657
                         ========  ======== ========
Number of outstanding
 contracts..............   25,757        48               87,090       112,847
                         ========  ========           ==========    ==========
Average amount of out-
 standing contract
 (principal amount) (in
 dollars)............... $ 10,686  $ 90,708           $    9,909    $   10,087
                         ========  ========           ==========    ==========
Allowance for losses as
 a percentage of
 receivables............      4.7%                           8.7%          7.7%
                         ========                     ==========    ==========

--------
(1) The allowance for losses relating to serviced auto receivables is netted against interest-only receivables from Trusts in our consolidated balance sheets.

    The following is a summary of managed auto receivables which are (1) more than 30 days delinquent, but not in repossession, and (2) in repossession:

                               June 30, 1997    June 30, 1998    March 31, 1999
                              ---------------- ---------------- ----------------
                               Amount  Percent  Amount  Percent  Amount  Percent
                              -------- ------- -------- ------- -------- -------
                                            (dollars in thousands)
Delinquent contracts:
  31-60 days................  $ 73,197   6.4%  $126,012   5.5%  $220,022   6.2%
  Greater than 60 days......    36,421   3.2     59,175   2.6     80,668   2.3
                              --------  ----   --------   ---   --------   ---
                               109,618   9.6    185,187   8.1    300,690   8.5
  In repossession...........    14,471   1.3     18,818   0.8     31,431   0.9
                              --------  ----   --------   ---   --------   ---
                              $124,089  10.9%  $204,005   8.9%  $332,121   9.4%
                              ========  ====   ========   ===   ========   ===

    In accordance with our policies and guidelines, we at times offer payment deferrals to consumers, whereby the consumer is allowed to move a delinquent payment to the end of the loan by paying a fee, which is approximately the interest portion of the payment deferred. Contracts receiving a payment deferral as an average quarterly percentage of average managed auto receivables outstanding were 1.9%, 4.3% and 4.5% for fiscal 1996, 1997 and 1998, respectively, and 4.5% and 4.6% for the nine months ended March 31, 1998 and 1999, respectively. We believe that payment deferrals granted according to our policies and guidelines are an effective portfolio management technique and result in higher ultimate cash collections from the portfolio.

    The following table presents charge-off data with respect to our managed auto receivables portfolio:

                                                            Nine Months Ended
                                   Year Ended June 30,          March 31,
                                 -------------------------  -------------------
                                  1996     1997     1998      1998      1999
                                 -------  -------  -------  --------  ---------
                                           (dollars in thousands)
Net charge-offs:
  Held for sale................  $18,322  $16,965  $ 9,140  $  7,528  $   5,708
  Serviced.....................    1,652   26,266   78,862    53,390     98,183
                                 -------  -------  -------  --------  ---------
                                 $19,974  $43,231  $88,002  $ 60,918  $ 103,891
                                 =======  =======  =======  ========  =========
Net charge-offs as an
 annualized percentage of
 average managed auto
 receivables...................      5.6%     5.5%     5.3%      5.4%       4.8%
                                 =======  =======  =======  ========  =========
Net recoveries as a percentage
 of gross repossession charge-
 offs..........................     52.5%    50.5%    50.6%     50.0%      51.4%
                                 =======  =======  =======  ========  =========

    Delinquency and charge-offs typically fluctuate over time as a portfolio matures. Accordingly, the delinquency and charge-off data above is not necessarily indicative of delinquency and charge-off experience that could be expected for a portfolio with a different level of seasoning.

Liquidity and Capital Resources

    Our cash flows are summarized as follows:

                                                           Nine Months Ended
                               Year Ended June 30,             March 31,
                           -----------------------------  --------------------
                             1996      1997      1998       1998       1999
                           --------  --------  ---------  ---------  ---------
                                       (dollars in thousands)
Operating activities.....  $ 34,530  $ 36,003  $  37,813  $  11,162  $  38,214
Investing activities.....   (62,749)  (92,947)  (144,868)  (105,820)  (129,225)
Financing activities.....    12,050    60,826    134,115     97,725     94,770
                           --------  --------  ---------  ---------  ---------
Net increase (decrease)
 in cash and cash equiva-
 lents...................  $(16,169) $  3,882  $  27,060  $   3,067  $   3,759
                           ========  ========  =========  =========  =========

    Our primary sources of cash have been cash flows from operating activities, including excess cash flow distributions from the Trusts, borrowings under our warehouse and credit facilities, sales of auto receivables to Trusts in securitization transactions, and the issuance of senior notes. Our primary uses of cash have been purchases and originations of receivables and funding credit enhancement requirements for securitization transactions.

    We purchased $432.4 million, $906.8 million and $1,737.8 million of auto finance contracts during fiscal 1996, 1997 and 1998 requiring cash of $417.2 million, $896.7 million and $1,717.0 million, respectively, net of acquisition fees and other items. We purchased $1,176.7 million and $1,990.9 million of auto finance contracts during the nine months ended March 31, 1998 and 1999, respectively, requiring cash of $1,163.0 million and $1,983.8 million, respectively, net of acquisition fees and other items. We initially funded these purchases utilizing warehouse and credit facilities and subsequently through the sale of auto receivables in securitization transactions.

    In September 1998, we renewed our funding agreement with an administrative agent on behalf of an institutionally managed commercial paper conduit and a group of banks and increased the amount of structured warehouse financing available under the agreement from $245.0 million to $505.0 million. We utilize this facility to fund auto receivables pending securitization. This facility matures in September 1999. A total of $233.7 million was outstanding under this facility as of March 31, 1999.

    In March 1999, we entered into a funding agreement with a funding agent on behalf of an institutionally managed commercial paper conduit and a bank under which up to $150.0 million of structured warehouse financing is available. In June 1999, this facility was increased to $375.0 million. We utilize this facility to fund auto receivables pending securitization. There were no outstanding balances under this agreement as of March 31, 1999. The facility matures in March 2000.

    In March 1999, we renewed our revolving credit agreement with a group of banks that provides for borrowings up to $115.0 million, subject to a defined borrowing base. We utilize the line of credit to fund our auto lending activities and daily operations. The facility matures in March 2000. There were no outstanding balances under the credit agreement as of March 31, 1999.

    Our Canadian subsidiary has a convertible revolving term credit agreement with a bank that provides for borrowings of up to $20.0 million Cdn., subject to a defined borrowing base. We utilize this facility to fund our Canadian auto lending activities. The facility matures in November 1999. A total of $603,000 was outstanding under the Canadian facility as of March 31, 1999.

    Borrowings under our auto receivable warehouse lines, our revolving credit agreement and our Canadian subsidiary revolving credit agreement are secured by pledges of our auto loans prior to their sale in securitization transactions and are subject to defined borrowing bases.

    In February 1999, we renewed our mortgage warehouse facility with a bank under which we may borrow up to $75.0 million, subject to a defined borrowing base, to fund mortgage loan originations. The facility expires in July 1999. A total of $21.3 million was outstanding under the mortgage facility as of March 31, 1999.

    As is customary in our industry, our warehouse and credit facilities need to be renewed on an annual basis. We have historically been successful in renewing and expanding these facilities on an annual basis. If we are unable to renew these facilities on acceptable terms, it could have a material adverse effect on our financial position, liquidity and results of operation. See "Risk Factors."

    We have completed 17 auto receivables securitization transactions through June 30, 1999. We primarily used the proceeds from the transactions to repay borrowings outstanding under our warehouse and credit facilities. A summary of these transactions is as follows:

                                                                         Balance at
                                              Original Amount           June 30, 1999
   Transaction            Date                 (in millions)            (in millions)
   -----------            ----                ---------------           -------------
   1994-A             December 1994              $   51.0               Paid in full
   1995-A             June 1995                      99.2               Paid in full
   1995-B             December 1995                  65.0               Paid in full
   1996-A             March 1996                     89.4               Paid in full
   1996-B             May 1996                      115.9               $       14.6
   1996-C             August 1996                   175.0                       18.5
   1996-D             November 1996                 200.0                       44.7
   1997-A             March 1997                    225.0                       64.3
   1997-B             May 1997                      250.0                       84.3
   1997-C             August 1997                   325.0                      133.2
   1997-D             November 1997                 400.0                      193.5
   1998-A             February 1998                 425.0                      235.8
   1998-B             May 1998                      525.0                      329.6
   1998-C             August 1998                   575.0                      414.3
   1998-D             November 1998                 625.0                      501.2
   1999-A             February 1999                 700.0                      623.0
   1999-B             May 1999                    1,000.0                      970.7
                                                 --------               ------------
                                                 $5,845.5               $    3,627.7
                                                 ========               ============

    In connection with securitization transactions, we are required to fund certain credit enhancement levels set by the insurer of the asset-backed securities issued by the Trusts. We typically make an initial deposit to a restricted cash account and subsequently use excess cash flows generated by the Trusts to either increase the restricted cash account or repay the outstanding asset-backed securities on an accelerated basis, thus creating additional credit enhancement through over-collateralization in the Trusts. When the credit enhancement levels reach specified percentages of the Trust's pool of receivables, excess cash flows are distributed to us.

    When excess cash flow distributions are received depends on the type of structure used. Historically, we have used a structure that involved a higher initial cash deposit that resulted in receipt of excess cash flow distributions approximately seven to nine months after the receivables were securitized. Beginning in November 1997, we began to employ a structure that involves a lower initial cash deposit and the use of reinsurance and other alternative credit enhancements. Under this structure, we expect to begin to receive excess cash flow distributions approximately 20 to 24 months after receivables are securitized. For a description of the risks related to the use of reinsurance and other alternative credit enhancements, see "Risk Factors."

    Initial deposits to restricted cash accounts were $2.9 million, $71.4 million and $56.7 million for fiscal years 1996, 1997 and 1998, respectively, and $43.4 million and $57.3 million for the nine months ended March 31, 1998 and 1999, respectively. Excess cash flows distributed to us were $1.2 million, $19.3 million and $43.8 million for fiscal years 1996, 1997 and 1998, respectively, and $27.1 million and $35.2 million for the nine months ended March 31, 1998 and 1999, respectively. In addition, we received $23.0 million representing a return of deposits from restricted cash accounts during the nine months ended March 31, 1999.

    Certain agreements with the insurer provide that if delinquency, default and net loss ratios in a Trust's pool of receivables exceed certain targets, the specified credit enhancement levels would be increased. As of March 31, 1999, none of our securitizations had delinquency, default and net loss ratios in excess of the targeted levels.

    In February 1997 and January 1998, we issued $125.0 million and $50.0 million, respectively, of 9 1/4% Senior Notes which are due in February 2004. Interest on the notes is payable semi-annually, in February and August. The notes, which are unsecured, may be redeemed at the our option after February 2001 at a premium declining to par in February 2003.

    In April 1999, we issued $200.0 million of 9.875% Senior Notes which are due in April 2006. Interest on the Notes is payable semi-annually, in April and October. The notes, which are unsecured, may be redeemed at our option after April 2003 at a premium declining to par in April 2005.

    We operated 176 auto lending branch offices as of June 30, 1999. We may also expand loan production capacity at existing auto lending branch offices where appropriate. While we have been able to establish and grow our finance businesses thus far, there can be no assurance that future expansion will be successful due to competitive, regulatory, market, economic or other factors.

    As of March 31, 1999, we had $36.8 million in cash and cash equivalents. We also had available borrowing capacity of $76.3 million under our bank credit agreement pursuant to the borrowing base requirements of such facility. We estimate that we will require additional external capital for the remainder of fiscal 1999 in addition to these existing capital resources in order to fund expansion of our lending activities. We anticipate that such funding will be in the form of additional securitization transactions and expansion of our warehouse and credit facilities. There can be no assurance that funding will be available to us through these sources, or if available, that it will be on terms acceptable to us.

Interest Rate Risk

    Since our funding strategy is dependent upon the issuance of interest-bearing securities and the incurrence of debt, fluctuations in interest rates impact our profitability. We utilize several strategies to minimize the risk of interest rate fluctuations including the use of hedging instruments, the regular sale of auto receivables to the Trusts and prefunding securitizations, whereby the amount of asset-backed securities issued in a securitization exceeds the amount of receivables initially sold to a Trust. The proceeds from the pre-funded portion are held in an escrow account until we sell additional receivables to the Trust in amounts up to the balance of the pre-funded escrow account. In pre-funded securitizations, we lock in the borrowing costs with respect to the loans we subsequently deliver to the Trust. However, we incur an expense in pre-funded securitizations equal to the difference between the money market yields earned on the proceeds held in escrow prior to subsequent delivery of receivables and the interest rate paid on the asset-backed securities outstanding. There can be no assurance that these strategies will be effective in minimizing interest rate risk or that increases in interest rates will not have an adverse effect on our profitability.

    We utilize derivative financial instruments to manage the gross interest rate spread on our securitization transactions. We sell fixed rate auto receivables to Trusts that, in turn, sell either fixed rate or floating rate securities to investors. The fixed rates on securities issued by the Trusts are indexed to rates on U.S. Treasury notes with similar average maturities. We periodically use forward U.S. Treasury rate lock agreements to lock in the indexed rate for specific anticipated securitization transactions. The floating rates on securities issued by the Trusts are indexed to London Interbank Offered Rates. We use interest rate swap agreements to convert the floating rate exposures on these securities to a fixed rate. We enter into the interest rate swap agreements with banks that are highly rated at the time of entering into the interest rate swap agreements.

    We made cash payments of $6.2 million and $5.8 million for the nine months ended March 31, 1998 and 1999, respectively, to settle Forward U.S. Treasury rate lock agreements. These amounts were included in the gain on sale of receivables in securitization transactions and are recovered over time through a higher gross interest rate spread on the related securitization transaction. There were no outstanding Forward U.S. Treasury rate lock agreements as of March 31, 1999.

    All of our interest rate swap agreements are associated with securitization transactions completed prior to March 31, 1999 and the net market risk to us is not material.

Recent Accounting Developments

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way companies report information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports. The new pronouncement also establishes standards for related disclosures about products and services, geographic areas and major customers. The statement is effective for financial statements for periods beginning after December 15, 1997. Our auto finance business is currently the only segment reportable under SFAS 131.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The new standard requires that all derivatives be recognized as either assets or liabilities in the consolidated balance sheets and that those instruments be measured at fair value. If certain conditions are met, a derivative may be specifically designated as a hedging instrument. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. While the new standard will apply to our derivative financial instruments, we do not believe that adoption of SFAS 133 will have a material effect on our consolidated financial position or results of operations.

Year 2000 Issue

    The year 2000 issue is whether our or our vendors' computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail.

    We have developed a comprehensive project plan for achieving year 2000 readiness. We have completed an inventory of critical hardware and software and we have assessed information technology components. This assessment included major suppliers and business partners and we are monitoring their continued progress toward year 2000 compliance; however, we do not rely on any single supplier or partner to conduct business. We have completed the process of renovating or replacing critical systems. Integrated testing and installation of all renovated systems is complete. In addition, we are currently developing contingency plans for critical systems. Year 2000 project costs incurred through March 31, 1999 have been approximately $900,000. We expect to incur an additional $100,000 of costs to fund year 2000 project efforts through the end of calendar year 1999.

    We presently believe that with modifications to existing systems and conversion to new systems, the year 2000 issue will not pose significant operational problems for us. However, there can be no assurance that unforeseen problems in our computer systems, or the systems of third parties on which our computers rely, would not have an adverse effect on our systems or operations.

                                    BUSINESS

Overview

    We are a consumer finance company specializing in purchasing, securitizing and servicing retail automobile installment sales contracts originated by franchised and select independent dealers in connection with the sale of late model used and to a lesser extent new automobiles. Because we currently do not lend directly to consumers, we are what is commonly known as an indirect lender. We target borrowers with limited credit histories, modest incomes or those who have experienced prior credit difficulties, otherwise known as non-prime borrowers. With the use of proprietary credit scoring models, we underwrite contracts on a decentralized basis through a branch office network. These credit scoring models, combined with experienced underwriting personnel, enable us to implement a risk-based pricing approach to structuring and underwriting individual contracts. Our centralized risk management department monitors these underwriting strategies and portfolio performance to balance credit quality and profitability objectives. We service our loan portfolio at regional facilities located in Fort Worth, Texas, Tempe, Arizona and Charlotte, North Carolina using automated loan servicing and collection systems.

    We had 176 branch offices as of June 30, 1999. As a result of our expansion strategy, we have been able to increase our aggregate volume of automobile installment sales contracts purchased to $1,737.8 million in fiscal 1998 from $18.3 million in fiscal 1993. We have continued this growth during the first nine months of fiscal 1999, with purchases aggregating $1,990.9 million, compared to $1,176.7 million during the same period in fiscal 1998. For fiscal 1998, the average principal amount financed was $12,479 and the weighted average APR of contracts we purchased was 19.1%.

    We generate earnings and cash flow primarily through the purchase, retention, securitization and servicing of automobile receivables. In each securitization, we sell automobile receivables to a trust that, in turn, sells asset-backed securities to investors. We recognize a gain on the sale of the receivables to the trust and receive monthly excess cash flow distributions from the trust resulting from the difference between the interest received from the consumer obligors on the receivables and the interest on the asset-backed securities paid to investors, net of losses and expenses. Although the aggregate amount of excess cash flow does not change, the timing of our receipt of excess cash flow distributions is dependent upon the type of structure we use. Historically, we used a structure that involved a higher initial cash deposit and resulted in receipt of excess cash flow distributions approximately seven to nine months after the receivables were securitized. Since November 1997, we have employed a structure that involves a lower initial cash deposit. Under this structure, we expect to begin to receive excess cash flow distributions approximately 20 to 24 months after the receivables are securitized. We received excess cash flow of $43.8 million from securitization trusts in fiscal 1998. Due to the time delay associated with distributions of excess cash flow from securitizations, we expect to receive increased cash flow distributions in fiscal 2000 from trusts created as a result of securitization transactions occurring in fiscal 1998. Prior to the time when we begin to receive excess cash flow, all excess cash flow is utilized to fund credit enhancement requirements to secure financial guaranty insurance policies issued by a monoline insurance company to protect investors in the asset-backed securities from losses. Once predetermined credit enhancement requirements are reached and maintained, excess cash flow is distributed to us. In addition to excess cash flow, we earn servicing fees of 2.25% per annum of the outstanding principal balance of receivables securitized. Over the four quarters ended March 31, 1999 we completed four securitization transactions totaling $2.4 billion. We also completed a $1.0 billion securitization in May 1999.

Industry Overview

    Market Size. According to CNW Marketing/Research, an independent automobile finance market research firm, the automobile finance industry is the second largest consumer finance industry in the United States with over $603 billion of loan and lease originations during 1998. The industry is generally segmented according to the type of car sold (new vs. used) and the credit characteristics of the borrower (prime vs. non-prime segment). The non-prime segment of the market accounted for approximately $188 billion of these originations, including approximately $112 billion of new car loans and $76 billion of used car loans.

Competition in the field of automobile finance is intense. The automobile finance market is highly fragmented and is served by a variety of financial entities including the captive finance affiliates of major automotive manufacturers, banks, thrifts, credit unions and independent finance companies.

    Market Characteristics. The non-prime automobile finance industry has certain characteristics which affect the strategies of indirect lenders, including the following:

  . Numerous Diverse Local Markets. Historically, increasing market share on a national basis has meant developing relationships with automobile dealerships in local markets. This has typically been accomplished through the use of local marketing representatives or the placement of branch offices in those markets. Credit decisions are made on either a centralized basis or decentralized through branch offices where approvals can be tailored to local market conditions.

  . Increased Risk of Non-payment or Default. The rates of delinquencies, defaults, repossessions and losses on loans to non-prime borrowers is higher than that experienced in the general automobile finance industry. Underwriting criteria, loan pricing and collection methods are, therefore, structured to manage the higher risks inherent in loans to non-prime borrowers.

  . Lenders Compete on the Basis of Price and Service. Providers of automobile financing have traditionally competed on the basis of interest rates charged, the quality of credit accepted, the flexibility of loan terms offered and the quality of service provided to dealers and consumers. In order to compete effectively on a national basis lenders must develop a low cost and efficient origination platform and a highly automated loan processing and servicing function.

  . Need for Significant Funding Capacity. Operating on a national basis as a lender to non-prime borrowers requires substantial availability of capital.

Our Solution

    We have developed a business model and a technology platform that we believe allows us to compete effectively in the non-prime automobile finance business. The key aspects of our solution are:

    Decentralized Marketing Platform. We purchase our automobile contracts through a decentralized branch office network. We opened five branch offices in fiscal 1993, 13 in fiscal 1994, 13 in fiscal 1995, 20 in fiscal 1996, 34 in fiscal 1997, 44 in fiscal 1998, and 47 in fiscal 1999, bringing our branch office network as of June 30, 1999 to 176 offices located in 41 states and two Canadian provinces.

    We believe that the personal relationships our branch managers and other branch office personnel establish with the dealership personnel are an important factor in creating and maintaining productive relationships with our dealership customer base. A local presence enables us to more fully service dealers and be more responsive to dealer concerns and local market conditions.

    Use of Proprietary Credit Scoring Models for Risk-based Pricing. We have developed and implemented a credit scoring system across our branch office network to support the branch level credit approval process. Our proprietary credit scoring models are designed to enable us to tailor each loan's pricing and structure to a statistical assessment of the underlying credit risk. The credit scoring system was developed with the assistance of Fair, Isaac and Co., Inc. from our consumer demographic and portfolio databases. The credit scorecards we use to differentiate credit applicants and to assess credit risk are proprietary to us.

    Sophisticated Risk Management Techniques. Our centralized risk management department is responsible for monitoring the origination process, supporting management's supervision of each branch office, tracking collateral values of our receivables portfolio and monitoring portfolio returns. The risk management department uses proprietary databases to identify concentrations of risk, to price for the risk associated with selected market segments and to endeavor to enhance the credit quality and profitability of the contracts purchased. Though originations and approvals are made on a decentralized, branch-level basis, credit decisions must comply with our credit scoring strategies and underwriting policies and procedures.

    High Investment in Technology to Support Operating Efficiency and Growth. A high level of automation in both loan origination and servicing has enabled us to become a low-cost provider in the non-prime automobile finance market. Our annualized ratio of operating expenses to average managed receivables was 10.0% for fiscal 1995, 7.2% for fiscal 1996, 6.2% for fiscal 1997, 5.4% for fiscal 1998 and 5.0% for the nine months ended March 31, 1999. Because of our investment in technology we have been able to streamline our loan origination and servicing processes and take advantage of economies of scale.

    Funding and Liquidity Through Securitizations. We sell automobile receivables in securitization transactions in order to obtain a cost-effective, lower-cost source of funds for the purchase of additional automobile finance contracts, to reduce the risk of interest rate fluctuations and to utilize capital efficiently. Since our first securitization transaction in December 1994, we have securitized approximately $5.8 billion of automobile receivables in private and public offerings of asset-backed securities through June 1999, including a $1.0 billion securitization in May 1999.

Our Business Strategy

    Our principal objective is to continue to build upon our position as a leading lender to non-prime borrowers in the automobile finance industry. To achieve this objective, we are using the following strategies:

    Continued Growth in Contract Purchase Volume. We are continuing to expand and grow the quantity of automobile loans that we purchase. We intend to increase our contract acquisition volumes through further expansion of our automobile finance branch network, through increasing our market share in existing branch territories and through marketing alliances with select automobile dealer groups and prime automotive lenders, such as banks.

    As part of our goal of increasing the number of dealers from whom we purchase automobile finance contracts, we have entered into marketing alliances with certain automobile dealer groups and regional banks. In addition, in March 1999 we announced a new marketing alliance with Chase Manhattan Bank, USA, N.A. We currently provide non-prime automobile financing programs to select dealers in Texas who have a relationship with Chase and, if this program is successful, we will seek to expand it nationally.

    Continued Enhancement of Proprietary Credit Scoring Models with New Data. Our proprietary credit scorecards are validated on a monthly basis through the comparison of actual versus projected performance by score. Using this information and the data we derive in our lending business, we are continuing to refine our proprietary scorecards based on new information and identified correlations relating to receivables performance in an effort to effectively manage our loan origination processes and balance credit risk and portfolio returns.

    Continued Investment in Technology. We intend to invest further in technology to enable us to reduce our operating expenses relative to the size of our managed receivables and to improve our service to dealers. Development of new systems and automation of our processes will enhance our ability to service dealers and provide for quicker credit decisions and faster contract funding. In addition, we intend to continue to improve our loan servicing tools in order to more efficiently allocate collection resources to those accounts requiring the most attention.

    Continued Efforts to Lower Our Cost of Funds. We plan to maintain our role as a major issuer in the asset-backed securities market and seek innovative structures and facilities to lower our cost of funds.

Operations

    Target Market. Our indirect automobile lending programs are designed to serve customers who have limited access to traditional automobile financing. Our typical borrowers have experienced prior credit difficulties or have limited credit histories. Because we serve consumers who are unable to meet the credit standards imposed by most traditional automobile financing sources, we generally charge interest at rates higher than those charged by traditional automobile financing sources. We also expect to sustain a higher level of credit losses than traditional automobile financing sources since we provide financing in a relatively high risk market.

    Dealership Marketing. Since we are an indirect lender, we focus our marketing activities on automobile dealerships. We are selective in choosing the dealers with whom we conduct business. We primarily pursue manufacturer franchised dealerships with used car operations and select independent dealerships. We select these dealers because they sell the type of used cars we prefer to finance, specifically later model, low mileage used cars. Of the contracts we purchased during the nine months ended March 31, 1999, approximately 95% were originated by manufacturer franchised dealers with used car operations and 5% by select independent dealers. We purchased contracts from 10,991 dealers during the nine months ended March 31, 1999. No dealer accounted for more than 1% of the total volume of contracts we purchased for that same period.

    Prior to entering into a relationship with a dealer, we consider the dealer's operating history and reputation in the marketplace. We then maintain a non-exclusive relationship with the dealer. We actively monitor this relationship with the objective of maximizing the volume of applications received from the dealer that meet our underwriting standards and profitability objectives. Due to the non-exclusive nature of our relationships with dealerships, the dealerships retain discretion to determine whether to obtain financing from us or from another source for a customer seeking to finance a vehicle purchase. Branch managers and other branch office personnel regularly telephone and visit dealers to solicit new business and to answer any questions dealers may have regarding our financing programs and capabilities. These personnel explain our underwriting philosophy, including our preference for non-prime quality contracts secured by later model, lower mileage used vehicles and our practice of underwriting in the local branch office. To increase the effectiveness of these contacts, the branch managers and other branch office personnel have access to our management information systems which detail current information regarding the number of applications submitted by a dealership, our response and the reasons why we rejected a particular application.

    We generally purchase finance contracts without recourse to the dealer, and accordingly, the dealer usually has no liability to us if the consumer defaults on the contract. To mitigate our risk from potential credit losses, we typically charge dealers an acquisition fee when purchasing finance contracts. We negotiate these acquisition fees with dealers on a contract-by-contract basis and they are usually non-refundable. Although we purchase finance contracts without recourse to the dealer, the dealer typically makes certain representations as to the validity of the contract and compliance with certain laws, and indemnifies us against any claims, defenses and set-offs that may be asserted against us because of assignment of the contract. Recourse based upon such representations and indemnities would be limited in circumstances in which the dealer has insufficient financial resources to perform upon such representations and indemnities. We do not view recourse against the dealer on these representations and indemnities to be of material significance in our decision to purchase finance contracts from a dealer.

    Branch Office Network. We use our branch office network to market our financing programs to selected dealers, develop relationships with dealers throughout the country and to underwrite contracts submitted by dealerships. Branch office personnel are responsible for the solicitation, enrollment and education of new dealers regarding our financing programs. A local presence enables us to more fully service dealers and be more responsive to dealer concerns and local market conditions. We select markets for branch office locations based upon numerous factors, including demographic trends and data, competitive conditions and the regulatory environment in addition to the availability of qualified personnel. Branch offices are typically situated in suburban office buildings which are accessible to local dealers.

    Each branch office solicits dealers for contracts and maintains our relationship with the dealers in the geographic vicinity of that branch office. Branch office locations are typically staffed by a branch manager, an assistant manager and one or more dealer and customer service representatives. Larger branch offices may also have an additional assistant manager or dealer marketing representative. We believe that the personal relationships our branch managers and other branch office personnel establish with the dealership personnel are an important factor in creating and maintaining productive relationships with our dealership customer base. We compensate branch managers with base salaries and annual incentives based on overall branch performance including factors such as branch credit quality, loan pricing adequacy and loan volume objectives. We typically pay the incentives in cash and stock option grants. The branch managers report to regional vice presidents.

    Our regional vice presidents monitor branch office compliance with our underwriting guidelines. Our management information systems provide the regional vice presidents access to credit application information enabling them to consult with the branch managers on daily credit decisions and review exceptions to our underwriting guidelines. The regional vice presidents also make periodic visits to the branch offices to conduct operating reviews.

    The following table sets forth information with respect to the number of branches, dollar volume of contracts purchased and number of producing dealerships for the periods set forth below.

                                                             Nine Months Ended
                                       Year Ended June 30,       March 31,
                                      ---------------------- -----------------
                                       1996   1997    1998     1998     1999
                                      ------ ------ -------- -------- --------
                                               (dollars in thousands)
Number of branch offices.............     51     85      129      119      168
Dollar volume of contracts
  purchased.......................... $432.4 $906.8 $1,737.8 $1,176.7 $1,990.9
Number of producing dealerships(1)...  3,262  5,657    9,204    7,763   10,991

--------
(1) A producing dealership refers to a dealership from which we have purchased contracts in the relevant period.

Underwriting and Purchasing of Contracts

    Proprietary Credit Scoring System and Risk-based Pricing. We have implemented a credit scoring system throughout our branch office network to support the branch level credit approval process. The credit scoring system was developed with the assistance of Fair, Isaac and Co., Inc. from our consumer demographic and portfolio databases. We use credit scoring to differentiate credit applicants and to rank order credit risk in terms of expected default rates, which enables us to tailor loan pricing and structure according to this statistical assessment of credit risk. For example, a consumer with a lower score would indicate a higher probability of default and, therefore, we would seek to compensate for this higher default risk through the structuring and pricing of the transaction. While we employ a credit scoring system in the credit approval process, credit scoring does not eliminate credit risk. Adverse determinations in evaluating contracts for purchase could adversely affect the credit quality of our receivables portfolio.

    The credit scoring system contrasts the quality of credit applicant profiles resulting in a statistical assessment of the most predictive characteristics. Factors considered in any loan application include data presented on the application, the credit bureau report and the type of loan the applicant wishes to secure. Specifically, the credit scoring system considers the applicant's residential and employment stability, financial history, current financial capacity and integrity of meeting historical financial obligations as well as the loan structure and credit bureau information. The scorecards take these factors into account and produce a statistical assessment of these attributes. This assessment is used to segregate applicant risk profiles and determine whether risk is acceptable and the price we should charge for that risk. The credit scorecards are validated on a monthly basis through the comparison of actual versus projected performance by score. We endeavor to refine our proprietary scorecards based on new information and identified correlations relating to receivables performance.

    Through the use of our proprietary credit scoring system, branch office personnel with credit authority are able to more efficiently review and prioritize loan applications. Applications which receive a high score are processed rapidly and credit decisions can be quickly faxed back to the dealer. Applications receiving low scores can be quickly rejected without further processing and review by us. This ability to prioritize applications allows for a more effective allocation of resources to those applications requiring more review.

    Decentralized Loan Approval Process. We purchase individual contracts through our branch offices based on a decentralized credit approval process tailored to local market conditions. Each branch manager has a specific credit authority based upon their experience and historical loan portfolio results as well as established credit scoring parameters. In certain markets where a branch office is not present and with respect to certain large dealer groups, we purchase contracts through our regional purchasing offices. Although the credit approval process is decentralized, all credit decisions must comply with our credit scoring strategies and underwriting policies and procedures.

    We receive loan application packages completed by prospective obligors via facsimile at the branch offices from dealers. Application data are entered into our automated application processing system. A credit bureau report is automatically generated and credit scores are computed. Branch office personnel with credit authority review the application package and determine whether to approve the application, approve the application subject to conditions that must be met or deny the application. These personnel consider many factors in arriving at a credit decision, relying primarily on the applicant's credit score, but also taking into account the applicant's capacity to pay, stability, credit history, the contract terms and collateral value. We estimate that we deny credit to approximately 60% to 65% of applicants typically because of their credit histories or because their income levels are not sufficient to support the proposed level of monthly payments. We contact dealers regarding credit decisions by telefax or telephone. Declined and conditioned applicants are also provided with appropriate notification of the decision.

    Our underwriting and collateral guidelines as well as credit scoring parameters form the basis for the branch level credit decision; however, the qualitative judgment of the branch office personnel with credit authority with respect to the credit quality of an applicant is a significant factor in the final credit decision. Exceptions to credit policies and authorities must be approved by a regional vice president or other designated credit officer.

    The dealers send completed loan packages to the branch office. As part of the credit decision process, a customer service representative investigates the residence, employment and credit history of the applicant. Loan terms and insurance coverages are generally reverified with the consumer by branch office personnel and the loan packages are forwarded to our centralized loan services department. All loan documentation is scanned to create electronic images and key original documents are stored in a fire-resistant vault. The loans are reviewed for proper documentation and regulatory compliance and are entered into our loan accounting system. Daily loan reports are generated for final review by senior operations management. Once cleared for funding, the loan services department issues a check or electronically transfers funds to the dealer. Upon funding of the contract, we require applicants to provide a perfected security interest in the automobile that was financed. All of our contracts are fully amortizing with substantially equal monthly installments.

Servicing and Collections Procedures

    General.  Our servicing activities consist of:

  . collecting and processing customer payments;

  . responding to customer inquiries;

  . initiating contact with customers who are delinquent in payment of a receivable installment;

  . maintaining the security interest in the financed vehicle;

  . maintaining physical damage insurance coverage of the financed vehicle;
    and

  . repossessing and liquidating collateral when necessary.

    We utilize various automated systems to support our servicing and collections activities. We use monthly billing statements to serve as a reminder to customers as well as an early warning mechanism in the event a customer has failed to notify us of an address change. Approximately 15 days before a customer's first payment due date and each month thereafter, we mail the customer a billing statement directing the customer to mail payments to a lockbox bank for deposit in a lockbox account. Payment receipt data is electronically transferred from our lockbox bank to us for posting to the loan accounting system. We may also directly receive payments from customers. All payment processing and customer account maintenance is performed centrally in Fort Worth, Texas by the loan services department. We receive servicing fees for servicing securitized receivables equal to 2.25% per annum of the outstanding principal balance of such receivables.

    Our collections activities are performed at regional centers located in Fort Worth, Texas, Tempe, Arizona and Charlotte, North Carolina. We utilize a predictive dialing system to make phone calls to customers whose payments are past due. The predictive dialer is a computer-controlled telephone dialing system which dials phone numbers of customers from a file of records extracted from our database. Once a live voice responds to the automated dialer's call, the system automatically transfers the call to a collector and the relevant account information appears on the collector's computer screen. The system also tracks and notifies collections management of phone numbers that the system has been unable to reach within a specified number of days, thereby promptly identifying for management all customers who cannot be reached by telephone. By eliminating time wasted on attempting to reach customers, the system gives a single collector the ability to speak with a larger number of accounts daily.

    Once an account becomes more than 30 days delinquent, the account moves to our mid-range collection unit. The objective of these collectors is to prevent the account from becoming further delinquent. After a scheduled payment on an account becomes approximately 60 to 90 days past due, we typically initiate repossession of the financed vehicle. However, we may repossess it without regard to the length of payment delinquency if:

  . an account is deemed uncollectible;

  . the financed vehicle is deemed by collection personnel to be in danger of being damaged, destroyed or hidden;

  . the customer deals in bad faith; or

  . the customer voluntarily surrenders the financed vehicle.

    At times, we offer payment deferrals to customers who have encountered temporary financial difficulty, hindering their ability to pay as contracted, and when other methods of assisting the customer in meeting the contract terms and conditions have been exhausted. A deferral allows the customer to move a delinquent payment to the end of the loan by paying a fee, which is approximately the interest portion of the payment deferred. The collector must review the past payment history and assess the customer's desire and capacity to make future payments and, before agreeing to a deferral, must comply with our policies and guidelines for deferrals. Exceptions to our policies and guidelines for deferrals must be approved by a collections officer. The loan services department processes deferment transactions. As of March 31, 1999, approximately 13% of our managed receivables had received a deferral.

    Repossessions. Repossessions are subject to prescribed legal procedures, which include:

  . peaceful repossession;

  . one or more consumer notifications;

  . a prescribed waiting period prior to disposition of the repossessed automobile; and

  . return of personal items to the consumer.

    Some jurisdictions provide the consumer with reinstatement or redemption rights. Legal requirements, particularly in the event of bankruptcy, may restrict our ability to dispose of the repossessed vehicle. Repossessions are handled by independent repossession firms engaged by us and must be approved by a collections officer. Upon repossession and after any prescribed waiting period, we sell the repossessed automobile at auction. We do not sell any vehicles on a retail basis. We credit the proceeds from the sale of the automobile at auction, and any other recoveries, against the balance of the contract. Auction proceeds from the sale of the repossessed vehicle and other recoveries are usually not sufficient to cover the outstanding balance of the contract, and the resulting deficiency is charged-off. We may pursue collection of deficiencies when we deem such action to be appropriate.

    Charge-off Policy. Our policy is to charge-off an account in the month in which the account becomes 180 days contractually delinquent even if we have not repossessed the related vehicle. On accounts less than 180 days delinquent, we charge-off the account when the vehicle securing the delinquent contract is repossessed and disposed of. The charge-off represents the difference between the actual net sales proceeds and the amount of the delinquent contract, including accrued interest. Accrual of finance charge income is suspended on accounts which are more than 60 days contractually delinquent.

Risk Management

    Overview. We have developed procedures to evaluate and supervise the operations of each branch office on a centralized basis. Our risk management department is responsible for monitoring the contract purchase process and supporting the supervisory role of senior operations management. This department tracks via databases key variables, such as:

  .loan applicant data;

  .credit bureau and credit score information;

  .loan structures and terms; and

  .payment histories.

The risk management department also regularly reviews the performance of our credit scoring system and is involved with third-party vendors in the development and enhancement of our credit scorecards.

    The risk management department also prepares regular credit indicator packages reviewing portfolio performance at various levels of detail including total company, branch office and dealer. Various daily reports and analytical data are also generated by our management information systems. We use this information to monitor credit quality as well as to constantly refine the structure and mix of new contract purchases. We review portfolio returns on a consolidated basis, as well as at the branch office, dealer and contract levels.

    Behavioral Scoring. We use statistically-based behavioral assessment models to project the relative probability that an individual account will default and to validate the credit scoring system after the receivable has aged for a sufficient period of time, generally six to nine months. Default probabilities are calculated for each account independent of the credit score. Projected default rates from the behavioral assessment models and credit scoring systems are compared and analyzed to monitor the effectiveness of our credit strategies.

    Collateral Value Management. The value of the collateral underlying our receivables portfolio is updated monthly with a loan-by-loan link to national wholesale auction values. This data, along with our own experience relative to mileage and vehicle condition, are used for evaluating collateral disposition activities as well as for reserve analysis models.

    Compliance Audits. Our internal audit department conducts regular compliance audits of branch office operations, loan services, collections and other functional areas. The primary objective of the audits is to measure compliance with our written policies and procedures as well as regulatory matters. Branch office audits include a review of:

  .compliance with underwriting policies;

  .completeness of loan documentation;

  .collateral value assessment; and

  .extent of applicant data investigation.

    Written audit reports are distributed to local branch office personnel and the regional vice presidents for response and follow-up. Senior operations management reviews copies of these reports. Audit results and responses are also reviewed on a quarterly basis by an audit committee comprised of senior executive management.

Securitization of Loans

    Since December 1994, we have pursued a strategy of securitizing our receivables to diversify our funding, improve liquidity and obtain a cost-effective source of funds for the purchase of additional automobile finance contracts. We apply the net proceeds from securitizations to pay down borrowings under our credit and warehouse facilities, thereby increasing availability thereunder for further contract purchases. Through June 30, 1999, we have securitized approximately $5.8 billion of automobile receivables, including a $1.0 billion securitization we completed in May 1999.

    In our securitizations, we, through one or more wholly-owned subsidiaries, transfer automobile receivables to newly-formed securitization trusts, which issue one or more classes of asset-backed securities. The asset-backed securities are in turn sold to investors, except for certain subordinated interests which we may retain.

    When we transfer receivables to securitization trusts in securitization transactions, we recognize a gain on sale of receivables and continue to service such receivables. The gain on sale of receivables represents the difference between the sales proceeds, net of transaction costs, and our net carrying value of the receivables sold, plus the present value of estimated excess cash flows. The estimated excess cash flows are the difference between the cash collected from obligors on securitized receivables and the sum of principal and interest paid to investors in the asset-backed securities, contractual servicing fees, defaults, net of recoveries, and other expenses such as trustee fees and financial guarantee insurance premiums. Concurrently with recognizing the gain on sale of receivables, we record a corresponding asset, interest-only receivables from Trusts, which includes the present value of estimated excess cash flows as described above.

    The calculation of interest-only receivables includes estimates of future losses and prepayment rates for the remaining term of the receivables sold since these factors impact the amount and timing of future cash collected on the receivables sold. We review the carrying value of interest-only receivables quarterly on a disaggregated basis by Trust. If future losses or prepayment rates exceed our original estimates, the asset will be adjusted through a charge to operations. Favorable credit loss and prepayment experience compared to our original estimates would result in additional income when realized. See "Risk Factors."

    In connection with our securitization program, we arrange for a financial guaranty insurance policy to achieve a desired credit rating on the asset-backed securities issued. The policies for each of our securitizations have been provided by Financial Security Assurance, Inc., a monoline insurer, which insures the timely payment of principal and interest due on the asset-backed securities. We have limited reimbursement obligations to Financial Security Assurance; however, credit enhancement requirements, including Financial Security Assurance's encumbrance of certain restricted cash accounts and subordinated interests in trusts, provide a source of funds to cover shortfalls in collections and to reimburse Financial Security Assurance for any claims which may be made under the policies issued with respect to our securitizations.

    The credit enhancement requirements for any securitization include restricted cash accounts which are generally established with an initial deposit and, in some cases, reinsurance or other alternative forms of credit enhancement, and subsequently funded through excess cash flows from securitized receivables. Funds are withdrawn from the restricted cash accounts to cover any shortfalls in amounts payable on the asset-backed securities. Funds are also available to be withdrawn in an event of default to reimburse Financial Security Assurance for draws on its financial guaranty insurance policy. In addition, the restricted cash account for each securitization trust is cross-collateralized to the restricted cash accounts established in connection with our other securitization trusts, such that excess cash flow from a performing securitization trust insured by Financial Security Assurance may be used to support cash flow shortfalls from a non-performing securitization trust insured by Financial Security Assurance, thereby further restricting excess cash flow available to us. We are entitled to receive amounts from the restricted cash accounts to the extent the amounts deposited exceed predetermined required minimum levels.

    Financial Security Assurance has taken a pledge of the stock of AFS Funding Corp., our wholly-owned subsidiary that owns the restricted cash accounts, interest-only receivables, and any subordinated interests in the Trusts, such that, if the pledge is exercised in the event of a payment by Financial Security Assurance under one of its insurance policies or certain material adverse changes in our business, Financial Security Assurance would control all of the restricted cash accounts, interest-only receivables and any subordinated interests in the Trusts. The terms of each securitization also provide that, under certain tests relating to delinquencies, defaults and losses, cash may be retained in the restricted cash account and not released to us until increased minimum levels of credit enhancement requirements have been reached and maintained.

Trade Names

    We have obtained federal trademark protection for the "AmeriCredit" name and the logo that incorporates the "AmeriCredit" name.

Regulation

    Our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations.

    In most states in which we operate, a consumer credit regulatory agency regulates and enforces laws relating to consumer lenders and sales finance agencies such as us. Such rules and regulations generally provide for licensing of sales finance agencies, limitations on the amount, duration and charges, including interest rates, for various categories of loans, requirements as to the form and content of finance contracts and other documentation and restrictions on collection practices and creditors' rights. In certain states, our branch offices are subject to periodic examination by state regulatory authorities. Some states in which we operate do not require special licensing or provide extensive regulation of our business.

    We are also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These laws require us to provide certain disclosures to prospective borrowers and protect against discriminatory lending practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each loan. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. In addition, our credit scoring system must comply with the requirements for such a system as set forth in the Equal Credit Opportunity Act and Regulation B. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency.

    The dealers who originate automobile loans that we purchase also must comply with both state and federal credit and trade practice statutes and regulations. Failure of the dealers to comply with such statutes and regulations could result in consumers having rights of rescission and other remedies that could have an adverse effect on us.

    Management believes that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable local, state and federal regulations. There can be no assurance, however, that we will be able to maintain all requisite licenses and permits and the failure to satisfy those and other regulatory requirements could have a material adverse effect on our operations. Further, the adoption of additional, or the revision of existing, rules and regulations could have a material adverse effect on our business.

Mortgage Loan Operations

    In November 1996, we acquired AMS. AMS originates and acquires home equity loans through a network of mortgage brokers. AMS sells its home equity loans and the related servicing rights in the wholesale markets. AMS does not currently represent a material portion of our assets or revenues.

Competition

    Competition in the field of non-prime automobile finance is intense. The automobile finance market is highly fragmented and is served by a variety of financial entities including the captive finance affiliates of major automotive manufacturers, banks, thrifts, credit unions, and independent finance companies. Many of these competitors have substantially greater financial resources and lower costs of funds than us. Many of these competitors also have long standing relationships with automobile dealerships and may offer dealerships or their customers other forms of financing, including dealer floor plan financing and leasing, which we do not offer. Providers of automobile financing have traditionally competed on the basis of interest rate charged, the quality of credit accepted, the flexibility of loan terms offered and the quality of service provided to dealers and customers. In seeking to establish ourself as one of the principal financing sources of the dealers we serve, we compete predominately on the basis of our high level of dealer service and strong dealer relationships and by offering flexible loan terms. There can be no assurance that we will be able to compete successfully in this market or against these competitors.

Properties

    Our executive offices are located at 801 Cherry Street, Suite 3900, Fort Worth, Texas, in a 113,000 square foot leased office space, under a 12-year lease that commenced in July 1999. We utilize this building for branch office support and administrative activities. We also lease 67,000 square feet of office space in Tempe, Arizona under a ten-year agreement with renewal options, 56,000 square feet of office space in Charlotte, North Carolina under a ten-year agreement with renewal options, and 65,000 square feet of office space in Fort Worth, Texas under four-year agreements. These facilities are used for loan servicing and collections activities. We intend to consolidate various loan servicing, collection and operating activities in a 250,000 square foot facility located in Arlington, Texas leased under a five-year lease commencing August 1999.

    Our executive offices were formerly located in a 43,000 square foot building we purchased in 1994. We intend to sell this building.

    We generally lease branch office facilities under agreements with original terms of three to five years. Such facilities are typically located in a suburban office building and consist of between 1,000 and 2,000 square feet of space.

Employees

    At March 31, 1999, we employed approximately 2,200 persons in 41 states and one Canadian province. None of our employees are part of a collective bargaining agreement and our relationships with our employees are satisfactory.

Legal Proceedings

    As a consumer finance company, we are subject to various consumer claims and litigation seeking damages and statutory penalties based upon, among other things, usury, disclosure inaccuracies, wrongful repossession, fraud and discriminatory treatment of credit applicants, which could take the form of a plaintiffs' class action complaint. We, as the assignee of finance contracts originated by dealers, may also be named as a co-defendant in lawsuits filed by consumers, principally against dealers. The damages and penalties claimed by consumers in these types of matters can be substantial. The relief requested by the plaintiffs varies but includes requests for compensatory, statutory and punitive damages. One proceeding in which we are a defendant has been brought as a putative class action and is pending in the State of California. A class has yet to be certified in this case, in which the plaintiffs allege certain defects in our post-repossession notice forms in the State of California, and no court date has been set, nor are any hearings presently scheduled.

    Management believes that we have taken prudent steps to address the litigation risks associated with our business activities. However, there can be no assurance that we will be able to successfully defend against all such consumer claims, or that the determination of any such claim in a manner adverse to us would not have a material adverse effect on our indirect automobile finance business.

    On April 8, 1999, a putative class action complaint was filed against us and certain of our officers and directors alleging violations of Section 10(b) of the Securities Exchange Act of 1934 arising from our use of the cash-in method of measuring and accounting for credit enhancement assets in our financial statements for the second, third and fourth quarters of fiscal year 1997, fiscal year 1998 and the first quarter of fiscal year 1999. We believe that our previous use of the cash-in method of measuring and accounting for credit enhancement assets was consistent with then current generally accepted accounting principles and accounting practices of other finance companies. As required by the Financial Accounting Standards Board's Special Report, "A Guide to Implementation of Statement 125 on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, Second Edition," dated December 1998, and related statements made by the staff of the Commission, we retroactively changed our method of measuring and accounting for credit enhancement assets to the cash-out method and restated our financial statements for the three months ended September 30, 1998 and the fiscal years ended June 30, 1998, 1997 and 1996. In the opinion of management, this litigation is without merit and we intend to vigorously defend against the complaint.

    In the opinion of management, the resolution of the proceedings described in this section will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

                                   MANAGEMENT

Directors and Executive Officers

    The following table sets forth certain information regarding the current directors and executive officers of the Company as of June 30, 1999:

          Name            Age               Position with the Company
          ----            ---               -------------------------
Clifton H. Morris, Jr...   63 Chairman of the Board and Chief Executive Officer
Michael R. Barrington...   40 Vice Chairman of the Board, President and Chief
                              Operating Officer
Daniel E. Berce.........   45 Vice Chairman of the Board and Chief Financial Officer
Edward H. Esstman.......   58 President and Chief Operating Officer of AmeriCredit
                              Financial Services, Inc., Executive Vice
                              President--Auto Finance Division and Director
Chris A. Choate.........   36 Senior Vice President, General Counsel and Secretary
Joseph E. McClure.......   51 Executive Vice President and Chief Information Officer
Cheryl L. Miller........   35 Executive Vice President, Director of Collections and
                              Customer Service of AmeriCredit Financial Services,
                              Inc.
Michael T. Miller.......   37 Executive Vice President and Chief Credit Officer
Preston A. Miller.......   35 Executive Vice President and Treasurer
Cinde C. Perales........   38 Executive Vice President and Director of Loan Services
                              of AmeriCredit Financial Services, Inc.
A. R. Dike..............   63 Director
James H. Greer..........   72 Director
Douglas K. Higgins......   49 Director
Kenneth H. Jones, Jr....   64 Director

    Clifton H. Morris, Jr. has been Chairman of the Board and Chief Executive Officer of the Company since May 1988, and was also President of the Company from such date until April 1991 and from April 1992 to November 1996. Mr. Morris is also a director of Service Corporation International, Inc., a publicly held company which owns and operates funeral homes and related businesses, and Cash America International, Inc., a publicly held pawn brokerage company.

    Michael R. Barrington has been Vice Chairman, President and Chief Operating Officer of the Company since November 1996 and was Executive Vice President and Chief Operating Officer of the Company from November 1994 until November 1996. Mr. Barrington was a Vice President of the Company from May 1991 until November 1994. From its formation in July 1992 until November 1996, Mr. Barrington was also the President and Chief Operating Officer of AmeriCredit Financial Services, Inc., a subsidiary of the Company.

    Daniel E. Berce has been Vice Chairman and Chief Financial Officer of the Company since November 1996 and was Executive Vice President, Chief Financial Officer and Treasurer for the Company from November 1994 until November 1996. Mr. Berce was Vice President, Chief Financial Officer and Treasurer of the Company from May 1991 until November 1994. Mr. Berce is also a director of INSpire Insurance Solutions, Inc., a publicly held company which provides policy and claims administration services to the property and casualty insurance industry.

    Edward H. Esstman has been President and Chief Operating Officer of AFSI since November 1996. Mr. Esstman was Executive Vice President, Director of Consumer Finance Operations of AFSI from November 1994 until November 1996 and was Senior Vice President, Director of Consumer Finance of AFSI from AFSI's formation in July 1992 until November 1994. Mr. Esstman has also been Executive Vice President--Auto Finance Division for the Company since November 1996 and Senior Vice President and Chief Credit Officer for the Company from November 1994 until November 1996.

    Chris A. Choate has been Senior Vice President, General Counsel and Secretary of the Company since November 1996 and was Vice President, General Counsel and Secretary of the Company from November 1994 until November 1996 and General Counsel and Secretary of the Company from January 1993 until November 1994. From July 1991 until January 1993, Mr. Choate was Assistant General Counsel.

    Joseph E. McClure has been Executive Vice President, Chief Information Officer of the Company since April 1999 and was Senior Vice President, Chief Information Officer from October 1998, when he joined the Company until April 1999. Prior to joining the Company, Mr. McClure was Executive Vice President, Division Information Officer of Associates First Capital Corp., and was in that position for more than five years.

    Cheryl L. Miller has been Executive Vice President, Director of Collections and Customer Service of AFSI since July 1998 and was Senior Vice President, Director of Collections and Customer Service of AFSI from March 1996 until July 1998 and Vice President, Director of Collections and Customer Service of AFSI from October 1994 until March 1996. From May 1994 until October 1994, Ms. Miller acted in other management capacities for AFSI. Prior to that, Ms. Miller was with Ford Motor Credit Company, most recently as customer service supervisor of the Dallas branch.

    Michael T. Miller has been Executive Vice President and Chief Credit Officer of the Company since July 1998 and was Senior Vice President and Chief Credit Officer of the Company from November 1996 until July 1998. Mr. Miller was Senior Vice President, Risk Management, Credit Policy and Planning and Chief of Staff of AFSI since November 1994 until November 1996 and Vice President, Risk Management, Credit Policy and Planning of AFSI from AFSI's formation in July 1992 until November 1994. Michael T. Miller is the brother of Cheryl L. Miller.

    Preston A. Miller has been Executive Vice President and Treasurer of the Company since July 1998 and was Senior Vice President and Treasurer of the Company from November 1996 until July 1998. Mr. Miller was Vice President and Controller of the Company from November 1994 until November 1996 and was Controller of the Company from September 1989 until November 1994.

    Cinde C. Perales has been Executive Vice President, Director of Loan Services of AFSI since July 1998 and was Senior Vice President, Director of Loan Services of AFSI from March 1996 until July 1998 and Vice President, Director of Loan Services of AFSI from October 1992 until March 1996.

    A.R. Dike has been President of Willis Corroon Life, Inc., of Texas, a private insurance agency, since 1991. He was Chairman and Chief Executive Officer of The Insurance Alliance, Inc. from January 1988 until September 1991. Mr. Dike serves on the Board of Directors of Cash America International, Inc.

    James H. Greer is the Chairman of the Board of Shelton W. Greer Co., Inc. which engineers, manufactures, fabricates and installs building specialty products, and has been such for more than five years. Mr. Greer is also a director of Service Corporation International, Inc., and Tanknology Environmental, Inc., a publicly held company engaged in the environmental services industry.

    Douglas K. Higgins is a private investor and owner of Higgins & Associates and has been in that position since July 1994. In 1983, Mr. Higgins founded H & M Food Systems Company, Inc., a manufacturer of meat-based products for the food service industry, and was employed by such company as President until his retirement in July 1994.

    Kenneth H. Jones, Jr. is Vice Chairman of KBK Capital Corporation, a publicly held non-bank commercial finance company, and has been in that position since January 1995. Prior to January 1995, Mr. Jones was a shareholder in the Decker, Jones, McMackin, McClane, Hall & Bates, P.C. law firm in Fort Worth, Texas, and was with that firm and its predecessor or otherwise involved in the private practice of law in Fort Worth, Texas for more than five years. Mr. Jones is also a director of Hallmark Financial Services, Inc. Until June 26, 1995, Mr. Jones was Chairman of the Board of RVAC, Inc., a privately held company engaged in manufacturing and installing air conditioning products on recreational vehicles and manufactured housing. An involuntary Chapter 7 bankruptcy petition was filed against RVAC, Inc. in December 1995.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

    We have entered into employment agreements with our executive officers. These agreements, as amended, contain terms that renew annually for successive five year periods (ten years in the case of Mr. Morris), and the compensation thereunder is determined annually by our Board of Directors, subject to minimum annual compensation for Mr. Morris, $500,000; Messrs. Barrington and Berce $345,000; Mr. Esstman, $300,000; and Mr. Miller, $255,000. Included in each agreement is a covenant of the employee not to compete with us during the term of his employment and for a period of three years thereafter. The employment agreements also provide that if the employee is terminated other than for cause, in the event the employee resigns or is terminated other than for cause within twelve months after a "change in control" of us, as that term is defined in the employment agreements, we will pay to the employee the remainder of his current year's salary, on an undiscounted basis, plus the discounted present value, employing an interest rate of 8%, of two additional years' salary, for which purpose "salary" includes the annual rate of compensation immediately prior to the "change in control" plus the average annual cash bonus for the immediately preceding three year period.

    In addition to the employment agreements described above, the terms of all stock options granted to our executive officers provide that such options will become immediately vested and exercisable upon the occurrence of a change in control as defined in the stock option agreements evidencing such grants.

    The provisions and terms contained in these employment and option agreements could have the effect of increasing the cost of a change in control of the Company and thereby delay or hinder such a change in control.

Board Committees and Meetings

    Standing committees of the Board include the Audit Committee and the Stock Option/Compensation Committee.

    The Audit Committee's principal responsibilities consist of (1) recommending the selection of independent auditors, (2) reviewing the scope of the audit conducted by those auditors, as well as the audit itself, and (3) reviewing the Company's internal audit activities and matters concerning financial reporting, accounting and audit procedures, and policies generally. Members consist of Messrs. Dike, Greer, Higgins and Jones.

    The Stock Option/Compensation Committee (1) administers the Company's employee stock option plans and reviews and approves the granting of stock options and (2) reviews and approves compensation for executive officers. Members consist of Messrs. Dike, Greer, Higgins and Jones.

    The Board of Directors held five regularly scheduled meetings during the fiscal year ended June 30, 1998. Various matters were also approved during the last fiscal year by unanimous written consent of the Board of Directors. No director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors; and (2) the total number of meetings held by all committees of the Board on which that director served.

Compensation of Directors

    Members of the Board of Directors currently receive a $2,500 quarterly retainer fee and an additional $4,000 fee for attendance at each meeting of the Board. Members of Committees of the Board of Directors are paid $2,000 per quarter for participation in all committee meetings held during that quarter.

    At the 1990 Annual Meeting of Shareholders, we adopted the 1990 Stock Option Plan for Non-Employee Directors of AmeriCredit Corp. (the "1990 Director Plan"), which provides for grants to our non-employee directors of nonqualified stock options and reserves, in the aggregate, a total of 1,500,000 shares of common stock for issuance upon exercise of stock options granted under such plan. Under the 1990 Director Plan, each non-employee director receives, upon election as a Director and thereafter on the first business day after the date of each annual meeting of shareholders of the Company, an option to purchase 20,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Each option is fully vested upon the date of grant but may not be exercised prior to the expiration of six months after the date of grant. On November 4, 1998, options to purchase 20,000 shares of common stock were granted under the 1990 Director Plan to each of Messrs. Dike, Greer, Higgins and Jones at an exercise price of $14.88 per share. The exercise price for the options granted to Messrs. Dike, Greer, Higgins and Jones is equal to the last reported sale price of the common stock on the New York Stock Exchange on the day preceding the date of grant.

                             PRINCIPAL SHAREHOLDERS

    The following table and the notes thereto set forth certain information regarding the beneficial ownership of our common stock as of June 30, 1999, by
(1) each current director of the Company; (2) each executive officer; (3) all present executive officers and directors of the Company as a group; and (4) each other person known to the Company to own beneficially more than five percent of the presently outstanding common stock.

                                                          Percentage
                                                    Beneficially Owned (1)
                                 Number of Shares   --------------------------
                                Beneficially Owned    Before          After
                               Prior to Offering(1)  Offering       Offering
                               -------------------- -----------    -----------
Wanger Asset Management,
  L.P.........................      4,972,000(2)            7.77%          6.90%
Regan Partners, L.P...........      3,872,000(3)            6.05%          5.38%
Montgomery Asset Management,
  LLC.........................      3,502,000(4)            5.47%          4.86%
Clifton H. Morris, Jr.........      2,345,894(5)            3.55%          3.17%
Michael R. Barrington.........      1,065,520(6)            1.64%          1.46%
Daniel E. Berce...............      1,596,060(7)            2.44%          2.17%
Edward H. Esstman.............        835,212(8)            1.29%          1.15%
Michael T. Miller.............        115,264(9)               *              *
A. R. Dike....................         91,476(10)              *              *
James H. Greer................        500,000(11)              *              *
Douglas K. Higgins............        226,000(12)              *              *
Kenneth H. Jones, Jr..........        320,000(13)              *              *
All Executive Officers and
  Directors
  (15 persons)................      7,820,598              11.01%          9.98%

--------
 *  Less than 1%
 (1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of common stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages of shares beneficially owned before the offering are based upon 64,013,201 shares outstanding as of June 30, 1999, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of June 30, 1999 and the percentages of shares beneficially owned after the offering gives effect to the sale of the 8,000,000 shares of common stock offered hereby, assuming no exercise of the underwriters' over-allotment option. The percentages of shares beneficially owned before the offering for those parties who hold options that are presently exercisable or exercisable within 60 days of June 30, 1999 are based upon the sum of 64,013,201 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of June 30, 1999 held by them, as indicated in the following notes and the percentages of shares beneficially owned after the offering gives effect to the sale of the 8,000,000 shares of common stock offered hereby, assuming no exercise of the underwriters' over-allotment option.

 (2) A Form 13F filed with the Commission in March 1999 reports that Wanger Asset Management, L.P. and Wanger Asset Management, Ltd. hold an aggregate of 4,972,000 shares. The address of Wanger Asset Management, L.P. and Wanger Asset Management, Ltd. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

 (3) A Form 13F filed with the Commission in March 1999 reports that Regan Partners, L.P. and Basil P. Regan hold an aggregate of 3,872,000 shares. The address of Regan Partners and Basil P. Regan is 6 East 43rd Street, New York, New York 10017.

 (4) A Form 13F filed with the Commission in March 1999 reports that Montgomery Asset Management, LLC holds an aggregate of 3,502,000 shares. The address of Montgomery Asset Management, LLC is 101 California Street, San Francisco, California 94111.

 (5) This amount includes 2,066,666 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount also includes 76,272 shares of common stock in the name of Sheridan C. Morris, Mr. Morris' wife.

 (6) This amount includes 1,049,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

 (7) This amount includes 1,531,214 shares subject to stock options that are currently exercisable or exercisable within 60 days.

 (8) This amount includes 768,666 shares subject to stock options that are currently exercisable or exercisable within 60 days.

 (9) This amount includes 111,040 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(10) This amount includes 20,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount also includes 7,000 shares of common stock held in the name of Sara B. Dike, Mr. Dike's wife.

(11) This amount consists of 480,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 39,212 shares of common stock held by Mr. Greer's wife as separate property, as to which Mr. Greer disclaims any beneficial interest.

(12) This amount includes 80,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 34,000 shares held in trust for the benefit of certain family members of Mr. Higgins, as to which Mr. Higgins disclaims any beneficial interest.

(13) This amount includes 280,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Salomon Smith Barney Inc. and U.S. Bancorp Piper Jaffray Inc., have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

   Underwriter                                                  Number of Shares
   -----------                                                  ----------------
   BancBoston Robertson Stephens Inc..........................
   Salomon Smith Barney Inc...................................
   U.S. Bancorp Piper Jaffray Inc.............................
                                                                   ---------
     Total....................................................     8,000,000
                                                                   =========

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain securities dealers at such
price less a discount not in excess of $   per share. Those securities dealers
may resell any shares purchased from the underwriters to other brokers or
dealers at the public offering price less a discount not in excess of $   per
share. If all of the shares are not sold at the initial offering price, the representatives may change the offering price and other selling terms. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Option to Purchase Additional Shares. We have granted the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 1,200,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered in this prospectus. If purchased, such additional shares will be sold by the underwriters on the same terms as those in which the shares of common stock offered in this prospectus are being sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If such option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to
us will be $  , $   and $  , respectively.

    The following table summarizes the compensation we will pay the underwriters, assuming both no exercise and full exercise of the underwriters' over-allotment option:

                                                                  Total
                                                           -------------------
                                                            Without    With
                                                      Per    Over-     Over-
                                                     Share allotment allotment
                                                     ----- --------- ---------
Underwriting discounts and commissions payable by
  us................................................

    We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be
approximately $   .

    Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    Lock-up Agreements. Pursuant to the terms of lock-up agreements, each of our executive officers and directors have agreed with the representatives of the underwriters, for a period of 90 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no existing agreements between the representatives of the underwriters and any of our shareholders providing consent to the sale of shares prior to the expiration of the 90-day-lock-up period.

    Future Sales. In addition, we have agreed that we will not, until 90 days after the date of this prospectus, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, (1) consent to the disposition of any shares held by shareholders subject to agreements not to sell shares prior to the expiration of the 90-day period or (2) issue, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of shares of common stock upon the exercise of outstanding options and warrants and the granting of options to purchase shares under existing stock option and incentive plans, provided that, with respect to executive officers, such options do not vest prior to the expiration of the 90-day period.

    Stabilization. The representatives of the underwriters have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares of common stock. A "syndicate covering transaction" is the bid for or the purchase of the shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the shares of common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The legality of the common stock offered hereby will be passed upon for the Company by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas. Certain legal matters in connection with the common stock will be passed upon for the underwriters by Sidley & Austin, New York, New York.

                                    EXPERTS

    The consolidated balance sheets as of June 30, 1997 and 1998 and the consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1998 included in this Registration Statement have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 13th floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov." In addition, reports, proxy statements, and certain other information concerning AmeriCredit Corp., can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our offering of common stock. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement on Form S-3. You will find additional information about us and the common stock in the registration statement on Form S-3. All statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed by us with the Commission.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE MATTERS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS WE INCORPORATE HEREIN BY REFERENCE. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED OR INCORPORATED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. OUR AFFAIRS MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. WE CANNOT ASSURE YOU THAT THE INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS WE INCORPORATE HEREIN BY REFERENCE IS CORRECT AFTER THIS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We "incorporate by reference" into this prospectus the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the Commission will automatically update and supersede this prospectus. We have filed the following documents and incorporate them into and as a part of this prospectus:

  (1) our Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended by Form 10K/A filed on February 16, 1999;

  (2) our Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998 (as amended by Form 10-Q/A filed on February 16, 1999), December 31, 1998, and March 31, 1999;

  (3) our Current Reports on Form 8-K dated January 13, 1999, April 12, 1999, and April 16, 1999; and

  (4) the description of our capital stock contained in the registration statement on our Form 8-A, dated September 5, 1997.

    Each document that we file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offer will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the respective dates of those documents we incorporate herein by reference, regardless of the time of delivery of this prospectus. You should rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.

    We will provide without charge to each person to whom a copy of this prospectus is delivered, on request, a copy of any or all of the foregoing documents incorporated in this prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to AmeriCredit Corp., 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102, Attention: Daniel E. Berce, telephone: 817-302-7000.

                               AMERICREDIT CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.........................................   F-2

  Consolidated Balance Sheets as of June 30, 1997 and 1998................   F-3

  Consolidated Statements of Income for the years ended June 30, 1996,
    1997 and 1998.........................................................   F-4

  Consolidated Statements of Shareholders' Equity for the years ended June
    30, 1996, 1997 and 1998...............................................   F-5

  Consolidated Statements of Cash Flows for the years ended June 30, 1996,
    1997 and 1998.........................................................   F-6

  Notes to Consolidated Financial Statements..............................   F-7

Consolidated Balance Sheets as of June 30, 1998 and March 31, 1999
  (unaudited).............................................................  F-22

Consolidated Statements of Income and Comprehensive Income for the nine months ended March 31, 1998 and 1999 (unaudited)........................  F-23

Consolidated Statements of Cash Flows for the nine months ended March 31,
  1998 and 1999 (unaudited)...............................................  F-24

Notes to Consolidated Financial Statements (unaudited)....................  F-25

Consolidating Financial Information.......................................  F-35

Report of Independent Accountants on Supplementary Information............  F-36

  Consolidating Balance Sheets as of June 30, 1997 and 1998...............  F-37

  Consolidating Statements of Income for the years ended June 30, 1996,
    1997 and 1998.........................................................  F-39

  Consolidating Statements of Cash Flows for the years ended June 30,
    1996, 1997 and 1998...................................................  F-42

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders
AmeriCredit Corp.

    We have audited the accompanying consolidated balance sheets of AmeriCredit Corp. as of June 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriCredit Corp. as of June 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, in 1997, AmeriCredit Corp. changed its method of accounting for transfers and servicing of financial assets and extinguishment of liabilities.

    As discussed in Note 2 to the consolidated financial statements, AmeriCredit Corp. retroactively changed its method of measuring and accounting for credit enhancement assets.

                                          PricewaterhouseCoopers LLP

Fort Worth, Texas
August 4, 1998, except as to the
 information presented in Note 14
 for which the date is September 30,
 1998 and except as to the
 information presented in Note 2 for
 which the date is January 14, 1999.

                               AMERICREDIT CORP.

                          CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                             June 30,  June 30,
                                                               1997      1998
                                                             --------  --------
                          ASSETS
Cash and cash equivalents..................................  $  6,027  $ 33,087
Receivables held for sale, net.............................   266,657   342,853
Interest-only receivables from Trusts......................    53,465   131,694
Investments in Trust receivables...........................    50,788    98,857
Restricted cash............................................    57,142    55,758
Property and equipment, net................................    13,884    23,385
Other assets...............................................    27,530    28,037
                                                             --------  --------
  Total assets.............................................  $475,493  $713,671
                                                             ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Warehouse credit facilities..............................  $ 72,045  $165,608
  Senior notes.............................................   125,000   175,000
  Other notes payable......................................    27,206     6,410
  Accrued taxes and expenses...............................    34,858    47,132
  Deferred income taxes....................................     8,123    31,673
                                                             --------  --------
  Total liabilities........................................   267,232   425,823
                                                             --------  --------
Commitments and contingencies (Note 7)
Shareholders' equity:
  Preferred stock, $.01 par value per share, 20,000,000
    shares authorized; none issued.........................
  Common stock, $.01 par value per share, 120,000,000
    shares authorized; and 66,510,346 and 69,272,948 shares
    issued.................................................       667       693
  Additional paid-in capital...............................   203,531   230,269
  Unrealized gain on credit enhancement assets, net of
    income taxes...........................................     4,355     7,234
  Retained earnings........................................    23,469    72,770
                                                             --------  --------
                                                              232,022   310,966
  Treasury stock, at cost (7,918,142 and 7,667,318
    shares)................................................   (23,761)  (23,118)
                                                             --------  --------
  Total shareholders' equity...............................   208,261   287,848
                                                             --------  --------
  Total liabilities and shareholders' equity...............  $475,493  $713,671
                                                             ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.

                       CONSOLIDATED STATEMENTS OF INCOME
                 (dollars in thousands, except per share data)

                                                          Years Ended
                                                --------------------------------
                                                 June 30,   June 30,   June 30,
                                                   1996       1997       1998
                                                ---------- ---------- ----------
Revenue:
  Finance charge income.......................  $   51,706 $   44,910 $   55,837
  Gain on sale of receivables.................      21,405     52,323    103,194
  Servicing fee income........................       3,892     23,492     47,910
  Other income................................       2,632      2,631      2,395
                                                ---------- ---------- ----------
                                                    79,635    123,356    209,336
                                                ---------- ---------- ----------
Costs and expenses:
  Operating expenses..........................      25,681     51,915     94,484
  Provision for losses........................       7,912      6,595      7,555
  Interest expense............................      13,129     16,312     27,135
                                                ---------- ---------- ----------
                                                    46,722     74,822    129,174
                                                ---------- ---------- ----------
Income before income taxes....................      32,913     48,534     80,162
Income tax provision..........................      12,148     18,685     30,861
                                                ---------- ---------- ----------
Net income....................................  $   20,765 $   29,849 $   49,301
                                                ========== ========== ==========
Earnings per share:
  Basic.......................................  $     0.36 $     0.52 $     0.82
                                                ========== ========== ==========
  Diluted.....................................  $     0.34 $     0.48 $     0.76
                                                ========== ========== ==========
Weighted average shares outstanding...........  57,049,142 57,774,724 60,188,788
                                                ========== ========== ==========
Weighted average shares and assumed
  incremental shares..........................  60,406,596 61,574,548 65,203,460
                                                ========== ========== ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (dollars in thousands)

                           Common Stock                        Retained     Treasury Stock
                         ----------------- Paid-in  Unrealized Earnings   -------------------
                                    Amount Capital     Gain    (Deficit)   Shares     Amount
                           Shares   ------ -------- ---------- ---------  ---------  --------
Balance at July 1,
  1995.................. 64,234,402  $643  $185,572   $  --    $(27,145)  6,800,078  $(11,844)
Common stock issued on
  exercise of options...  1,047,524    10     3,040
Income tax benefit from
  exercise of options...                      1,387
Purchase of treasury
  stock.................                                                  1,658,000   (10,710)
Common stock issued for
  employee benefit
  plans.................                                                   (217,112)      681
Net income..............                                         20,765
                         ----------  ----  --------   ------   --------   ---------  --------
Balance at June 30,
  1996.................. 65,281,926   653   189,999              (6,380)  8,240,966   (21,873)
Common stock issued on
  exercise of options...  1,228,420    14     5,639
Common stock issued for
  acquisition...........                      4,700                        (800,000)    2,400
Income tax benefit from
  exercise of options...                      2,652
Unrealized gain on
  credit enhancement
  assets, net of income
  taxes of $2,726.......                               4,355
Purchase of treasury
  stock.................                                                    630,400    (4,387)
Common stock issued for
  employee benefit
  plans.................                        541                        (153,224)       99
Net income..............                                         29,849
                         ----------  ----  --------   ------   --------   ---------  --------
Balance at June 30,
  1997.................. 66,510,346   667   203,531    4,355     23,469   7,918,142   (23,761)
Common stock issued on
  exercise of options...  2,762,602    26    15,994
Income tax benefit from
  exercise of options...                      9,575
Unrealized gain on
  credit enhancement
  assets, net of income
  taxes of $1,845.......                               2,879
Common stock issued for
  employee benefit
  plans.................                      1,169                        (250,824)      643
Net income..............                                         49,301
                         ----------  ----  --------   ------   --------   ---------  --------
Balance at June 30,
  1998.................. 69,272,948  $693  $230,269   $7,234   $ 72,770   7,667,318  $(23,118)
                         ==========  ====  ========   ======   ========   =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                       Years Ended
                                             ---------------------------------
                                             June 30,   June 30,    June 30,
                                               1996       1997        1998
                                             ---------  ---------  -----------
Cash flows from operating activities:
 Net income................................. $  20,765  $  29,849  $    49,301
 Adjustments to reconcile net income to net
   cash provided by operating activities:
  Depreciation and amortization.............     1,528      2,203        4,498
  Provision for losses......................     7,912      6,595        7,555
  Deferred income taxes.....................    11,164     18,886       30,974
  Non-cash servicing fee income.............    (1,079)    (7,991)     (10,867)
  Non-cash gain on sale of auto
    receivables.............................   (15,417)   (52,534)     (96,405)
  Distributions from Trusts.................     1,235     19,347       43,807
  Changes in assets and liabilities:
   Other assets.............................      (984)    (2,341)      (3,324)
   Accrued taxes and expenses...............     9,406     21,989       12,274
                                             ---------  ---------  -----------
     Net cash provided by operating
       activities...........................    34,530     36,003       37,813
                                             ---------  ---------  -----------
Cash flows from investing activities:
 Purchases of auto receivables..............  (417,235)  (896,711)  (1,717,006)
 Originations of mortgage receivables.......              (53,770)    (137,169)
 Principal collections and recoveries on
   receivables..............................    94,948     64,389       18,384
 Net proceeds from sale of auto
   receivables..............................   262,243    814,107    1,632,357
 Net proceeds from sale of mortgage
   receivables..............................               52,489      119,683
 Initial deposits to restricted cash........    (2,939)   (71,400)     (56,725)
 Purchases of property and equipment........    (3,162)    (4,511)      (9,456)
 Decrease in other assets...................     3,396      2,460        5,064
                                             ---------  ---------  -----------
     Net cash provided by investing
       activities...........................   (62,749)   (92,947)    (144,868)
                                             ---------  ---------  -----------
Cash flows from financing activities:
 Net change in warehouse credit facilities..    86,000    (17,264)      93,563
 Proceeds from issuance of senior notes.....              120,894       47,762
 Payments on other notes payable............   (66,971)   (44,710)     (25,042)
 Proceeds from issuance of common stock.....     3,731      6,293       17,832
 Purchase of treasury stock.................   (10,710)    (4,387)
                                             ---------  ---------  -----------
     Net cash provided by financing
       activities...........................    12,050     60,826      134,115
                                             ---------  ---------  -----------
Net increase (decrease) in cash and cash
  equivalents...............................   (16,169)     3,882       27,060
Cash and cash equivalents at beginning of
  year......................................    18,314      2,145        6,027
                                             ---------  ---------  -----------
Cash and cash equivalents at end of year.... $   2,145  $   6,027  $    33,087
                                             =========  =========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 History and Operations

    AmeriCredit Corp. ("the Company") was formed on August 1, 1986 and, since September 1992, has been in the business of purchasing, securitizing and servicing automobile sales finance contracts. The Company operated 129 auto lending branch offices in 36 states as of June 30, 1998. The Company also acquired a subsidiary in November 1996 which originates and sells mortgage loans.

 Basis of Presentation

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the amount of revenue and costs and expenses during the reporting periods. Actual results could differ from those estimates. These estimates include, among other things, assumptions for cumulative credit losses, timing of cash flows, discount rates and to a lesser extent, anticipated prepayments on receivables sold in securitization transactions and the determination of the allowance for losses on receivables held for sale.

 Cash Equivalents

    Investments in highly liquid securities with original maturities of 90 days or less are included in cash and cash equivalents.

 Receivables Held for Sale

    Receivables held for sale are carried at the lower of cost or fair value. Finance charge income related to receivables held for sale is recognized using the interest method. Accrual of finance charge income is suspended on accounts which are more than 60 days delinquent. Fees and commissions received and direct costs of originating loans are deferred and amortized over the term of the related receivables using the interest method.

    Provisions for losses are charged to operations in amounts sufficient to maintain the allowance for losses at a level considered adequate to cover estimated losses in the receivables held for sale portfolio. Automobile sales finance contracts are typically purchased by the Company for a non-refundable acquisition fee on a non-recourse basis, and such acquisition fees are also added to the allowance for losses. The Company reviews historical origination and charge-off relationships, charge-off experience factors, collection data, delinquency reports, estimates of the value of the underlying collateral, economic conditions and trends and other information in order to make the necessary judgments as to the appropriateness of the provision for losses and the allowance for losses. Receivables are charged-off to the allowance for losses when the Company repossesses and disposes of the collateral or the account is otherwise deemed uncollectible.

 Credit Enhancement Assets

    The Company periodically sells auto receivables to certain special purpose financing trusts (the "Trusts"), and the Trusts in turn issue asset-backed securities to investors. The Company retains an interest in the

                               AMERICREDIT CORP.

receivables sold in the form of a residual or interest-only strip and may also retain other subordinated interests in the receivables sold to the Trusts. The residual or interest-only strips represent the present value of future excess cash flows resulting from the difference between the finance charge income received from the obligors on the receivables and the interest paid to the investors in the asset-backed securities, net of credit losses, servicing fees and other expenses.

    Upon the transfer of receivables to the Trusts, the Company removes the net book value of the receivables sold from its consolidated balance sheets and allocates such carrying value between the assets transferred and the interests retained, based upon their relative fair values at the settlement date. The difference between the sales proceeds, net of transaction costs, and the allocated basis of the assets transferred is recognized as a gain on sale of receivables.

    The allocated basis of the interests retained is classified as either interest-only receivables from Trusts, investments in Trust receivables or restricted cash in the Company's consolidated balance sheets depending upon the form of interest retained by the Company. These interests are collectively referred to as credit enhancement assets.

    Since the interests retained by the Company can be contractually prepaid or otherwise settled in such a way that the holder would not recover all of its recorded investment, these assets are classified as available for sale and are measured at fair value. Unrealized holding gains or temporary holding losses are reported net of income tax effects as a separate component of shareholders' equity until realized. If a decline in fair value is deemed other than temporary, the assets are written down through a charge to operations.

    The fair value of credit enhancement assets is estimated by calculating the present value of the excess cash flows from the Trusts using discount rates commensurate with the risks involved. Such calculations include estimates of cumulative credit losses and prepayment rates for the remaining term of the receivables transferred to the Trusts since these factors impact the amount and timing of future excess cash flows. If cumulative credit losses and prepayment rates exceed the Company's original estimates, the assets are written down through a charge to operations. Favorable credit loss and prepayment experience compared to the Company's original estimates would result in additional earnings when realized.

    A financial guaranty insurance company (the "Insurer") has provided a financial guaranty insurance policy for the benefit of the investors in each series of asset-backed securities issued by the Trusts. In connection with the issuance of the policies, the Company is required to establish a separate cash account with a trustee for the benefit of the Insurer for each series of securities and related receivables pools. Monthly cash collections from the pools of receivables in excess of required principal and interest payments on the asset-backed securities and servicing fees and other expenses are either added to the restricted cash accounts or used to repay the outstanding asset-backed securities on an accelerated basis, thus creating additional credit enhancement through over-collateralization in the Trusts. This over collateralization is recognized as investments in Trust receivables in the Company's consolidated balance sheets. When the credit enhancement levels reach specified percentages of the pools of receivables, excess cash flows are distributed to the Company. In the event that monthly cash collections from any pool of receivables are insufficient to make required principal and interest payments to the investors and pay servicing fees and other expenses, any shortfall would be drawn from the restricted cash accounts.

    Certain agreements with the Insurer provide that if delinquency, default and net loss ratios in the pools of receivables supporting the asset-backed securities exceed certain targets, the specified levels of credit enhancement would be increased and, in certain cases, the Company would be removed as servicer of the receivables.

                               AMERICREDIT CORP.

 Property and Equipment

    Property and equipment are carried at cost. Depreciation is generally provided on a straight-line basis over the estimated useful lives of the assets. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition and any resulting gain or loss is included in operations. Maintenance, repairs and minor replacements are charged to operations as incurred; major replacements and betterments are capitalized.

 Off Balance Sheet Financial Instruments

    The Company periodically enters into arrangements to manage the gross interest rate spread on its securitization transactions. These arrangements include the use of Forward U.S. Treasury rate lock and interest rate swap agreements. The face amount and terms of the Forward U.S. Treasury rate lock agreements generally correspond to the principal amount and average maturities of receivables expected to be sold to the Trusts and the related asset-backed securities to be issued by the Trusts. Gains or losses on these agreements are deferred and recognized as a component of the gain on sale of receivables at the time that receivables are transferred to the Trusts. The interest rate swap agreements are used to convert the interest rates on floating rate securities issued by the Trusts to a fixed rate. The notional amounts of these agreements approximate the outstanding balance of certain floating rate securities. The estimated differential payments required under these agreements are recognized as a component of the gain on sale of receivables at the time that receivables are transferred to the Trusts.

 Income Taxes

    Deferred income taxes are provided in accordance with the asset and liability method of accounting for income taxes to recognize the tax effects of temporary differences between financial statement and income tax accounting.

 Earnings Per Share

    The Company adopted the requirements of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") effective for periods ended December 31, 1997 and thereafter. SFAS 128 establishes new standards for computing and presenting earnings per share, replacing existing accounting standards. The new standard requires dual presentation of basic and diluted earnings per share and a reconciliation between the two amounts. Basic earnings per share excludes dilution and diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. All prior period earnings per share and related weighted average share amounts have been restated to conform to the requirements of SFAS 128.

 Recent Accounting Developments

    Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). SFAS 125 established accounting and reporting standards for transfers of financial assets and applies to the Company's sales of auto receivables to the Trusts. Adoption of SFAS 125, which was applied prospectively to transactions occurring subsequent to December 1996, resulted in increases of $2,577,000 in credit enhancement assets, $992,000 in deferred income taxes and $1,585,000 in shareholders' equity as of June 30, 1997.

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes

                               AMERICREDIT CORP.

standards for reporting comprehensive income and its components in a full set of financial statements. The new standard requires that all items that are required to be recognized under accounting standards as components of comprehensive income, including an amount representing total comprehensive income, be reported in a financial statement that is displayed with the same prominence as other financial statements. Pursuant to SFAS 130, the Company will be required to display total comprehensive income, including net income and changes in the unrealized gain on interest-only receivables, in its consolidated financial statements for the year ending June 30, 1999 and thereafter.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way companies report information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports. The new pronouncement also establishes standards for related disclosures about products and services, geographic areas and major customers. The statement is effective for financial statements for periods beginning after December 15, 1997. The Company's auto finance business is currently the only segment reportable under SFAS 131.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The new standard requires that all derivatives be recognized as either assets or liabilities in the consolidated balance sheets and that those instruments be measured at fair value. If certain conditions are met, a derivative may be specifically designated as a hedging instrument. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. While the new standard will apply to the Company's derivative financial instruments, the Company does not believe that adoption of SFAS 133 will have a material effect on the Company's consolidated financial position or results of operations.

2. Restatement

    On January 14, 1999, the Company issued a press release reporting a restatement of its financial statements for the fiscal years ended June 30, 1996, 1997 and 1998. As required by the FASB Special Report, "A Guide to Implementation of Statement 125 on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, Second Edition," dated December 1998, and related guidance set forth in statements made by the staff of the Securities and Exchange Commission ("SEC") on December 8, 1998, the Company retroactively changed its method of measuring and accounting for credit enhancement assets to the cash-out method from the cash-in method.

    Initial deposits to restricted cash accounts and subsequent cash flows received by securitization trusts sponsored by the Company accumulate as credit enhancement assets until certain targeted levels are achieved, after which cash is distributed to the Company on an unrestricted basis. Under the cash-in method previously used by the Company, (i) the assumed discount period for measuring the present value of credit enhancement assets ended when cash flows were received by the securitization trusts and (ii) initial deposits to restricted cash accounts were recorded at face value. Under the cash-out method required by the FASB and SEC, the assumed discount period for measuring the present value of credit enhancement assets ends when cash, including return of the initial deposits, is distributed to the Company on an unrestricted basis.

    The change to the cash-out method results only in a difference in the timing of revenue recognition from a securitization and has no effect on the total cash flows of such transactions. While the total amount of revenue

                               AMERICREDIT CORP.

recognized over the term of a securitization transaction is the same under either method, the cash-out method results in (i) lower initial gains on the sale of receivables due to the longer discount period and (ii) higher subsequent servicing fee income from accretion of the additional cash-out discount.

    The restatement resulted in the following changes to prior period financial statements:

                                                             Years Ended
                                                      --------------------------
                                                      June 30, June 30, June 30,
                                                        1996     1997     1998
                                                      -------- -------- --------
Revenue
  Previous..........................................  $ 80,978 $137,747 $227,940
  As restated.......................................    79,635  123,356  209,336
Net Income
  Previous..........................................  $ 21,591 $ 38,699 $ 60,741
  As restated.......................................    20,765   29,849   49,301
Earnings per share
  Previous..........................................  $   0.36 $   0.63 $   0.93
  As restated.......................................      0.34     0.48     0.76
Credit enhancement assets (end of period)
  Previous..........................................  $ 43,079 $179,355 $321,199
  As restated.......................................    41,736  161,395  286,309
Shareholders' equity (end of period)
  Previous..........................................  $163,225 $216,536 $306,161
  As restated.......................................   162,399  208,261  287,848

3. Receivables Held for Sale

    Receivables held for sale consist of the following (in thousands):

                                                             June 30,  June 30,
                                                               1997      1998
                                                             --------  --------
   Auto receivables......................................... $275,249  $334,110
   Less allowance for losses................................  (12,946)  (12,756)
                                                             --------  --------
   Auto receivables, net....................................  262,303   321,354
   Mortgage receivables.....................................    4,354    21,499
                                                             --------  --------
                                                             $266,657  $342,853
                                                             ========  ========

    Auto receivables are collateralized by vehicle titles and the Company has the right to repossess the vehicle in the event that the consumer defaults on the payment terms of the contract. Mortgage receivables are collateralized by liens on real property and the Company has the right to foreclose in the event that the consumer defaults on the payment terms of the contract.

    The accrual of finance charge income has been suspended on $12,704,000 and $8,729,000 of delinquent auto receivables as of June 30, 1997 and 1998, respectively.

                               AMERICREDIT CORP.

    A summary of the allowance for losses is as follows (in thousands):

                                                          Years Ended
                                                   ----------------------------
                                                   June 30,  June 30,  June 30,
                                                     1996      1997      1998
                                                   --------  --------  --------
   Balance at beginning of year..................  $ 19,951  $ 13,602  $ 12,946
   Provision for losses..........................     7,912     6,595     7,555
   Acquisition fees..............................    18,097    30,688    49,859
   Allowance related to receivables sold to
     Trusts......................................   (13,461)  (20,974)  (48,464)
   Net charge-offs-auto receivables..............   (18,322)  (16,965)   (9,140)
   Net charge-offs-other.........................      (575)
                                                   --------  --------  --------
     Balance at end of year......................  $ 13,602  $ 12,946  $ 12,756
                                                   ========  ========  ========

4. Credit Enhancement Assets

    As of June 30, 1997 and 1998, the Company was servicing $863.0 million and $1,968.4 million, respectively, of auto receivables which have been sold to the Trusts. The Company has retained an interest in these receivables in the form of credit enhancement assets.

    Credit enhancement assets consist of the following (in thousands):

                                                              June 30, June 30,
                                                                1997     1998
                                                              -------- --------
   Interest-only receivables from Trusts..................... $ 53,465 $131,694
   Investments in trust receivables..........................   50,788   98,857
   Restricted cash...........................................   57,142   55,758
                                                              -------- --------
                                                              $161,395 $286,309
                                                              ======== ========

    A summary of credit enhancement assets is as follows (in thousands):

                                                          Years Ended
                                                   ----------------------------
                                                   June 30,  June 30,  June 30,
                                                     1996      1997      1998
                                                   --------  --------  --------
   Balance at beginning of year..................  $         $ 41,736  $161,395
   Non-cash gain on sale of auto receivables.....   15,417     52,534    96,405
   Accretion of present value discount...........    1,079      7,991    19,717
   Initial deposits to restricted cash...........    2,939     71,400    56,725
   Change in unrealized gain.....................               7,081     4,724
   Distributions from Trusts.....................   (1,235)   (19,347)  (43,807)
   Retained certificates.........................   23,536
   Permanent impairment write-down...............                        (8,850)
                                                   -------   --------  --------
     Balance at end of year......................  $41,736   $161,395  $286,309
                                                   =======   ========  ========

                               AMERICREDIT CORP.

    A summary of the allowance for losses included as a component of the interest-only receivables is as follows (in thousands):

                                                          Years Ended
                                                   ----------------------------
                                                   June 30,  June 30,  June 30,
                                                     1996      1997      1998
                                                   --------  --------  --------
   Balance at beginning of year................... $         $ 25,616  $ 74,925
   Assumptions for cumulative credit losses.......  27,268     75,575   174,446
   Permanent impairment write-down................                        8,850
   Net charge-offs................................  (1,652)   (26,266)  (78,862)
                                                   -------   --------  --------
   Balance at end of year......................... $25,616   $ 74,925  $179,359
                                                   =======   ========  ========

5. Warehouse Credit Facilities

    Warehouse credit facilities consist of the following (in thousands):

                                                              June 30, June 30,
                                                                1997     1998
                                                              -------- --------
   Commercial paper facility.................................          $140,708
   Bank credit agreement..................................... $71,700
   Mortgage facility.........................................     345    24,900
                                                              -------  --------
                                                              $72,045  $165,608
                                                              =======  ========

    The Company has a funding agreement with an administrative agent on behalf of an institutionally managed commercial paper conduit and a group of banks under which up to $245 million of structured warehouse financing is available. Under the funding agreement, the Company transfers auto receivables to CP Funding Corp. ("CPFC"), a special purpose finance subsidiary of the Company, and CPFC in turn issues a note, collateralized by such auto receivables, to the agent. The agent provides funding under the note to CPFC pursuant to an advance formula and CPFC forwards the funds to the Company in consideration for the transfer of auto receivables. While CPFC is a consolidated subsidiary of the Company, CPFC is a separate legal entity and the auto receivables transferred to CPFC and the other assets of CPFC are legally owned by CPFC and not available to creditors of AmeriCredit Corp. or its other subsidiaries. Advances under the note bear interest at commercial paper, London Interbank Offered Rates ("LIBOR") or prime rates plus specified fees depending upon the source of funds provided by the agent to CPFC. The funding agreement, which expires in October 1998, contains various covenants requiring certain minimum financial ratios and results.

    The Company has a revolving credit agreement with a group of banks under which the Company may borrow up to $265 million, subject to a defined borrowing base. Borrowings under the credit agreement are collateralized by certain auto receivables and bear interest, based upon the Company's option, at either the prime rate (8.5% as of June 30, 1998) or LIBOR plus 1.25%. The Company is also required to pay an annual commitment fee equal to 1/4% of the unused portion of the credit agreement. The credit agreement, which expires in April 1999, contains various restrictive covenants requiring certain minimum financial ratios and results and placing certain limitations on the incurrence of additional debt, capital expenditures, cash dividends and repurchase of common stock.

    The Company also has a mortgage warehouse facility with a bank under which the Company may borrow up to $75 million, subject to a defined borrowing base. Borrowings under the facility are collateralized by certain mortgage receivables and bear interest, based upon the Company's option, at either the prime rate or

                               AMERICREDIT CORP.

LIBOR plus 1%. The Company is also required to pay an annual commitment fee equal to 1/8 of the unused portion of the facility. The facility expires in February 1999.

6. Senior Notes

    The Company has outstanding $175 million of senior notes which are due in February 2004. Interest on the notes is payable semi-annually at a rate of 9 1/4% per annum. The notes, which are uncollateralized, may be redeemed at the option of the Company after February 2001 at a premium declining to par in February 2003. The Indenture pursuant to which the notes were issued contains restrictions including limitations on the Company's ability to incur additional indebtedness other than certain collateralized indebtedness, pay cash dividends and repurchase common stock. Debt issuance costs are being amortized over the term of the notes, and unamortized costs of $3,983,000 and $5,478,000 as of June 30, 1997 and 1998, respectively, are included in other assets in the consolidated balance sheets.

7. Commitments and Contingencies

 Leases

    Branch lending offices are generally leased for terms of up to five years with certain rights to extend for additional periods. The Company also leases office space for its loan servicing facilities and other operations under leases with terms up to ten years with renewal options. Lease expense was $875,000, $2,132,000 and $4,206,000 for the years ended June 30, 1996, 1997 and
1998, respectively. Lease commitments for years ending June 30 are as follows (in thousands):

      1999.............................................................. $ 5,608
      2000..............................................................   5,218
      2001..............................................................   4,557
      2002..............................................................   3,638
      2003..............................................................   2,461
      Thereafter........................................................   5,744
                                                                         -------
                                                                         $27,226
                                                                         =======

 Derivative Financial Instruments

    As of June 30, 1998, the Company had Forward U.S. Treasury rate lock agreements to sell $150 million of U.S. Treasury Notes due August 2001 and $150 million of U.S. Treasury Notes due November 2001. The agreements expire August 20, 1998 and November 20, 1998, respectively. Any gain or loss on these agreements will be recognized as a component of the gain on sale of receivables upon transfers of receivables to the Trusts subsequent to June 30, 1998.

 Concentrations of Credit Risk

    Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash equivalents, restricted cash, derivative financial instruments and managed auto receivables, which include auto receivables held for sale and auto receivables serviced by the Company on behalf of the Trusts. The Company's cash equivalents and restricted cash represent investments in highly rated securities placed through various major financial institutions. The counterparties to the Company's derivative financial instruments are various major financial institutions. Managed auto receivables represent contracts with consumers residing throughout the United States, with borrowers located in California and Texas accounting for 14% and 11%,

                               AMERICREDIT CORP.

respectively, of the managed auto receivables portfolio as of June 30, 1998. No other state accounted for more than 10% of managed auto receivables.

 Legal Proceedings

    In the normal course of its business, the Company is named as a defendant in legal proceedings. These cases include claims for alleged truth-in-lending violations, nondisclosures, misrepresentations and deceptive trade practices, among other things. The relief requested by the plaintiffs varies but includes requests for compensatory, statutory and punitive damages. In the opinion of management, the resolution of these proceedings will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

8. Stock Options

 General

    The Company has certain stock-based compensation plans for employees, non-employee directors and key executive officers.

    A total of 18,000,000 shares have been authorized for grants of options under the employee plans, of which 3,617,144 shares remain available for future grants as of June 30, 1998. The exercise price of each option must equal the market price of the Company's stock on the date of grant and the maximum term of each option is ten years. The vesting period is typically four years. Option grants, vesting periods and the term of each option are determined by a committee of the Company's Board of Directors.

    A total of 2,605,000 shares have been authorized for grants of options under the non-employee director plans, of which 960,000 shares remain available for future grants as of June 30, 1998. The exercise price of each option must equal the market price of the Company's stock on the date of grant and the maximum term of each option is ten years. Option grants, vesting periods and the term of each option are established by the terms of the plans.

    A total of 1,700,000 shares have been authorized for grants of options under the key executive officer plan, none of which remain available for future grants as of June 30, 1998. The exercise price of each option under this plan is $8 per share and the term of each option is seven years. These options became fully vested when the Company's common stock traded above certain targeted price levels for a specified time period.

    The Company has elected not to adopt the fair value-based method of accounting for stock based awards and, accordingly, no compensation expense has been recognized for options granted under the plans described above. Had compensation expense for the Company's plans been determined using the fair value-based method, pro forma net income would have been $14,398,000, $24,367,000 and $45,598,000 and pro forma diluted earnings per share would have been $0.24, $0.40 and $0.70 for the years ended June 30, 1996, 1997 and 1998, respectively.

    The following tables present information related to the Company's stock-based compensation plans. The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                            Years Ended
                                                      -------------------------
                                                       June     June     June
                                                        30,      30,      30,
                                                       1996     1997     1998
                                                      -------  -------  -------
   Expected dividends................................       0        0        0
   Expected volatility...............................      20%      20%      32%
   Risk-free interest rate...........................    5.87%    5.87%    5.68%
   Expected life..................................... 5 Years  5 Years  5 Years

                               AMERICREDIT CORP.

 Employee Plans

    A summary of stock option activity under the Company's employee plans is as follows (shares in thousands):

                                               Years Ended
                             --------------------------------------------------
                                June 30,         June 30,         June 30,
                                  1996             1997             1998
                             ---------------- ---------------- ----------------
                                     Weighted         Weighted         Weighted
                                     Average          Average          Average
                                     Exercise         Exercise         Exercise
                             Shares   Price   Shares   Price   Shares   Price
                             ------  -------- ------  -------- ------  --------
Outstanding at beginning of
  year.....................  6,820    $2.50   7,328    $3.61    8,752   $ 4.68
Granted....................  1,344     6.80   2,502     7.74    3,640    13.14
Exercised..................   (746)    2.61    (846)    3.96   (2,034)    5.29
Forfeited..................    (90)    3.48    (232)    5.84     (288)    8.31
                             -----    -----   -----    -----   ------   ------
Outstanding at end of
  year.....................  7,328    $3.61   8,752    $4.68   10,070   $ 7.51
                             =====    =====   =====    =====   ======   ======
Options exercisable at end
  of year..................  5,622    $2.26   6,322    $3.89    6,030   $ 5.11
                             =====    =====   =====    =====   ======   ======
Weighted average fair value
  of options granted during
  year.....................           $1.86            $2.11            $ 5.06
                                      =====            =====            ======

    A summary of options outstanding under employee plans as of June 30, 1998 is as follows (shares in thousands):

                             Options Outstanding         Options Exercisable
                          ------------------------- -----------------------------
                                        Weighted
                                      Average Years Weighted             Weighted
                                      of Remaining  Average              Average
                            Number     Contractual  Exercise   Number    Exercise
Range of Exercise Prices  Outstanding     Life       Price   Outstanding  Price
------------------------  ----------- ------------- -------- ----------- --------
$1.25 to 2.32...........     1,754        3.14       $ 1.68     1,754     $ 1.68
$2.75 to 4.57...........     2,280        6.34         3.68     2,198       3.67
$5.50 to 7.88...........     1,988        7.32         6.98     1,146       6.88
$8.19 to 9.19...........       582        8.53         8.39       216       8.34
$10.13 to 13.07.........     2,114        9.46        11.63       244      11.20
$13.38 to 16.38.........     1,352        9.71        15.69       472      15.64
                            ------                              -----
                            10,070                              6,030
                            ======                              =====

 Non-employee Director Plans

    A summary of stock option activity under the Company's non-employee director plans is as follows (shares in thousands):

                                               Years Ended
                             --------------------------------------------------
                              June 30, 1996    June 30, 1997    June 30, 1998
                             ---------------- ---------------- ----------------
                                     Weighted         Weighted         Weighted
                                     Average          Average          Average
                                     Exercise         Exercise         Exercise
                             Shares   Price   Shares   Price   Shares   Price
                             ------  -------- ------  -------- ------  --------
Outstanding at beginning of
  year.....................  1,892    $1.40   1,826    $1.80   1,708    $ 2.21
Granted....................     80     6.44      80     9.38      80     14.63
Exercised..................   (146)    1.40    (198)    1.40    (262)     2.17
                             -----    -----   -----    -----   -----    ------
Outstanding at end of
  year.....................  1,826    $1.80   1,708    $ .21   1,526    $ 2.87
                             =====    =====   =====    =====   =====    ======
Options exercisable at end
  of year..................  1,746    $1.77   1,708    $2.21   1,526    $ 2.87
                             =====    =====   =====    =====   =====    ======
Weighted average fair value
  of options granted during
  year.....................           $1.77            $2.57            $ 5.66
                                      =====            =====            ======

                               AMERICREDIT CORP.

    A summary of options outstanding under non-employee director plans as of June 30, 1998 is as follows (shares in thousands):

                                                 Options Outstanding
                                      -----------------------------------------
                                       Weighted
                                        Average
                                       Years of   Weighted             Weighted
                                       Remaining  Average              Average
                            Number    Contractual Exercise   Number    Exercise
Range of Exercise Prices  Outstanding    Life      Price   Outstanding  Price
------------------------  ----------- ----------- -------- ----------- --------
$1.40 to 3.25............    1,306       3.05      $ 1.58     1,306     $ 1.58
$6.44 to 9.38............      140       7.97        8.14       140       8.14
$14.63...................       80       9.35       14.63        80      14.63
                             -----                            -----
                             1,526                            1,526
                             =====                            =====

 Key Executive Officer Plan

    A summary of stock option activity under the Company's key executive officer plan is as follows (shares in thousands):

                                                  Years Ended
                                -----------------------------------------------
                                 June 30, 1996   June 30, 1997   June 30, 1998
                                --------------- --------------- ---------------
                                       Weighted        Weighted        Weighted
                                       Average         Average         Average
                                       Exercise        Exercise        Exercise
                                Shares  Price   Shares  Price   Shares  Price
                                ------ -------- ------ -------- ------ --------
Outstanding at beginning of
  year........................                  1,700   $8.00   1,700   $8.00
Granted.......................  1,700   $8.00
                                -----   -----   -----   -----   -----   -----
Outstanding at end of year....  1,700   $8.00   1,700   $8.00   1,700   $8.00
                                =====   =====   =====   =====   =====   =====
Options exercisable at end of
  year........................                                  1,700   $8.00
                                                                =====   =====
Weighted average fair value of
  options granted during
  year........................          $2.19
                                        =====

    A summary of options outstanding under the key executive officer plan as of June 30, 1998 is as follows (shares in thousands):

                                                   Options Outstanding
                                            ----------------------------------
                                                          Weighted
                                                        Average Years Weighted
                                                        of Remaining  Average
                                              Number     Contractual  Exercise
   Range of Exercise Prices                 Outstanding     Life       Price
   ------------------------                 ----------- ------------- --------
   $8.00...................................    1,700        4.81       $8.00

9. Employee Benefit Plans

    The Company has a defined contribution retirement plan covering substantially all employees. The Company's contributions to the plan were $133,000, $201,000 and $358,000 for the years ended June 30, 1996, 1997 and
1998, respectively.

                               AMERICREDIT CORP.

    The Company also has an employee stock purchase plan that allows participating employees to purchase, through payroll deductions, shares of the Company's common stock at 85% of the market value at specified dates. A total of 1,000,000 shares have been reserved for issuance under the plan. Shares purchased under the plan were 194,286, 208,430 and 260,892 for the years ended June 30, 1996, 1997 and 1998, respectively.

10. Income Taxes

    The income tax provision consists of the following (in thousands):

                                                             Years Ended
                                                       ------------------------
                                                        June    June     June
                                                         30,     30,      30,
                                                        1996    1997     1998
                                                       ------- -------  -------
   Current............................................ $   984 $  (201) $  (113)
   Deferred...........................................  11,164  18,886   30,974
                                                       ------- -------  -------
                                                       $12,148 $18,685  $30,861
                                                       ======= =======  =======

    The Company's effective income tax rate on income before income taxes differs from the U.S. statutory tax rate as follows:

                                                             Years Ended
                                                      --------------------------
                                                      June 30, June 30, June 30,
                                                        1996     1997     1998
                                                      -------- -------- --------
   U.S. statutory tax rate...........................   35.0%    35.0%    35.0%
   Other.............................................    2.0      3.5      3.5
                                                        ----     ----     ----
                                                        37.0%    38.5%    38.5%
                                                        ====     ====     ====

    The deferred income tax provision consists of the following (in thousands):

                                                           Years Ended
                                                     -------------------------
                                                      June     June     June
                                                       30,      30,      30,
                                                      1996     1997     1998
                                                     -------  -------  -------
   Net operating loss carry forward................. $ 8,387  $ 5,501  $(9,051)
   Allowance for losses.............................   1,556   (1,046)     993
   Gain on sale of receivables......................    (517)   9,282   32,606
   Change in valuation allowance....................    (320)
   Other............................................   2,058    5,149    6,426
                                                     -------  -------  -------
                                                     $11,164  $18,886  $30,974
                                                     =======  =======  =======

                               AMERICREDIT CORP.

    The tax effects of temporary differences that give rise to deferred tax liabilities and assets are as follows (in thousands):

                                                                Years Ended
                                                             ------------------
                                                             June 30,  June 30,
                                                               1997      1998
                                                             --------  --------
Deferred tax liabilities:
  Gain on sale of receivables..............................  $ (8,766) $(41,372)
  Unrealized gain on credit enhancement assets.............    (2,726)   (4,571)
  Other....................................................    (2,613)   (2,340)
                                                             --------  --------
                                                              (14,105)  (48,283)
                                                             --------  --------
Deferred tax assets:
  Net operating loss carry forward.........................     3,468    12,519
  Alternative minimum tax credits..........................     1,873     1,567
  Other....................................................       641     2,524
                                                             --------  --------
                                                                5,982    16,610
                                                             --------  --------
Net deferred tax liability.................................  $ (8,123) $(31,673)
                                                             ========  ========

    As of June 30, 1998, the Company has a net operating loss carry forward of approximately $28,700,000 for federal income tax reporting purposes which expires between June 30, 2008 and 2013 and an alternative minimum tax credit carry forward of approximately $1,600,000 with no expiration date.

11. Earnings Per Share

    A reconciliation of weighted average shares used to compute basic and diluted earnings per share is as follows:

                                                        Years Ended
                                              --------------------------------
                                               June 30,   June 30,   June 30,
                                                 1996       1997       1998
                                              ---------- ---------- ----------
   Weighted average shares outstanding....... 57,049,142 57,774,724 60,188,788
   Incremental shares resulting from assumed
     exercise of stock options...............  3,357,454  3,799,824  5,014,672
                                              ---------- ---------- ----------
   Weighted average shares and assumed
     incremental shares...................... 60,406,596 61,574,548 65,203,460
                                              ========== ========== ==========

    Basic earnings per share have been computed by dividing net income by the weighted average shares outstanding. Diluted earnings per share have been computed by dividing net income by the weighted average shares and assumed incremental shares.

12. Supplemental Information

    Cash payments for interest costs and income taxes consist of the following (in thousands):

                                                              Years Ended
                                                        -----------------------
                                                         June    June    June
                                                          30,     30,     30,
                                                         1996    1997    1998
                                                        ------- ------- -------
   Interest costs (none capitalized)................... $12,179 $15,196 $26,369
   Income taxes........................................   1,447     599  14,804

                               AMERICREDIT CORP.

    During the years ended June 30, 1997 and 1998, the Company entered into lease agreements for property and equipment of $3,651,000 and $4,246,000, respectively.

13. Fair Value of Financial Instruments

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the Company's consolidated balance sheets. Fair values are based on estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of future cash flows. Therefore, the estimates of fair value may differ substantially from amounts which ultimately may be realized or paid at settlement or maturity of the financial instruments. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

    Estimated fair values, carrying values and various methods and assumptions used in valuing the Company's financial instruments are set forth below (in thousands):

                                            June 30, 1999      June 30, 1998
                                          ------------------ -------------------
                                                   Estimated           Estimated
                                          Carrying   Fair    Carrying    Fair
                                           Value     Value    Value      Value
                                          -------- --------- --------  ---------
Financial assets
  Cash and cash equivalents........   (a) $  6,027 $  6,027  $ 33,087  $ 33,087
  Receivables held for sale, net...   (b)  266,657  283,386   342,853   367,613
  Interest-only receivables from
    Trusts.........................   (c)   53,465   53,465   131,694   131,694
  Investments in Trust
    receivables....................   (c)   50,788   50,788    98,857    98,857
  Restricted cash..................   (c)   57,142   57,142    55,758    55,758
Financial liabilities:
  Warehouse credit facilities......   (d)   72,045   72,045   165,608   165,608
  Senior notes.....................   (e)  125,000  123,825   175,000   177,625
  Other notes payable..............   (f)   27,206   28,299     6,410     6,410
  Interest rate swaps..............   (g)      735      236      (269)      170
Unrecognized financial instruments:
  Forward U.S. Treasury Note
    sales..........................   (h)               164                 473
  Forward interest rate swaps......   (g)                                   489

--------
(a) The carrying value of cash and cash equivalents is considered to be a reasonable estimate of fair value since these investments bear interest at market rates and have maturities of less than 90 days.
(b) Since the Company periodically sells its receivables, fair value is estimated by discounting future net cash flows expected to be realized from the sale of the receivables using interest rate, prepayment and credit loss assumptions similar to the Company's historical experience.
(c) The fair value of interest-only receivables from Trusts, investments in Trust receivables and restricted cash is estimated by discounting the associated future net cash flows using discount rate, prepayment and credit loss assumptions similar to the Company's historical experience.
(d) The warehouse credit facilities have variable rates of interest and maturities of less than one year. Therefore, carrying value is considered to be a reasonable estimate of fair value.
(e) The fair value of the senior notes is based on the quoted market price.
(f) The fair value of other notes payable is estimated based on rates currently available for debt with similar terms and remaining maturities.
(g) The fair value of the interest rate swaps is based on the quoted termination cost.
(h) The fair value of the forward U.S. Treasury Note sales are estimated based upon market prices for similar financial instruments.

                               AMERICREDIT CORP.

14. Stock Split

    On August 6, 1998, the Company's Board of Directors approved a two for one stock split to be effected in the form of a 100% stock dividend for shareholders of record on September 11, 1998, paid on September 30, 1998. All share data for the periods presented, except shares authorized, have been adjusted to reflect the stock split on a retroactive basis.

                               AMERICREDIT CORP.
                          CONSOLIDATED BALANCE SHEETS

                       (Unaudited, Dollars in Thousands)

                                                                       March
                                                            June 30,    31,
                                                              1998      1999
                                                            --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $ 33,087  $ 36,846
  Receivables held for sale, net...........................  342,853   415,421
  Interest-only receivables from Trusts....................  131,694   173,643
  Investments in Trust receivables.........................   98,857   157,201
  Restricted cash..........................................   55,758    82,809
  Property and equipment, net..............................   23,385    34,115
  Other assets.............................................   28,037    37,947
                                                            --------  --------
     Total assets.......................................... $713,671  $937,982
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Warehouse credit facilities.............................. $165,608  $255,531
  Senior notes.............................................  175,000   175,000
  Other notes payable......................................    6,410    12,759
  Accrued taxes and expenses...............................   47,132    72,396
  Deferred income taxes....................................   31,673    61,532
                                                            --------  --------
     Total liabilities.....................................  425,823   577,218
                                                            --------  --------
Shareholders' equity:
  Preferred stock, $.01 par value per share; 20,000,000
    authorized, none issued................................
  Common stock, $.01 par value per share; 120,000,000
    shares authorized; 69,272,948 and 70,790,686 issued....      693       708
  Additional paid-in capital...............................  230,269   244,194
  Accumulated other comprehensive income...................    7,234    13,319
  Retained earnings........................................   72,770   125,133
                                                            --------  --------
                                                             310,966   383,354
  Treasury stock, at cost (7,667,318 and 7,486,585
    shares)................................................  (23,118)  (22,590)
                                                            --------  --------
     Total shareholders' equity............................  287,848   360,764
                                                            --------  --------
     Total liabilities and shareholders' equity............ $713,671  $937,982
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.

                       CONSOLIDATED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME

            (Unaudited, Dollars in Thousands, Except Per Share Data)

                                                         Nine Months Ended
                                                             March 31,
                                                       ----------------------
                                                          1998        1999
                                                       ----------  ----------
Revenues:
  Finance charge income............................... $   40,052  $   51,538
  Gain on sale of receivables.........................     71,838     116,551
  Servicing fee income................................     34,389      61,702
  Other income........................................      1,901       3,361
                                                       ----------  ----------
                                                          148,180     233,152
                                                       ----------  ----------
Costs and expenses:
  Operating expenses..................................     66,102     115,760
  Provision for losses................................      5,546       6,589
  Interest expense....................................     18,973      25,660
                                                       ----------  ----------
                                                           90,621     148,009
                                                       ----------  ----------
Income before income taxes............................     57,559      85,143
Income tax provision..................................     22,159      32,780
                                                       ----------  ----------
Net income............................................     35,400      52,363
                                                       ----------  ----------
Other comprehensive income:
  Unrealized gain on credit enhancement assets........     (1,487)      9,895
  Less related income tax provision...................        572      (3,810)
                                                       ----------  ----------
     Comprehensive income............................. $   34,485  $   58,448
                                                       ==========  ==========
Earnings per share:
  Basic............................................... $      .59  $      .83
                                                       ==========  ==========
  Diluted............................................. $      .55  $      .78
                                                       ==========  ==========
Weighted average shares............................... 59,732,984  62,872,858
                                                       ==========  ==========
Weighted average shares and assumed incremental
  shares.............................................. 64,644,030  66,822,426
                                                       ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       (Unaudited, Dollars in Thousands)

                                                         Nine Months Ended
                                                             March 31,
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
Cash flows from operating activities:
Net income........................................... $    35,400  $    52,363
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation and amortization...................       3,084        6,902
     Provision for losses............................       5,546        6,589
     Deferred income taxes...........................       1,561       33,041
     Non-cash servicing fee income...................      (9,246)     (10,739)
     Non-cash gain on sale of auto receivables.......     (64,378)    (107,642)
     Distributions from Trusts.......................      27,083       35,182
     Changes in assets and liabilities:
       Other assets..................................      (6,162)      (2,746)
       Accrued taxes and expenses....................      18,274       25,264
                                                      -----------  -----------
Net cash provided by operating activities............      11,162       38,214
                                                      -----------  -----------
Cash flows from investing activities:
  Purchases of auto receivables......................  (1,162,952)  (1,983,758)
  Originations of mortgage receivables...............     (94,537)    (203,518)
  Principal collections and recoveries on
    receivables......................................      30,187       14,783
  Net proceeds from sale of auto receivables.........   1,102,614    1,894,383
  Net proceeds from sale of mortgage receivables.....      70,729      198,953
  Initial deposits to restricted cash................     (43,400)     (57,250)
  Return of deposits from restricted cash............                   23,000
  Purchases of property and equipment................      (5,971)      (8,431)
  Increase in other assets...........................      (2,490)      (7,387)
                                                      -----------  -----------
Net cash used by investing activities................    (105,820)    (129,225)
                                                      -----------  -----------
Cash flows from financing activities:
  Net change in warehouse credit facilities..........      51,983       89,923
  Proceeds from issuance of senior notes.............      47,762
  Payments on other notes payable....................     (13,857)      (2,629)
  Proceeds from issuance of common stock.............      11,837        7,476
                                                      -----------  -----------
Net cash provided by financing activities............      97,725       94,770
                                                      -----------  -----------
Net increase in cash and cash equivalents............       3,067        3,759
Cash and cash equivalents at beginning of period.....       6,027       33,087
                                                      -----------  -----------
Cash and cash equivalents at end of period........... $     9,094  $    36,846
                                                      ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               AMERICREDIT CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   UNAUDITED

NOTE 1--BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of AmeriCredit Corp. and its wholly-owned subsidiaries ("the Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

    The consolidated financial statements as of March 31, 1999 and for the periods ended March 31, 1998 and 1999 are unaudited, but in management's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such interim periods. Certain prior year amounts have been reclassified to conform to the current period presentation. The results for interim periods are not necessarily indicative of results for a full year.

    The interim period financial statements, including the notes thereto, are condensed and do not include all disclosures required by generally accepted accounting principles. These interim period financial statements should be read in conjunction with the Company's consolidated financial statements which are included in the Company's Annual Report on Form 10-K/A for the year ended June 30, 1998.

    The Company's Board of Directors approved a two for one stock split on August 6, 1998 which was effected in the form of a 100% stock dividend for shareholders of record on September 11, 1998 and paid on September 30, 1998. In connection with the stock split, $347,000 was transferred from retained earnings to common stock representing the par value of the additional shares issued. All share data for the periods presented, except shares authorized, have been adjusted to reflect the stock split on a retroactive basis.

    The Company adopted the requirements of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), effective July 1, 1998. SFAS 130 establishes standards for reporting comprehensive income and its components in a full set of financial statements. The new standard requires that all items that are required to be recognized under accounting standards as components of comprehensive income, including an amount representing total comprehensive income, be reported in a financial statement that is displayed with the same prominence as other financial statements. Pursuant to SFAS 130, the Company has reported comprehensive income in the accompanying Consolidated Statements of Income and Comprehensive Income. All prior periods presented have been restated to conform to the requirements of SFAS 130.

NOTE 2--RESTATEMENT

    On January 14, 1999, the Company issued a press release reporting a restatement of its financial statements for the fiscal years ended June 30, 1996, 1997, and 1998 as well as for the first quarter of fiscal 1999. Interim periods in the fiscal years ended June 30, 1996, 1997 and 1998 were also restated. As required by the Financial Accounting Standards Board's ("FASB") Special Report, "A Guide to Implementation of Statement 125 on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, Second Edition," dated December 1998, and related guidance set forth in statements made by the staff of the Securities and Exchange Commission ("SEC") on December 8, 1998, the Company retroactively changed its method of measuring and accounting for credit enhancement assets to the cash-out method from the cash-in method.

    Initial deposits to restricted cash accounts and subsequent cash flows received by securitization trusts sponsored by the Company accumulate as credit enhancement assets until certain targeted levels are achieved, after which cash is distributed to the Company on an unrestricted basis. Under the cash-in method previously used by the Company, (i) the assumed discount period for measuring the present value of credit enhancement

                               AMERICREDIT CORP.

                                   UNAUDITED

assets ended when cash flows were received by the securitization trusts and
(ii) initial deposits to restricted cash accounts were recorded at face value. Under the cash-out method required by the FASB and SEC, the assumed discount period for measuring the present value of credit enhancement assets ends when cash, including return of the initial deposits, is distributed to the Company on an unrestricted basis.

    The change to the cash-out method results only in a difference in the timing of revenue recognition from a securitization and has no effect on the total cash flows of such transactions. While the total amount of revenue recognized over the term of a securitization transaction is the same under either method, the cash-out method results in (i) lower initial gains on the sale of receivables due to the longer discount period and (ii) higher subsequent servicing fee income from accretion of the additional cash-out discount.

NOTE 3--RECEIVABLES HELD FOR SALE

    Receivables held for sale consist of the following (in thousands):

                                                            June 30,  March 31,
                                                              1998      1999
                                                            --------  ---------
   Auto receivables........................................ $334,110  $400,722
   Less allowance for losses...............................  (12,756)  (10,549)
                                                            --------  --------
   Auto receivables, net...................................  321,354   390,173
   Mortgage receivables....................................   21,499    25,248
                                                            --------  --------
                                                            $342,853  $415,421
                                                            ========  ========

    The Company has established an allowance for losses with respect to auto receivables held for sale to provide for potential credit losses on such receivables prior to their sale in a securitization transaction.

    A summary of the allowance for losses is as follows (in thousands):

                                                            Nine Months Ended
                                                                March 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
   Balance at beginning of period.......................... $ 12,946  $ 12,756
   Provision for losses....................................    5,546     6,589
   Acquisition fees........................................   35,545    44,614
   Allowance related to auto receivables sold to Trusts....  (34,030)  (47,702)
   Net charge-offs.........................................   (7,528)   (5,708)
                                                            --------  --------
   Balance at end of period................................ $ 12,479  $ 10,549
                                                            ========  ========

NOTE 4--CREDIT ENHANCEMENT ASSETS

    As of June 30, 1998 and March 31, 1999, the Company was servicing $1,968.4 million and $3,152.5 million, respectively, of auto receivables which have been sold to certain special purpose financing trusts (the "Trusts"). The Company has retained an interest in these receivables in the form of credit enhancement assets.

                               AMERICREDIT CORP.

                                   UNAUDITED


    Credit enhancement assets consist of the following (in thousands):

                                                              June 30, March 31,
                                                                1998     1999
                                                              -------- ---------
   Interest-only receivables from Trusts..................... $131,694 $173,643
   Investments in Trust receivables..........................   98,857  157,201
   Restricted cash...........................................   55,758   82,809
                                                              -------- --------
                                                              $286,309 $413,653
                                                              ======== ========

    A summary of credit enhancement assets is as follows (in thousands):

                                                             Nine Months Ended
                                                                 March 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
   Balance at beginning of period........................... $161,395  $286,309
   Non-cash gain on sale of auto receivables................   64,378   107,642
   Accretion of present value discount......................   13,646    24,139
   Initial deposits to restricted cash......................   43,400    57,250
   Return of deposits from restricted cash..................            (23,000)
   Change in unrealized gain................................   (1,487)    9,895
   Distributions from Trusts................................  (27,083)  (35,182)
   Permanent impairment write-down..........................   (4,400)  (13,400)
                                                             --------  --------
   Balance at end of period................................. $249,849  $413,653
                                                             ========  ========

    A summary of the allowance for losses included as a component of the interest-only receivables is as follows (in thousands):

                                                             Nine Months Ended
                                                                 March 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
   Balance at beginning of period........................... $ 74,925  $179,359
   Assumptions for cumulative credit losses.................  116,192   204,441
   Permanent impairment write-down..........................    4,400    13,400
   Net charge-offs..........................................  (53,390)  (98,183)
                                                             --------  --------
   Balance at end of period................................. $142,127  $299,017
                                                             ========  ========

NOTE 5--WAREHOUSE CREDIT FACILITIES

    Warehouse credit facilities consist of the following (in thousands):

                                                              June 30, March 31,
                                                                1998     1999
                                                              -------- ---------
   Bank lines of credit......................................          $    603
   Commercial paper facilities............................... $140,708  233,661
   Mortgage facility.........................................   24,900   21,267
                                                              -------- --------
                                                              $165,608 $255,531
                                                              ======== ========

                               AMERICREDIT CORP.

                                   UNAUDITED


    In September 1998, the Company renewed its funding agreement with an administrative agent on behalf of an institutionally managed commercial paper conduit and a group of banks and increased the amount of structured warehouse financing available under the agreement from $245 million to $505 million. Under the funding agreement, the Company transfers auto receivables to CP Funding Corp. ("CPFC"), a special purpose finance subsidiary of the Company, and CPFC in turn issues a note, collateralized by such auto receivables, to the agent. The agent provides funding under the note to CPFC pursuant to an advance formula and CPFC forwards the funds to the Company in consideration for the transfer of auto receivables. While CPFC is a consolidated subsidiary of the Company, CPFC is a separate legal entity and the auto receivables transferred to CPFC and the other assets of CPFC are legally owned by CPFC and not available to creditors of AmeriCredit Corp. or its other subsidiaries. Advances under the note bear interest at commercial paper, London Interbank Offered Rates ("LIBOR") or prime rates plus specified fees depending upon the source of funds provided by the agent to CPFC. The funding agreement, which expires in September 1999, contains various covenants requiring certain minimum financial ratios and results. Borrowings of $233,661,000 were outstanding under this agreement as of March 31, 1999.

    In March 1999, the Company entered into a funding agreement with an administrative agent on behalf of an institutionally managed commercial paper conduit and a bank under which up to $150 million of structured warehouse financing is available. Advances under the facility bear interest at commercial paper rates plus specified fees. The funding agreement, which expires in March 2000, contains various covenants requiring certain minimum financial ratios and results. There were no outstanding balances under this agreement as of March 31, 1999.

    In March 1999, the Company renewed its revolving credit agreement with a group of banks under which the Company may borrow up to $115 million, subject to a defined borrowing base. Borrowings under the credit agreement are collateralized by certain auto receivables and bear interest, based upon the Company's option, at either the prime rate or LIBOR plus 1.25%. The credit agreement, which expires in April 2000, contains various restrictive covenants requiring certain minimum financial ratios and results and placing certain limitations on the incurrence of additional debt, capital expenditures, cash dividends and repurchase of common stock. There were no outstanding balances under the credit agreement as of March 31, 1999.

    In November 1998, the Company's Canadian subsidiary entered into a revolving credit agreement with a bank under which the Company may borrow up to
(Cdn) $20 million, subject to a defined borrowing base. Borrowings under the credit facility are collateralized by certain Canadian auto receivables and bear interest at the Canadian prime rate. The credit agreement, which expires in November 1999, contains various restrictive covenants requiring certain minimum financial ratios and results and placing certain limitations on the incurrence of additional debt, capital expenditures, cash dividends and repurchase of common stock. Borrowings of (U.S.) $603,000 were outstanding under this agreement as of March 31, 1999.

    In February 1999, the Company renewed its mortgage warehouse facility with a bank under which the Company may borrow up to $75 million, subject to a defined borrowing base. Borrowings under the facility are collateralized by certain mortgage receivables and bear interest, based upon the Company's option, at either the prime rate or LIBOR plus 1.50%. The facility expires in July 1999. Borrowings of $21,267,000 were outstanding under this agreement as of March 31, 1999.

                               AMERICREDIT CORP.

                                   UNAUDITED


NOTE 6--SUPPLEMENTAL INFORMATION

    Cash payments for interest costs and income taxes consist of the following (in thousands):

                                                             Nine Months Ended
                                                                 March 31,
                                                             ------------------
                                                               1998     1999
                                                             -------- ---------
   Interest costs (none capitalized)........................ $ 22,577 $  29,237
   Income taxes.............................................   14,520   (14,000)

    During the nine months ended March 31, 1998 and 1999, the Company entered into lease agreements for property and equipment of $3,574,000 and $8,978,000, respectively.

NOTE 7--SUBSEQUENT EVENT

    In April 1999, the Company issued $200 million of senior notes which are due in April 2006. Interest on the notes is payable semi-annually at the rate of 9.875% per annum, commencing in October 1999. The notes, which are unsecured, may be redeemed at the option of the Company after April 2003 at a premium declining to par in April 2005. The Indenture pursuant to which the notes were issued contains restrictions including limitations on the Company's ability to incur additional indebtedness other than certain secured indebtedness, pay cash dividends and repurchase common stock.

NOTE 8--GUARANTOR CONSOLIDATING FINANCIAL STATEMENTS

    The payment of principal, premium, if any, and interest on the Company's Senior Notes is guaranteed by certain of the Company's subsidiaries (the "Subsidiary Guarantors"). The separate financial statements of the Subsidiary Guarantors are not included herein because the Subsidiary Guarantors are wholly-owned consolidated subsidiaries of the Company and are jointly, severally and unconditionally liable for the obligations represented by the Senior Notes. The Company believes that the condensed consolidating financial information for the Company, the combined Subsidiary Guarantors and the combined Non-Guarantor Subsidiaries provide information that is more meaningful in understanding the financial position of the Subsidiary Guarantors than separate financial statements of the Subsidiary Guarantors. Therefore, the separate financial statements of the Subsidiary Guarantors are not deemed material.

    The following supplemental schedules present consolidating financial information for (i) AmeriCredit Corp. (on a parent only basis), (ii) the combined Subsidiary Guarantors, (iii) the combined Non-Guarantor Subsidiaries,
(iv) an elimination column for adjustments to arrive at the information for the Company and its subsidiaries on a consolidated basis and (v) the Company and its subsidiaries on a consolidated basis.

    Investments in subsidiaries are accounted for by the parent company on the equity method for purposes of the presentation set forth below. Earnings of subsidiaries are therefore reflected in the parent company's investment accounts and earnings. The principal elimination entries set forth below eliminate investments in subsidiaries and intercompany balances and transactions.

                               AMERICREDIT CORP.

                          CONSOLIDATING BALANCE SHEET
                                 March 31, 1999
                       (Unaudited, Dollars in Thousands)

                          AmeriCredit                Non-
                             Corp.    Guarantors  Guarantors  Eliminations Consolidated
                          ----------- ----------  ----------  ------------ ------------
         ASSETS
Cash and cash
  equivalents...........   $          $  30,955   $   5,891    $             $ 36,846
Receivables held for
  sale, net.............                 50,354     365,067                   415,421
Interest-only
  receivables from
  Trusts................       (661)      1,730     172,574                   173,643
Investments in Trust
  receivables...........                    564     156,637                   157,201
Restricted cash.........                    (87)     82,896                    82,809
Property and equipment,
  net...................                 34,115                                34,115
Other assets............      7,145      23,686       7,116                    37,947
Due (to) from
  affiliates............    347,248    (148,776)   (198,472)
Investment in
  affiliates............    173,331      13,921           2     (187,254)
                           --------   ---------   ---------    ---------     --------
  Total assets..........   $527,063   $   6,462   $ 591,711    $(187,254)    $937,982
                           ========   =========   =========    =========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Warehouse credit
  facilities............   $          $  21,870   $ 233,661    $             $255,531
Senior notes............    175,000                                           175,000
Other notes payable.....     12,737          22                                12,759
Accrued taxes and
  expenses..............      4,979      66,873         544                    72,396
Deferred income taxes...    (26,417)    (35,707)    123,656                    61,532
                           --------   ---------   ---------    ---------     --------
  Total liabilities.....    166,299      53,058     357,861                   577,218
                           --------   ---------   ---------    ---------     --------
Shareholders' equity:
Common stock............        708         203           3         (206)         708
Additional paid-in
  capital...............    244,194     108,485      13,921     (122,406)     244,194
Accumulated other
  comprehensive income..     13,319                  13,319      (13,319)      13,319
Retained earnings.......    125,133    (155,284)    206,607      (51,323)     125,133
                           --------   ---------   ---------    ---------     --------
                            383,354     (46,596)    233,850     (187,254)     383,354
Treasury stock..........    (22,590)                                          (22,590)
                           --------   ---------   ---------    ---------     --------
  Total shareholders'
    equity..............    360,764     (46,596)    233,850     (187,254)     360,764
                           --------   ---------   ---------    ---------     --------
  Total liabilities and
    shareholders'
    equity..............   $527,063   $   6,462   $ 591,711    $(187,254)    $937,982
                           ========   =========   =========    =========     ========

                               AMERICREDIT CORP.

                         CONSOLIDATING INCOME STATEMENT
                        Nine Months Ended March 31, 1998
                       (Unaudited, Dollars in Thousands)

                          AmeriCredit               Non-
                             Corp.    Guarantors Guarantors Eliminations Consolidated
                          ----------- ---------- ---------- ------------ ------------
Revenue:
  Finance charge
    income..............    $          $ 29,421   $10,631     $            $40,052
  Gain on sale of
    receivables.........     (5,199)      1,653    75,384                   71,838
  Servicing fee income..                 65,131     9,513      (40,255)     34,389
  Other income..........     22,335         965       627      (22,026)      1,901
  Equity in income of
    affiliates..........     36,111                            (36,111)
                            -------    --------   -------     --------     -------
                             53,247      97,170    96,155      (98,392)    148,180
                            -------    --------   -------     --------     -------
Costs and expenses:
  Operating expenses....      7,801      98,566       (10)     (40,255)     66,102
  Provision for losses..                  5,546                              5,546
  Interest expense......     10,325      17,923    12,751      (22,026)     18,973
                            -------    --------   -------     --------     -------
                             18,126     122,035    12,741      (62,281)     90,621
                            -------    --------   -------     --------     -------
Income before income
  taxes.................     35,121     (24,865)   83,414      (36,111)     57,559
Income tax provision....       (279)     (7,991)   30,429                   22,159
                            -------    --------   -------     --------     -------
Net income..............    $35,400    $(16,874)  $52,985     $(36,111)    $35,400
                            =======    ========   =======     ========     =======

                               AMERICREDIT CORP.

                         CONSOLIDATING INCOME STATEMENT
                        Nine Months Ended March 31, 1999
                       (Unaudited, Dollars in Thousands)

                          AmeriCredit               Non-
                             Corp.    Guarantors Guarantors Eliminations Consolidated
                          ----------- ---------- ---------- ------------ ------------
Revenue:
  Finance charge
    income..............    $          $ 27,503   $ 24,035   $             $ 51,538
  Gain on sale of
    receivables.........     (6,394)      3,202    119,743                  116,551
  Servicing fee income..                 80,403      7,975     (26,676)      61,702
  Other income..........     22,134       2,657        584     (22,014)       3,361
  Equity in income of
    affiliates..........     56,474                            (56,474)
                            -------    --------   --------   ---------     --------
                             72,214     113,765    152,337    (105,164)     233,152
                            -------    --------   --------   ---------     --------
Costs and expenses:
  Operating expenses....      7,513     134,886         37     (26,676)     115,760
  Provision for losses..                  2,471      4,118                    6,589
  Interest expense......     13,566      16,918     17,190     (22,014)      25,660
                            -------    --------   --------   ---------     --------
                             21,079     154,275     21,345     (48,690)     148,009
                            -------    --------   --------   ---------     --------
Income before income
  taxes.................     51,135     (40,510)   130,992     (56,474)      85,143
Income tax provision....     (1,228)    (18,654)    52,662                   32,780
                            -------    --------   --------   ---------     --------
Net income..............    $52,363    $(21,856)  $ 78,330   $ (56,474)    $ 52,363
                            =======    ========   ========   =========     ========

                               AMERICREDIT CORP.

                      CONSOLIDATING STATEMENT OF CASH FLOW
                        Nine Months Ended March 31, 1998
                       (Unaudited, Dollars in Thousands)

                          AmeriCredit                 Non-
                             Corp.    Guarantors   Guarantors   Eliminations  Consolidated
                          ----------- -----------  -----------  ------------  ------------
Cash flow from operating
  activities:
  Net income............   $ 35,400   $   (16,874) $    52,985  $   (36,111)  $    35,400
  Adjustment to
    reconcile net
    income to net cash
    provided by
    operating
    activities:
   Depreciation and
     amortization.......         35         3,049                                   3,084
   Provision for
     losses.............                    5,546                                   5,546
   Deferred income
     taxes..............    (14,830)       (8,298)      24,689                      1,561
   Non-cash servicing
     fee income.........                                (9,246)                    (9,246)
   Non-cash gain on
     sale of auto
     receivables........                               (64,378)                   (64,378)
   Distributions from
     Trusts.............                                27,083                     27,083
   Equity in income of
     affiliates.........    (36,111)                                 36,111
   Changes in assets
     and liabilities:
     Other assets.......       (953)       (2,216)      (2,993)                    (6,162)
     Accrued taxes and
       expenses.........        473        16,359        1,442                     18,274
                           --------   -----------  -----------  -----------   -----------
Net cash provided by
  operating activities..    (15,986)       (2,434)      29,582                     11,162
                           --------   -----------  -----------  -----------   -----------
Cash flows from
  investing activities:
   Purchases of auto
     receivables........               (1,162,952)  (1,356,973)   1,356,973    (1,162,952)
   Originations of
     mortgage
     receivables........                  (94,537)                                (94,537)
   Principal
     collections and
     recoveries on
     receivables........                  (23,328)      53,515                     30,187
   Net proceeds from
     sale of auto
     receivables........                1,356,973    1,102,614   (1,356,973)    1,102,614
   Net proceeds from
     sale of mortgage
     receivables........                   70,729                                  70,729
   Initial deposits to
     restricted cash....                               (43,400)                   (43,400)
   Purchases of
     property and
     equipment..........        (53)       (5,918)                                 (5,971)
   Net change in
     investment in
     affiliates.........     (9,998)       (3,921)          (2)      13,921
   Increase in other
     assets.............                                (2,490)                    (2,490)
                           --------   -----------  -----------  -----------   -----------
Net cash used by
  investing activities..    (10,051)      137,046     (246,736)      13,921      (105,820)
                           --------   -----------  -----------  -----------   -----------
Cash flows from
  financing activities:
   Net change in
     warehouse credit
     facilities.........                  (45,609)      97,592                     51,983
  Proceeds from
    issuance of senior
    notes...............     47,762                                                47,762
  Payments on other
    notes payable.......       (888)           (5)     (12,964)                   (13,857)
   Proceeds from
     issuance of common
     stock..............     11,837                     13,921      (13,921)       11,837
   Net change in due
     (to) from
     affiliates.........    (32,674)      (85,430)     118,104
                           --------   -----------  -----------  -----------   -----------
Net cash provided by
  financing activities..     26,037      (131,044)     216,653      (13,921)       97,725
                           --------   -----------  -----------  -----------   -----------
Net increase in cash and
  cash equivalents......                    3,568         (501)                     3,067
Cash and cash
  equivalents at
  beginning of period...                    3,988        2,039                      6,027
                           --------   -----------  -----------  -----------   -----------
Cash and cash
  equivalents at end of
  period................   $          $     7,556  $     1,538  $             $     9,094
                           ========   ===========  ===========  ===========   ===========

                               AMERICREDIT CORP.

                      CONSOLIDATING STATEMENT OF CASH FLOW
                        Nine Months Ended March 31, 1999
                       (Unaudited, Dollars in Thousands)

                          AmeriCredit                 Non-
                             Corp.    Guarantors   Guarantors   Eliminations  Consolidated
                          ----------- -----------  -----------  ------------  ------------
Cash flow from operating
 activities:
  Net income............    $52,363   $   (21,856) $    78,330  $   (56,474)  $    52,363
  Adjustment to
   reconcile net income
   to net cash provided
   by operating
   activities:
  Depreciation and
   amortization.........         41         6,861                                   6,902
  Provision for
   losses...............                    2,471        4,118                      6,589
  Deferred income
   taxes................       (955)      (19,070)      53,066                     33,041
  Non-cash servicing
   fee income...........                               (10,739)                   (10,739)
  Non-cash gain on sale
   of auto
   receivables..........                              (107,642)                  (107,642)
  Distributions from
   Trusts...............                                35,182                     35,182
  Equity in income of
   affiliates...........    (56,474)                                 56,474
  Changes in assets and
   liabilities:
     Other assets.......      1,766        (6,811)       2,299                     (2,746)
     Accrued taxes and
      expenses..........      7,259        12,923        5,082                     25,264
                            -------   -----------  -----------  -----------   -----------
Net cash provided by
 operating activities...      4,000      ( 25,482)      59,696                     38,214
                            -------   -----------  -----------  -----------   -----------
Cash flows from
 investing activities:
  Purchases of auto
   receivables..........               (1,983,758)  (2,121,174)   2,121,174    (1,983,758)
  Originations of
   mortgage
   receivables..........                 (203,518)                               (203,518)
  Principal collections
   and recoveries on
   receivables..........                   (6,744)      21,527                     14,783
  Net proceeds from
   sale of auto
   receivables..........                2,121,174    1,894,383   (2,121,174)    1,894,383
  Net proceeds from
   sale of mortgage
   receivables..........                  198,953                                 198,953
  Initial deposits to
   restricted cash......                               (57,250)                   (57,250)
  Return of deposits
   from restricted
   cash.................                                23,000                     23,000
  Purchase of property
   and equipment........        134        (8,565)                                 (8,431)
  Increase in other
   assets...............                   (4,094)      (3,293)                    (7,387)
                            -------   -----------  -----------  -----------   -----------
Net cash used by
 investing activities...        134       113,448     (242,807)                  (129,225)
                            -------   -----------  -----------  -----------   -----------
Cash flows from
 financing activities:
  Net change in
   warehouse credit
   facilities...........                   (3,030)      92,953                     89,923
  Payments on other
   notes payable........     (2,625)           (4)                                 (2,629)
  Proceeds from
   issuance of common
   stock................      7,327           149                                   7,476
  Net change in due
   (to) from
   affiliates...........     (8,836)      (84,283)      93,119
                            -------   -----------  -----------  -----------   -----------
Net cash provided by
 financing activities...     (4,134)      (87,168)     186,072                     94,770
                            -------   -----------  -----------  -----------   -----------
Net increase in cash and
 cash equivalents.......                      798        2,961                      3,759
Cash and cash
 equivalents at
 beginning of period....                   30,157        2,930                     33,087
                            -------   -----------  -----------  -----------   -----------
Cash and cash
 equivalents at end of
 period.................    $         $    30,955  $     5,891  $             $    36,846
                            =======   ===========  ===========  ===========   ===========

                      CONSOLIDATING FINANCIAL INFORMATION

    The payment of principal, premium, if any, and interest on the Company's 9 1/4% Senior Notes is guaranteed by certain of the Company's subsidiaries (the "Subsidiary Guarantors"). The separate financial statements of the Subsidiary Guarantors are not included herein because the Subsidiary Guarantors are wholly-owned consolidated subsidiaries of the Company and are jointly, severally and unconditionally liable for the obligations represented by the 9 1/4% Senior Notes. The Company believes that the condensed consolidating financial information for the Company, the combined Subsidiary Guarantors and the combined Non-Guarantor Subsidiaries provide information that is more meaningful in understanding the financial position of the Subsidiary Guarantors than separate financial statements of the Subsidiary Guarantors. Therefore, the separate financial statements of the Subsidiary Guarantors are not deemed material.

    The following supplementary information presents consolidating financial data for (i) the Company (on a parent only basis), (ii) the combined Subsidiary Guarantors, (iii) the combined Non-Guarantor Subsidiaries, (iv) an elimination column for adjustments to arrive at the information for the Company and its subsidiaries on a consolidated basis and (v) the Company and its subsidiaries on a consolidated basis as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998.

    Investments in subsidiaries are accounted for by the parent company on the equity method for purposes of the presentation set forth below. Earnings of subsidiaries are therefore reflected in the parent company's investment accounts and earnings. The principal elimination entries set forth below eliminate investments in subsidiaries and intercompany balances and transactions.

         REPORT OF INDEPENDENT ACCOUNTANTS ON SUPPLEMENTARY INFORMATION

Board of Directors and Shareholders
AmeriCredit Corp.

    Our report on the audits of the consolidated financial statements of AmeriCredit Corp. as of June 30, 1998 and 1997 and for the three years ended June 30, 1998, 1997 and 1996 is included on page F-2. These audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information appearing on pages F-37 to F-44 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such supplementary information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, when considered in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP

Fort Worth, Texas
August 4, 1998, except as to Note 14 and Note 2 to the consolidated financial statements for which the dates are September 30, 1998 and January 14, 1999, respectively.

                               AMERICREDIT CORP.

                           SUPPLEMENTARY INFORMATION
                          CONSOLIDATING BALANCE SHEET
                                 June 30, 1997
                             (Dollars in Thousands)

                         AmeriCredit                Non-
                            Corp.    Guarantors  Guarantors Eliminations Consolidated
                         ----------- ----------  ---------- ------------ ------------
         ASSETS
Cash and cash
  equivalents...........             $   3,988    $  2,039                 $  6,027
Receivables held for
  sale, net.............               240,912      25,745                  266,657
Interest-only
  receivables from
  Trusts................  $   (777)      4,136      50,106                   53,465
Investments in Trust
  receivables...........                 7,432      43,356                   50,788
Restricted cash.........                            57,142                   57,142
Property and equipment,
  net...................       136      13,748                               13,884
Other assets............    10,947      12,564       4,019                   27,530
Due (to) from
  affiliates............   277,369    (197,957)    (79,412)
Investment in
  affiliates............    47,567                            $(47,567)
                          --------   ---------    --------    --------     --------
     Total assets.......  $335,242   $  84,823    $102,995    $(47,567)    $475,493
                          ========   =========    ========    ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Warehouse credit
  facilities............             $  72,045                             $ 72,045
Senior notes............  $125,000                                          125,000
Other notes payable.....     3,484          33    $ 23,689                   27,206
Accrued taxes and
  expenses..............     8,088      27,987      (1,217)                  34,858
Deferred income taxes...    (9,591)     (4,811)     22,525                    8,123
                          --------   ---------    --------    --------     --------
     Total liabilities..   126,981      95,254      44,997                  267,232
                          --------   ---------    --------    --------     --------
Shareholders' equity:
Common stock............       667         203           3    $   (206)         667
Additional paid-in
  capital...............   203,531      98,336                 (98,336)     203,531
Unrealized gain on
  credit enhancement
  assets................     4,355                   4,355      (4,355)       4,355
Retained earnings.......    23,469    (108,970)     53,640      55,330       23,469
                          --------   ---------    --------    --------     --------
                           232,022     (10,431)     57,998     (47,567)     232,022
Treasury stock..........   (23,761)                                         (23,761)
                          --------   ---------    --------    --------     --------
  Total shareholders'
    equity..............   208,261     (10,431)     57,998     (47,567)     208,261
                          --------   ---------    --------    --------     --------
  Total liabilities and
    shareholders'
    equity..............  $335,242   $  84,823    $102,995    $(47,567)    $475,493
                          ========   =========    ========    ========     ========

                               AMERICREDIT CORP.

                           SUPPLEMENTARY INFORMATION
                          CONSOLIDATING BALANCE SHEET

                                 June 30, 1998
                             (Dollars in Thousands)

                            AmeriCredit                  Non-
                               Corp.      Guarantors  Guarantors  Eliminations Consolidated
                            ------------------------  ----------  ------------ ------------
          ASSETS
Cash and cash
  equivalents.............                $  30,157   $   2,930                  $ 33,087
Receivables held for sale,
  net.....................                  178,219     164,634                   342,853
Interest-only receivables
  from Trusts.............   $   (2,151)      3,623     130,222                   131,694
Investments in Trust
  receivables.............                    2,109      96,748                    98,857
Restricted cash...........                               55,758                    55,758
Property and equipment,
  net.....................          175      23,210                                23,385
Other assets..............        8,911      13,003       6,123                    28,037
Due (to) from affiliates..      330,924    (226,892)   (104,032)
Investment in affiliates..      110,623      13,921           2    $(124,546)
                             ----------   ---------   ---------    ---------     --------
  Total assets............   $  448,482   $  37,350   $ 352,385    $(124,546)    $713,671
                             ==========   =========   =========    =========     ========
 LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Warehouse credit
  facilities..............                $  24,900   $ 140,708    $             $165,608
Senior notes..............   $  175,000                                           175,000
Other notes payable.......        6,384          26                                 6,410
Accrued taxes and
  expenses................       (2,280)     53,950      (4,538)                   47,132
Deferred income taxes.....      (18,470)    (16,637)     66,780                    31,673
                             ----------   ---------   ---------    ---------     --------
  Total liabilities.......      160,634      62,239     202,950                   425,823
                             ----------   ---------   ---------    ---------     --------
Shareholders' equity:
Common stock..............          693         203           3         (206)         693
Additional paid-in
  capital.................      230,269     108,336      13,921     (122,257)     230,269
Unrealized gain on credit
  enhancement assets......        7,234                   7,234       (7,234)       7,234
Retained earnings.........       72,770    (133,428)    128,277        5,151       72,770
                             ----------   ---------   ---------    ---------     --------
                                310,966     (24,889)    149,435     (124,546)     310,966
Treasury stock............      (23,118)                                          (23,118)
                             ----------   ---------   ---------    ---------     --------
  Total shareholders'
    equity................      287,848     (24,889)    149,435     (124,546)     287,848
                             ----------   ---------   ---------    ---------     --------
  Total liabilities and
    shareholders' equity..   $  448,482   $  37,350   $ 352,385    $(124,546)    $713,671
                             ==========   =========   =========    =========     ========

                               AMERICREDIT CORP.

                           SUPPLEMENTARY INFORMATION
                       CONSOLIDATING STATEMENT OF INCOME
                            Year Ended June 30, 1996
                             (Dollars in Thousands)

                          AmeriCredit               Non-
                             Corp.    Guarantors Guarantors Eliminations Consolidated
                          ----------- ---------- ---------- ------------ ------------
Revenue:
  Finance charge
    income..............               $32,050    $19,656                  $51,706
  Gain on sale of
    receivables.........                11,459      9,946                   21,405
  Servicing fee income..                26,398        161     $(22,667)      3,892
  Other income..........    $11,499      1,780        653      (11,300)      2,632
  Equity in income of
    affiliates..........     24,571                            (24,571)
                            -------    -------    -------     --------     -------
                             36,070     71,687     30,416      (58,538)     79,635
                            -------    -------    -------     --------     -------
Costs and expenses:
  Operating expenses....      3,700     41,359      3,289      (22,667)     25,681
  Provision for losses..                 7,912                               7,912
  Interest expense......        371     15,212      8,846      (11,300)     13,129
                            -------    -------    -------     --------     -------
                              4,071     64,483     12,135      (33,967)     46,722
                            -------    -------    -------     --------     -------
Income before income
  taxes.................     31,999      7,204     18,281      (24,571)     32,913
Income tax provision....     11,234        914                              12,148
                            -------    -------    -------     --------     -------
Net income..............    $20,765    $ 6,290    $18,281     $(24,571)    $20,765
                            =======    =======    =======     ========     =======

                               AMERICREDIT CORP.

                           SUPPLEMENTARY INFORMATION
                       CONSOLIDATING STATEMENT OF INCOME
                            Year Ended June 30, 1997
                             (Dollars in Thousands)

                          AmeriCredit               Non-
                             Corp.    Guarantors Guarantors Eliminations Consolidated
                          ----------- ---------- ---------- ------------ ------------
Revenue:
  Finance charge
    income..............               $ 36,633   $ 8,277                  $ 44,910
  Gain on sale of
    receivables.........    $  (855)      2,939    50,239                    52,323
  Servicing fee income..                 56,343     6,230     $(39,081)      23,492
  Other income..........     18,348       1,280       914      (17,911)       2,631
  Equity in income of
    affiliates..........     24,119                            (24,119)
                            -------    --------   -------     --------     --------
                             41,612      97,195    65,660      (81,111)     123,356
                            -------    --------   -------     --------     --------
Costs and expenses:
  Operating expenses....      5,282      83,997     1,717      (39,081)      51,915
  Provision for
    losses..............                  6,595                               6,595
  Interest expense......      5,116      17,202    11,905      (17,911)      16,312
                            -------    --------   -------     --------     --------
                             10,398     107,794    13,622      (56,992)      74,822
                            -------    --------   -------     --------     --------
Income before income
  taxes.................     31,214     (10,599)   52,038      (24,119)      48,534
Income tax provision....      1,365      (2,481)   19,801                    18,685
                            -------    --------   -------     --------     --------
Net income..............    $29,849    $ (8,118)  $32,237     $(24,119)    $ 29,849
                            =======    ========   =======     ========     ========

                               AMERICREDIT CORP.

                           SUPPLEMENTARY INFORMATION
                       CONSOLIDATING STATEMENT OF INCOME
                            Year Ended June 30, 1998
                             (Dollars in Thousands)

                          AmeriCredit               Non-
                             Corp.    Guarantors Guarantors Eliminations Consolidated
                          ----------- ---------- ---------- ------------ ------------
Revenue:
  Finance charge
    income..............               $ 39,114   $ 16,723                 $ 55,837
  Gain on sale of
    receivables.........    $(6,729)      1,350    108,573                  103,194
  Servicing fee income..                 91,682      9,822    $(53,594)      47,910
  Other income..........     31,029       1,268        741     (30,643)       2,395
  Equity in income of
    affiliates..........     50,179                            (50,179)
                            -------    --------   --------    --------     --------
                             74,479     133,414    135,859     134,416      209,336
                            -------    --------   --------    --------     --------
Costs and expenses:
  Operating expenses....     10,800     137,273          5     (53,594)      94,484
  Provision for losses..                  7,555                               7,555
  Interest expense......     14,776      24,192     18,810     (30,643)      27,135
                            -------    --------   --------    --------     --------
                             25,576     169,020     18,815     (84,237)     129,174
                            -------    --------   --------    --------     --------
Income before income
  taxes.................     48,903     (35,606)   117,044     (50,179)      80,162
Income tax provision....       (398)    (11,148)    42,407                   30,861
                            -------    --------   --------    --------     --------
Net income..............    $49,301    $(24,458)  $ 74,637    $(50,179)    $ 49,301
                            =======    ========   ========    ========     ========

                               AMERICREDIT CORP.

                           SUPPLEMENTARY INFORMATION
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                            Year Ended June 30, 1996
                             (Dollars in Thousands)

                         AmeriCredit                Non-
                            Corp.    Guarantors  Guarantors  Eliminations Consolidated
                         ----------- ----------  ----------  ------------ ------------
Cash flows from
  operating activities
  Net income............  $ 20,765   $   6,290   $  18,281    $ (24,571)   $  20,765
  Adjustments to
    reconcile net
    income to net cash
    provided by
    operating
    activities:
  Depreciation and
    amortization........        49       1,479                                 1,528
  Provision for
    losses..............                 7,912                                 7,912
  Deferred income
    taxes...............    13,596      (2,432)                               11,164
  Non-cash servicing
    fee income..........                            (1,079)                   (1,079)
  Non-cash gain on sale
    of auto
    receivables.........                 1,014     (16,431)                  (15,417)
  Distributions from
    Trusts..............                             1,235                     1,235
  Equity in income of
    affiliates..........   (24,571)                              24,571
Changes in assets and
  liabilities
     Other assets.......       362      (1,857)        511                      (984)
     Accrued taxes and
       expenses.........     1,273       8,606        (473)                    9,406
                          --------   ---------   ---------    ---------    ---------
     Net cash provided
       by operating
       activities.......    11,474      21,012       2,044                    34,530
                          --------   ---------   ---------    ---------    ---------
Cash flows from
  investing activities
  Purchases of auto
    receivables.........              (417,235)   (115,646)     115,646     (417,235)
  Principal collections
    and recoveries on
    receivables.........                37,894      57,054                    94,948
  Net proceeds from
    sale of auto
    receivables.........               262,243     115,646     (115,646)     262,243
  Initial deposits to
    restricted cash.....                            (2,939)                   (2,939)
  Purchases of property
    and equipment.......     2,536      (5,698)                               (3,162)
  Decrease in other
    assets..............     3,707                    (311)                    3,396
  Net change in
    investment in
    affiliates..........    (2,746)      2,743           3
                          --------   ---------   ---------    ---------    ---------
  Net cash used by
    investment
    activities..........     3,497    (120,053)     53,807                   (62,749)
                          --------   ---------   ---------    ---------    ---------
Cash flows from
  financing activities
  Net change in
    warehouse credit
    facilities..........                86,000                                86,000
  Payments on other
    notes payable.......      (298)                (66,673)                  (66,971)
  Proceeds from
    issuance of common
    stock...............     3,731                                             3,731
  Purchase of treasury
    stock...............   (10,710)                                          (10,710)
  Net change in due
    (to) from
    affiliates..........   (29,794)     19,348      10,446
                          --------   ---------   ---------    ---------    ---------
  Net cash provided by
    financing
    activities..........   (37,071)    105,348     (56,227)                   12,050
                          --------   ---------   ---------    ---------    ---------
  Net increase
    (decrease) in cash
    and cash
    equivalents.........   (22,100)      6,307        (376)                  (16,169)
  Cash and cash
    equivalents at
    beginning of year...    17,187      (6,394)      7,521                    18,314
                          --------   ---------   ---------    ---------    ---------
  Cash and cash
    equivalents at end
    of year.............  $ (4,913)  $     (87)  $   7,145    $            $   2,145
                          ========   =========   =========    =========    =========

                               AMERICREDIT CORP.

                           SUPPLEMENTARY INFORMATION
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                            Year Ended June 30, 1997
                             (Dollars in Thousands)

                          AmeriCredit                Non-
                             Corp.    Guarantors  Guarantors  Eliminations Consolidated
                          ----------- ----------  ----------  ------------ ------------
Cash flows from
  operating activities
  Net income............   $  29,849  $  (8,118)  $  32,237    $ (24,119)   $  29,849
  Adjustments to
    reconcile net
    income to net cash
    provided by
    operating
    activities:
  Depreciation and
    amortization........          28      2,175                                 2,203
  Provision for
    losses..............                  6,595                                 6,595
  Deferred income
    taxes...............         135     (1,048)     19,799                    18,886
  Non-cash servicing
    fee income..........                             (7,991)                   (7,991)
     Non-cash gain on
       sale of auto
       receivables......                (52,534)                              (52,534)
  Distributions from
    Trusts..............                             19,347                    19,347
  Equity in income of
    affiliates..........     (24,119)                             24,119
  Changes in assets and
    liabilities
     Other assets.......         917     (3,083)       (175)                   (2,341)
     Accrued taxes and
       expenses.........       4,835     18,278      (1,124)                   21,989
                           ---------  ---------   ---------    ---------    ---------
Net cash provided by
  operating activities..      11,645    (37,735)     62,093                    36,003
                           ---------  ---------   ---------    ---------    ---------
Cash flows from
  investing activities
  Purchases of auto
    receivables.........               (896,711)   (814,107)     814,107     (896,711)
  Originations of
    mortgage
    receivables.........                (53,770)                              (53,770)
  Principal collections
    and recoveries on
    receivables.........                 22,672      41,717                    64,389
  Net proceeds from
    sale of auto
    receivables.........                814,107     814,107     (814,107)     814,107
  Net proceeds from
    sale of mortgage
    receivables.........                 52,489                                52,489
  Initial deposits to
    restricted cash.....                            (71,400)                  (71,400)
  Decrease in other
    assets..............          58                  2,402                     2,460
  Purchases of property
    and equipment.......         (81)    (4,430)                               (4,511)
  Net change in
    investment in
    affiliates..........      25,605    (22,981)     (2,624)
                           ---------  ---------   ---------    ---------    ---------
  Net cash used by
    investment
    activities..........      25,582    (88,624)    (29,905)                  (92,947)
                           ---------  ---------   ---------    ---------    ---------
Cash flows from
  financing activities
  Net change in
    warehouse credit
    facilities..........                (17,264)                              (17,264)
  Proceeds from
    issuance of senior
    notes...............     120,894                                          120,894
  Payments on other
    notes payable.......        (552)               (44,158)                  (44,710)
  Purchase of treasury
    stock...............      (4,387)                                          (4,387)
  Proceeds from
    issuance of common
    stock...............       6,293                                            6,293
  Net change in due
    (to) from
    affiliates..........    (154,562)   147,698       6,864
                           ---------  ---------   ---------    ---------    ---------
  Net cash provided by
    financing
    activities..........     (32,314)   130,434     (37,294)                   60,826
                           ---------  ---------   ---------    ---------    ---------
Net increase (decrease)
  in cash and cash
  equivalents...........       4,913      4,075      (5,106)                    3,882
Cash and cash
  equivalents at
  beginning of year.....      (4,913)       (87)      7,145                     2,145
                           ---------  ---------   ---------    ---------    ---------
Cash and cash
  equivalents at end of
  year..................   $          $   3,988   $   2,039    $            $   6,027
                           =========  =========   =========    =========    =========

                               AMERICREDIT CORP.

                           SUPPLEMENTARY INFORMATION
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                            Year Ended June 30, 1998
                             (Dollars in Thousands)

                          AmeriCredit                 Non-
                             Corp.    Guarantors   Guarantors   Eliminations  Consolidated
                          ----------- -----------  -----------  ------------  ------------
Cash flows from
 operating activities
  Net income............   $ 49,301   $   (24,458) $    74,637  $   (50,179)  $    49,301
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities:
  Depreciation and
   amortization.........         50         4,448                                   4,498
  Provision for losses..                    7,555                                   7,555
  Deferred income
   taxes................        390       (11,826)      42,410                     30,974
  Non-cash servicing fee
   income...............                               (10,867)                   (10,867)
  Non-cash gain on sale
   of auto receivables..                               (96,405)                   (96,405)
  Distributions from
   Trusts...............                                43,807                     43,807
  Equity in income of
   affiliates...........    (50,179)                                 50,179
  Changes in assets and
   liabilities
  Other assets..........       (420)         (739)      (2,165)                    (3,324)
  Accrued taxes and
   expenses.............    (10,368)       25,963       (3,321)                    12,274
                           --------   -----------  -----------  -----------   -----------
Net cash provided by
 operating activities...    (11,226)          943       48,096                     37,813
                           --------   -----------  -----------  -----------   -----------
Cash flows from
 investing activities
  Purchases of auto
   receivables..........               (1,717,006)  (1,777,748)   1,777,748    (1,717,006)
  Originations of
   mortgage
   receivables..........                 (137,169)                               (137,169)
  Principal collections
   and recoveries on
   receivables..........                   11,984        6,400                     18,384
  Net proceeds from sale
   of auto receivables..                1,777,748    1,632,357   (1,777,748)    1,632,357
  Net proceeds from sale
   of mortgage
   receivables..........                  119,683                                 119,683
  Initial deposits to
   restricted cash......                               (56,725)                   (56,725)
  Purchases of property
   and equipment........         11        (9,467)                                 (9,456)
  Decrease in other
   assets...............      5,000                         64                      5,064
  Net change in
   investment in
   affiliates...........     (9,998)       (3,921)          (2)      13,921
                           --------   -----------  -----------  -----------   -----------
  Net cash used by
   investment
   activities...........     (4,987)       41,852     (195,654)      13,921      (144,868)
                           --------   -----------  -----------  -----------   -----------
Cash flows from
 financing activities
  Net change in
   warehouse credit
   facilities...........                  (47,145)     140,708                     93,563
  Proceeds from issuance
   of senior notes......     47,762                                                47,762
  Payments on other
   notes payable........     (1,346)           (7)     (23,689)                   (25,042)
  Proceeds from issuance
   of common stock......     17,832                     13,921      (13,921)       17,832
  Net change in due (to)
   from affiliates......    (48,035)       30,526       17,509
                           --------   -----------  -----------  -----------   -----------
  Net cash provided by
   financing
   activities...........     16,213       (16,626)     148,449      (13,921)      134,115
                           --------   -----------  -----------  -----------   -----------
Net increase (decrease)
 in cash and cash
 equivalents............                   26,169          891                     27,060
Cash and cash
 equivalents at
 beginning of year......                    3,988        2,039                      6,027
                           --------   -----------  -----------  -----------   -----------
Cash and cash
 equivalents at end of
 year...................   $          $    30,157  $     2,930  $             $    33,087
                           ========   ===========  ===========  ===========   ===========

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                SUBJECT TO COMPLETION, DATED JULY 27, 1999


                    [LOGO OF AMERICREDIT CORP. APPEARS HERE]

                                8,000,000 Shares
                                  Common Stock

   AmeriCredit Corp. is offering 8,000,000 shares of its common stock to be sold in the offering. AmeriCredit's common stock is quoted on the New York Stock Exchange under the symbol "ACF." The last reported sale price of the common stock on the New York Stock Exchange on July 15, 1999 was $16.00 per share.

                                ---------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 9.

                                ---------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds to AmeriCredit.........................................   $       $

                                ---------------

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   AmeriCredit has granted the underwriters a 30-day option to purchase up to an additional 1,200,000 of common stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock against
payment in New York on      , 1999.

                                ---------------

BancBoston Robertson Stephens International Limited

                    Salomon Smith Barney International

                                                      U.S. Bancorp Piper Jaffray

                  The date of this prospectus is       , 1999.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Salomon Smith Barney Inc. and U.S. Bancorp Piper Jaffray Inc., have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

   U.S. Underwriters                                              Number of Shares
   -----------------                                              ----------------
   BancBoston Robertson Stephens Inc............................
   Salomon Smith Barney Inc.....................................
   U.S. Bancorp Piper Jaffray Inc...............................
   International Underwriters
   --------------------------
   BancBoston Robertson Stephens International Limited..........
   Salomon Brothers International Limited.......................
   U.S. Bancorp Piper Jaffray Inc. .............................
                                                                     ---------
     Total......................................................     8,000,000
                                                                     =========

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain securities dealers at such
price less a discount not in excess of $   per share. Those securities dealers
may resell any shares purchased from the underwriters to other brokers or
dealers at the public offering price less a discount not in excess of $   per
share. If all of the shares are not sold at the initial offering price, the representatives may change the offering price and other selling terms. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Option to Purchase Additional Shares. We have granted the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 1,200,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered in this prospectus. If purchased, such additional shares will be sold by the underwriters on the same terms as those in which the shares of common stock offered in this prospectus are being sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If such option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to
us will be $  , $   and $  , respectively.

    The following table summarizes the compensation we will pay the underwriters, assuming both no exercise and full exercise of the underwriters' over-allotment option:

                                                                  Total
                                                           -------------------
                                                            Without    With
                                                      Per    Over-     Over-
                                                     Share allotment allotment
                                                     ----- --------- ---------
Underwriting discounts and commissions payable by
  us................................................

    We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be
approximately $   .

    Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    Lock-up Agreements. Pursuant to the terms of lock-up agreements, each of our executive officers and directors have agreed with the representatives of the underwriters, for a period of 90 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no existing agreements between the representatives of the underwriters and any of our shareholders providing consent to the sale of shares prior to the expiration of the 90-day-lock-up period.

    Future Sales. In addition, we have agreed that we will not, until 90 days after the date of this prospectus, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, (1) consent to the disposition of any shares held by shareholders subject to agreements not to sell shares prior to the expiration of the 90-day period or (2) issue, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of shares of common stock upon the exercise of outstanding options and warrants and the granting of options to purchase shares under existing stock option and incentive plans, provided that, with respect to executive officers, such options do not vest prior to the expiration of the 90-day period.

    Stabilization. The representatives of the underwriters have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares of common stock. A "syndicate covering transaction" is the bid for or the purchase of the shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the shares of common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The legality of the common stock offered hereby will be passed upon for the Company by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas. Certain legal matters in connection with the common stock will be passed upon for the underwriters by Sidley & Austin, New York, New York.

                                    EXPERTS

    The consolidated balance sheets as of June 30, 1997 and 1998 and the consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1998 included in this Registration Statement have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in accounting and auditing.

[LOGO OF AMERICREDIT CORP. APPEARS HERE]

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The fees and expenses incurred by the registrant in connection with the offering are payable by the registrant and, other than registration, filing and listing fees, are estimated as follows:

   Securities and Exchange Commission registration fee................ $ 40,267
   NASD filing fee.................................................... $ 14,393
   New York Stock Exchange fee for listing of additional shares....... $
   Legal fees and expenses............................................ $
   Accounting fees.................................................... $
   Printing costs..................................................... $
   Transfer agent and custodian fees.................................. $
   Miscellaneous...................................................... $
                                                                       --------
     Total............................................................ $      *
                                                                       ========

--------
*To be filed by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    (a) The Articles of Incorporation, as amended to date (the "Articles of Incorporation"), of AmeriCredit Corp. (the "Company"), together with its Bylaws, provide that the Company shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Texas permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgements, fines, settlements and reasonable expenses under certain circumstances.

    (b) The Company has also adopted provisions in its Articles of Incorporation that limit the liability of its directors to the fullest extent permitted by the laws of the State of Texas. Under the Company's Articles of Incorporation, and as permitted by the laws of the State of Texas, a director is not liable to the Company or its shareholders for breach of fiduciary duty. Such limitation does not affect liability for: (i) a breach of the director's duty of loyalty to the Company or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken with the scope of the directors office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

ITEM 16. EXHIBITS

    (a) Exhibits.

Exhibit No.                                          Description
-----------                                          -----------
 1.1(1)      --Underwriting Agreement
 4.1(2)      --Specimen stock certificate evidencing the common stock (Exhibit 4.1)
 4.2(3)      --Rights Agreement, dated August 28, 1997, between the Company and ChaseMellon
               Shareholder Services, L.L.C. (Exhibit 1)
 5.1(4)      --Opinion of Jenkens & Gilchrist, a Professional Corporation
23.1(5)      --Consent of PricewaterhouseCoopers LLP
23.2(4)      --Consent of Jenkens & Gilchrist, a Professional Corporation (included in its opinion filed in Exhibit 5.1)
24.1(5)      --Power of Attorney (included on signature page hereto)

--------
(1) To be filed by amendment.
(2) Incorporated by reference to the exhibit shown in parenthesis included in the Company's Annual Report on Form 10-K for the year ended June 30, 1991, filed by the Company with the Securities and Exchange Commission.
(3) Incorporated by reference to the exhibit shown in parenthesis included in the Company's Current Report on Form 8-K, dated August 28, 1997, filed by the Company with the Securities and Exchange Commission.
(4) Filed herewith.

(5) Previously filed.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registrations statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registrations statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas on July 26, 1999.

                                          Americredit Corp.

                                             /s/ Clifton H. Morris, Jr.*
                                          By: _________________________________
                                                   Clifton H. Morris, Jr.
                                              Chairman of the Board and Chief
                                                     Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 1 to registration statement has been signed by the following persons in their capacities and on the dates indicated.

              Signature                            Title                     Date
              ---------                            -----                     ----

     /s/ Clifton H. Morris, Jr.*       Chairman of the Board and         July 26, 1999
______________________________________  Chief Executive Officer
        Clifton H. Morris, Jr.          (Principal Executive Officer)

      /s/ Michael R. Barrington*       Vice Chairman of the Board,       July 26, 1999
______________________________________  Chief Operating Officer and
        Michael R. Barrington           President

         /s/ Daniel E. Berce           Vice Chairman of the Board and    July 26, 1999
______________________________________  Chief Financial Officer
           Daniel E. Berce              (Principal Financial and
                                        Accounting Officer)

        /s/ Edward H. Esstman*         President of AmeriCredit          July 26, 1999
______________________________________  Financial Services, Inc.,
          Edward H. Esstman             Executive Vice President-Auto
                                        Finance Division and Director

            /s/ A.R. Dike*             Director                          July 26, 1999
______________________________________
              A.R. Dike

______________________________________ Director                               , 1999
            James H. Greer

       /s/ Douglas K. Higgins*         Director                          July 26, 1999
______________________________________
          Douglas K. Higgins

      /s/ Kenneth H. Jones, Jr.*       Director                          July 26, 1999
______________________________________
        Kenneth H. Jones, Jr.

            *

*By: _______________________

    Daniel E. Berce, Agent
   and Attorney-in-Fact